                           SCHEDULE 14(A) INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

     Filed by the Registrant [X]

     Filed by a Party other than the Registrant [ ]

     Check the appropriate box:

     [ ] Preliminary Proxy Statement        [ ] Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))

     [X] Definitive Proxy Statement

     [X] Definitive Additional Materials

     [ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12
                               CASINO MAGIC CORP.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)
                                   Management
--------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):

     [ ] $125 per Exchange Act Rules 0-11(c)(l)(ii), 14a-6(i)(l), 14a-6(i)(2) or
Item 22(a)(2) of Schedule 14A.

     [ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

     [X] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies:
                         Common Stock, $0.01 par value
--------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transactions applies:
                               35,722,124 shares
--------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
                                     $2.27
--------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:
                                  $81,089,221
--------------------------------------------------------------------------------

     (5) Total fee paid:
                                    $16,218
--------------------------------------------------------------------------------

     [X] Fee paid previously with preliminary materials.

--------------------------------------------------------------------------------

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1)  Amount Previously paid:
                                      N/A
--------------------------------------------------------------------------------

     (2) Form, Schedule or Registration Statement No.:
                                      N/A
--------------------------------------------------------------------------------

     (3) Filing Party:
                                      N/A
--------------------------------------------------------------------------------

     (4) Date Filed:
                                      N/A
--------------------------------------------------------------------------------

                            CASINO MAGIC CORP. LOGO

Dear Casino Magic Shareholders:

     The Board of Directors of Casino Magic Corp. ("Casino Magic") has approved a merger which, if completed, will result in Casino Magic becoming a wholly owned subsidiary of Hollywood Park, Inc., and you receiving a cash payment of $2.27 for each of your shares of Casino Magic common stock, unless you exercise your rights to dissent from approving the merger. There are a number of conditions which must be satisfied before the merger may be completed. The conditions include the approval of the merger by holders of a majority of the outstanding Casino Magic shares. As a Casino Magic shareholder, YOUR VOTE IS VERY IMPORTANT.

     A meeting of the Casino Magic shareholders to consider and vote on approving the merger and to elect directors will be held at the following date, time and place:

                       September 9, 1998
                       2:30 p.m.
                       9th Floor Casino Magic Hotel
                       195 East Beach Blvd.
                       Biloxi, Mississippi 39520

     Whether or not you plan to attend the meeting, please take the time to review the notice of the meeting and proxy statement which accompany this letter and return your completed proxy indicating how you want your shares voted at the meeting. If you sign and return your proxy without indicating how you wish your shares voted at the meeting, your shares will be voted for the re-election of the current directors, and will be voted for approval of the merger unless you have provided notice of your intention to exercise your right to dissent from approving the merger prior to the vote on that matter under the process discussed in the proxy statement under "Rights of Dissenting Shareholders". In the latter case, your proxy will abstain from voting your shares as to the merger. An abstention on the issue of the merger will have the same effect as a vote against the merger.

     The proxy statement provides you with detailed information about the proposed merger and the reasons your Board of Directors has determined to submit it for your approval. On behalf of the Board of Directors, I encourage you to read the entire proxy statement carefully before you decide how to vote your shares.

                                          Very truly yours,

                                          Marlin F. Torguson
                                          Marlin F. Torguson
                                          Chairman of the Board

                            CASINO MAGIC CORP. LOGO

                               CASINO MAGIC CORP.

                  NOTICE OF ANNUAL MEETING OF THE SHAREHOLDERS

                        TO BE HELD ON SEPTEMBER 9, 1998

     Notice is hereby furnished to the shareholders of record of Casino Magic Corp., a Minnesota corporation, (the "Company") as of the close of business on July 24, 1998, of the annual meeting of the shareholders (the "Meeting") thereof, to be held on September 9, 1998, at 2:30 p.m. on the 9th floor of the Casino Magic Hotel, located at 195 East Beach Boulevard, Biloxi, Mississippi, for the following purposes:

     1. To consider and vote upon a proposal to approve an Agreement dated February 19, 1998, among the Company, Hollywood Park, Inc., a Delaware corporation, and HP Acquisition II, Inc., a Minnesota corporation and a wholly owned subsidiary of Hollywood Park, Inc. and the related Plan of Merger pursuant to which the Company and HP Acquisition II, Inc. would merge, and each outstanding share of common stock of the Company would be converted into the right to receive $2.27 in cash;

     2.    To elect a Board of Directors; and

     3. To transact such other business as may properly come before the meeting, or any adjournment thereof.

     Only shareholders of record as of the close of business on July 24, 1998, or their legal representatives, are entitled to notice of and to vote at the Meeting or any adjournment thereof. Each shareholder is entitled to one vote per share of common stock on all matters to be voted on at the Meeting.

     A form of proxy, Proxy Statement, Annual Report of the Company for 1997 and Quarterly Report of the Company on Form 10Q for the quarter ended June 30, 1998 are enclosed herewith. You are requested to complete and sign the form of proxy, which is being solicited by the Board of Directors and management of the Company, and to return it in the envelope provided.

August 6, 1998
By Order of the Board of Directors

Marlin F. Torguson
Marlin F. Torguson
Chairman of the Board

                                PROXY STATEMENT
                                       OF
                               CASINO MAGIC CORP.

                             711 CASINO MAGIC DRIVE
                       BAY SAINT LOUIS, MISSISSIPPI 39520

       FOR ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON SEPTEMBER 9, 1998

     This Proxy Statement is furnished to the shareholders of record as of the close of business on July 24, 1998, of Casino Magic Corp., a Minnesota corporation (the "Company"), in connection with the annual meeting of the shareholders thereof (the "Meeting"), to be held on September 9, 1998 at 2:30 p.m. on the 9th floor of the Casino Magic Hotel located at 195 East Beach Boulevard, Biloxi, Mississippi.

     The accompanying form of proxy shall confer upon the appointees named therein, acting on behalf of the Company's management, authority to vote the shares represented as follows:

          1. For or against approval of an Agreement dated February 19, 1998 (the "Merger Agreement") among the Company, Hollywood Park, Inc. ("Hollywood Park"), a Delaware corporation, and HP Acquisition II, Inc. ("HP Acquisition"), a Minnesota corporation and wholly owned subsidiary of Hollywood Park, and the related Plan of Merger (the "Plan of Merger"), pursuant to which the Company would merge with HP Acquisition and each outstanding share of common stock of the Company will be converted into the right to receive $2.27 in cash;

          2. For the election of persons to serve as members of the Board of Directors to direct the affairs of the Company until the next annual meeting of the Company's shareholders to be held in 1999; and

          3. At their discretion, with regard to matters of which the Company's management is not presently aware or cannot anticipate, but which may be properly presented at the Meeting.

     THE SOLICITATION OF PROXIES FROM THE SHAREHOLDERS IS BEING MADE BY THE BOARD OF DIRECTORS AND MANAGEMENT OF THE COMPANY WHO WILL NOT BE SPECIALLY COMPENSATED FOR SUCH SOLICITATION. IN ADDITION, THE COMPANY HAS ENGAGED D.F. KING & CO., INC. TO SOLICIT PROXIES AT A BASE COST OF $4,000, PLUS $3.50 FOR EACH OF THE COMPANY'S SHAREHOLDERS CONTACTED. BROKERS/DEALERS, NOMINEES, FIDUCIARIES AND OTHER CUSTODIANS WILL BE REQUESTED TO FORWARD SOLICITING MATERIALS TO BENEFICIAL OWNERS OF THE COMPANY'S COMMON STOCK, AND WILL BE REIMBURSED FOR THEIR REASONABLE OUT-OF-POCKET EXPENSES INCURRED IN CONNECTION WITH THAT ACTIVITY. THE COST OF SUCH SOLICITATION, INCLUDING THE COST OF PREPARING AND MAILING THE NOTICE OF MEETING, PROXY STATEMENT, FORM OF PROXY, 1997 ANNUAL REPORT AND QUARTERLY REPORT FOR THE QUARTER ENDED JUNE 30, 1998, IS BEING PAID FOR BY THE COMPANY.

     THIS PROXY STATEMENT IS DATED AUGUST 6, 1998, AND THE ACCOMPANYING FORM OF PROXY WERE FIRST MAILED ON APPROXIMATELY AUGUST 7, 1998 TO THE SHAREHOLDERS OF RECORD OF THE COMPANY AS OF THE CLOSE OF BUSINESS ON JULY 24, 1998.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
SUMMARY.....................................................    4
  The Meeting...............................................    4
  The Merger................................................    4
  The Parties to the Merger.................................    5
  Certain Tax Consequences of the Merger....................    6
  Dissenter's Rights........................................    6
  The Shareholder Agreement.................................    6
  Market Prices.............................................    6
  Election of Directors.....................................    6
VOTING AND REVOCATION OF PROXY..............................    7
PROPOSAL I
APPROVAL OF THE MERGER......................................    7
  General...................................................    8
  Recommendation of Board of Directors......................    8
  Background of the Merger..................................    8
  Reasons for the Merger....................................   10
  Subsequent Events.........................................   12
  Opinions of the Company's Financial Advisors..............   15
     Opinion of Wasserstein Perella & Co., Inc. ............   15
     Opinion of ING Baring Furman Selz LLC..................   20
  Accounting Treatment......................................   24
  Interests of Certain Persons in the Merger................   24
  Treatment of Outstanding Options..........................   24
  Procedure for Effecting the Merger........................   24
  Exchange Procedures.......................................   24
  Certain Tax Consequences of the Merger....................   25
THE MERGER AGREEMENT AND RELATED AGREEMENT..................   26
  General...................................................   26
  Representations and Warranties............................   26
  Certain Covenants of the Company..........................   26
  No Solicitation of Competing Acquisition Proposals........   27
  Certain Covenants of Hollywood Park.......................   28
  Regulatory Approvals......................................   28
  Other Conditions to the Merger............................   28
  Termination...............................................   29
  The Shareholder Agreement.................................   29
RIGHTS OF DISSENTING SHAREHOLDERS...........................   30
  General...................................................   30
  Procedures................................................   30
  Costs and Expenses........................................   31

                                                              PAGE
                                                              ----
PROPOSAL II
ELECTION OF DIRECTORS.......................................   31
  Recommendation of Board of Directors......................   31
  Information Concerning Nominees...........................   32
  Meetings of the Board of Directors........................   32
  Committees of the Board of Directors......................   32
  Information Concerning Non-Director Executive Officers....   33
  Section 16(a) Beneficial Ownership Reporting Compliance...   34
EXECUTIVE COMPENSATION......................................   35
  Summary Compensation Table................................   35
  Option/SAR Grants in Last Fiscal Year.....................   36
  Aggregated Option/SAR Exercises in Last Fiscal Year and
     Fiscal Year End Option/SAR Values......................   37
  Director Compensation.....................................   37
  Employment and Change in Control Arrangements.............   37
  Compensation Committee Interlocks and Insider
     Participation..........................................   40
  Compensation Committee Report on Executive Compensation...   40
  Performance Graph.........................................   43
CERTAIN TRANSACTIONS........................................   43
  Indebtedness of Chief Executive Officer...................   43
  Legal Services............................................   44
  Employment Contracts with Executive Officers..............   44
PRINCIPAL SHAREHOLDERS......................................   45
  Share Ownership of Management.............................   45
  Share Ownership of Certain Beneficial Owners..............   46
  Arrangements Which Could Result in a Change in Control....   46
SHAREHOLDER PROPOSALS.......................................   46
INDEPENDENT AUDITORS........................................   47
OTHER MATTERS...............................................   47
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.............   47

ANNEXES
ANNEX A: PLAN OF MERGER
ANNEX B: MERGER AGREEMENT
ANNEX C: FAIRNESS OPINION OF WASSERSTEIN
ANNEX D: WASSERSTEIN CONFIRMATION LETTER
ANNEX E: FAIRNESS OPINION OF FURMAN SELZ
ANNEX F: FURMAN SELZ CONFIRMATION LETTER
ANNEX G: SECTIONS 302A.471 AND 302A.473 OF THE MINNESOTA
  BUSINESS CORPORATIONS ACT

                                    SUMMARY

     The following is a summary of information contained in this Proxy Statement. Shareholders are urged to read carefully this Proxy Statement, including the Annexes hereto, in its entirety. Unless otherwise indicated or the context otherwise requires, references to the "Company" are to Casino Magic Corp., a Minnesota corporation, and its subsidiaries and references to "approval of the Merger" are to approval of the Plan of Merger set forth as Annex A and the Merger Agreement set forth as Annex B.

THE MEETING

     Date, Time, Place and Purposes of the Meeting. The Meeting will be held on September 9, 1998, at 2:30 p.m., local time, on the 9th floor of the Casino Magic Hotel located at 195 East Beach Blvd., Biloxi, Mississippi. At the Meeting, the shareholders of the Company (the "Shareholders") will consider and vote to approve the Merger and elect the members of the Company's Board of Directors. If the merger contemplated by the Plan of Merger occurs (the "Merger"), each share of the $0.01 par value common stock of the Company (the "Common Stock") that is outstanding (other than shares of Common Stock as to which the holder has properly exercised rights to dissent from approving the Merger) will be converted into the right to receive $2.27 in cash. The current members of the Company's Board of Directors have been nominated for election at the Meeting. If the Merger is approved, it is expected that Hollywood Park will appoint a new Board of Directors for the Company following the effective time of the Merger.

     Record Date. The close of business on July 24, 1998, has been fixed as the record date (the "Record Date") for the determination of Shareholders entitled to notice of, and to vote at, the Meeting. Only holders of record of Common Stock at the close of business on the Record Date, or their legal representatives, will be entitled to vote at the Meeting.

     Quorum. The presence in person or by properly executed proxy of holders of at least one-third of the outstanding shares of Common Stock entitled to vote is required for a quorum at the Meeting.

     Votes Required. As of the Record Date, there were 35,722,124 shares of Common Stock issued and outstanding, each of which will be entitled to one vote on each matter to be acted upon at the Meeting. The Company has no other class of equity security authorized and outstanding. The affirmative vote of the holders of a majority of the outstanding shares of Common Stock as of the Record Date are required to approve the Merger. The affirmative vote of a majority of the shares present or represented by proxy at the Meeting is required for election of each of the directors and other proposals which may properly be presented at the Meeting.

     Voting Procedures. Only votes cast in person at the Meeting or by proxy received by the Company before commencement of the Meeting will be counted at the Meeting. The accompanying proxy is revocable by the Shareholder authorized to grant such proxy by filing a written notice or a duly executed proxy bearing a later date with the Company's Secretary or Assistant Secretary prior to the commencement of the Meeting. Mere attendance at the Meeting is not sufficient to revoke a proxy.

THE MERGER

     If the Merger is approved at the Meeting and the other conditions to completion of the Merger are satisfied, the Company and HP Acquisition will merge, with the Company being the surviving corporation and thereby becoming a wholly owned subsidiary of Hollywood Park. Each outstanding share of Common Stock, other than those for which the holder has properly exercised dissenter's rights, will be converted into the right to receive a $2.27 cash payment (the "Merger Consideration") from Hollywood Park, and the Shareholders will no longer have any equity interest in the Company. The total amount required to make such cash payments to the Shareholders, and pay an estimated $5.5 million in transaction-related fees and expenses, is estimated to be approximately $86.6 million. Hollywood Park has advised the Company that funds for such payments and expenses are expected to be obtained from cash on hand and through Hollywood Park's existing credit facility.

     The Merger will become effective upon the filing of the Articles of Merger with the Minnesota Secretary of State. Hollywood Park may require such filing to be delayed until October 31, 1998. After October 31, 1998, either Hollywood Park or the Company may terminate the Merger if the Articles of Merger have not been filed, unless the delay is due to a breach of the Merger Agreement on the part of the terminating party. In addition, the Merger may be further delayed to March 31, 1999 if the sole unsatisfied condition is the receipt of all required regulatory approvals. See "THE MERGER AGREEMENT AND RELATED AGREEMENT," and the Plan of Merger and Merger Agreement which are included in this Proxy Statement as Annex A and Annex B.

     Promptly following the Merger becoming effective, a paying agent to be designated by Hollywood Park (the "Paying Agent") will forward to the holders of certificates formerly evidencing shares of Common Stock instructions for surrendering the certificates and receiving the $2.27 per share payment. The Paying Agent will make the payment as promptly as practicable following receipt of the certificates and other required documents. No interest will be paid on the $2.27 per share cash payment. STOCK CERTIFICATES SHOULD NOT BE SENT WITH THE ENCLOSED PROXY CARD. IF THE MERGER IS CONSUMMATED, SHAREHOLDERS WILL BE FURNISHED INSTRUCTIONS FOR EXCHANGING THEIR SHARES OF COMMON STOCK FOR CASH.

     Completion of the Merger is subject to the satisfaction or waiver of certain conditions contained in the Merger Agreement, including obtaining certain regulatory approvals, and the exercise of dissenter's rights with respect to the Merger by holders of no more than 10% of the outstanding shares of Common Stock. See "THE MERGER AGREEMENT AND RELATED AGREEMENT" and the copy of the Merger Agreement which is included in this Proxy Statement as Annex B.

     The Merger Agreement prohibits the Company and its subsidiaries, officers, employees and other agents from directly or indirectly soliciting or otherwise encouraging third parties to acquire the Company or its assets. However, prior to the time the Merger is effective, the Company may accept a proposal to acquire the Company which the Board of Directors believes is superior to the $2.27 per share cash purchase price, subject to the right of Hollywood Park to match that proposal. In certain cases, Hollywood Park will have the right to terminate the Merger Agreement with the Company being required to pay to Hollywood Park the sum of $3,500,000 if the Merger is not completed, including by reason of the failure of the Shareholders to approve the Merger on or before October 31, 1998 or the acceptance by the Company of a competing acquisition proposal.

THE PARTIES TO THE MERGER

     Casino Magic Corp. The Company owns and operates two dockside casinos on the Mississippi Gulf Coast in Bay Saint Louis and Biloxi, Mississippi, and a riverboat casino in Bossier City, Louisiana. In addition to its United States operations, the Company operates and has a 51% ownership in two casinos in Neuquen and San Martin de los Andes, Argentina. The Company's principal executive office is located at 711 Casino Magic Drive, Bay Saint Louis, Mississippi 39520, and its telephone number at that address is (228) 467-9257.

     Hollywood Park, Inc. Hollywood Park owns and operates the Hollywood Park and Turf Paradise thoroughbred racing facilities located in the Los Angeles and Phoenix, Arizona metropolitan areas, respectively. Through its Boomtown, Inc. subsidiary, Hollywood Park owns and operates land-based, dockside and riverboat casinos in Verdi, Nevada, Biloxi, Mississippi and Harvey, Louisiana, respectively. Hollywood Park also owns two card club casinos located in the Los Angeles metropolitan area. Hollywood Park's principal executive offices are located at 1050 South Prairie Avenue, Inglewood, California 90301, and its phone number at that address is (310) 419-1500.

     HP Acquisition II, Inc. HP Acquisition is a Minnesota corporation created solely for the purpose of the Merger and is a wholly owned subsidiary of Hollywood Park. The principal executive office of HP Acquisition is located at 1050 South Prairie Avenue, Inglewood, California 90301, and its phone number at that address is (310) 419-1500.

CERTAIN TAX CONSEQUENCES OF THE MERGER

     The receipt of cash for shares of Common Stock in the Merger will be a taxable transaction for federal income tax purposes and may also be a taxable transaction under state, local, foreign or other tax laws applicable to a Shareholder. Shareholders are urged to consult their own tax advisors as to the particular tax consequences of the Merger, including the applicability and effect of state, local, foreign and other taxes. See "APPROVAL OF THE
MERGER -- Certain Tax Consequences to Shareholders."

DISSENTER'S RIGHTS

     Shareholders who do not believe the $2.27 per share payment to be made in connection with the Merger is an adequate payment for their shares of Common Stock may dissent from approving the Merger and, by following the required procedures under Minnesota law, pursue receiving a payment of the "fair value" of their shares. The procedures to be followed include providing the Company with written notice prior to the Meeting of the Shareholder's intention to assert dissenter's rights, and not voting in favor of the Merger. Questions regarding procedures to assert dissenters' rights should be directed to Robert Callaway, the Company's general counsel at (228) 467-9257. See "RIGHTS OF DISSENTING SHAREHOLDERS" and copies of Sections 302A.471 and 302A.473 of the Minnesota Statutes included in this Proxy Statement as Annex G.

THE SHAREHOLDER AGREEMENT

     Marlin F. Torguson, who beneficially owns in the aggregate 7,683,000 shares of Common Stock, or approximately 21.5% of the total number of issued and outstanding shares of Common Stock, has agreed to vote his shares in favor of approval of the Merger. In addition, Mr. Torguson agreed to continue to serve as an employee of the Company for three years following the Merger, and during such three-year period not to compete with Hollywood Park or the Company in any jurisdictions in which either Hollywood Park or the Company operates. Hollywood Park has agreed to appoint Mr. Torguson to the board of directors of Hollywood Park if the Merger is completed, and to issue to Mr. Torguson shares and options to purchase shares of its common stock in connection with his employment. See "THE MERGER AGREEMENT AND RELATED AGREEMENT -- The Shareholder Agreement."

MARKET PRICES

     Shares of Common Stock are listed and traded on the Nasdaq National Market. On February 18, 1998, the date preceding public announcement of the execution of the Merger Agreement, the high, low and closing sales prices of a share of Common Stock on the Nasdaq National Market were $1.8125, $1.6875 and $1.6875, respectively. On July 31, 1998, the latest practicable trading day before the printing of this Proxy Statement, the high, low and closing sales prices of a share of Common Stock on the Nasdaq National Market were $2 5/32, $2 1/8 and
$2 1/8, respectively.

ELECTION OF DIRECTORS

     At the Meeting, the Shareholders will also elect the members of the Company's Board of Directors to serve until the next annual meeting of the Shareholders or their earlier resignation or removal from office. The current members of the Company's Board of Directors have been nominated for election at the Meeting. If the Merger is completed, it is expected that Hollywood Park will appoint a new Board of Directors for the Company. See "ELECTION OF DIRECTORS."

                         VOTING AND REVOCATION OF PROXY

     There were 35,722,124 shares of Common Stock, and no undesignated shares of the Company, outstanding as of the July 24, 1998 Record Date. Common Stock is the Company's only class of voting equity security currently authorized and outstanding. Each outstanding share of Common Stock is entitled to one vote with respect to the approval of the Merger, the election of directors or in the determination of any other matter brought before the Shareholders at the Meeting. Norwest Bank Minnesota, N.A. is the transfer agent and registrar for the Common Stock. Only Shareholders of record as of the close of business on the Record Date, as certified to by Norwest Bank Minnesota, N.A., will be entitled to vote at the Meeting. Only votes cast in person at the Meeting or by proxy received by the Company before commencement of the Meeting will be counted at the Meeting. The accompanying form of proxy is revocable by the Shareholder entitled to grant such proxy by filing a written notice of revocation or a duly executed proxy bearing a later date with the Company's Secretary or Assistant Secretary prior to the commencement of the Meeting. Mere attendance at the Meeting is not sufficient to revoke a proxy.

     The presence, in person or by proxy, of Shareholders of record owning at least one third (or 11,907,375 shares) of the outstanding shares of Common Stock shall constitute a quorum at the Meeting. The affirmative vote of at least a majority of the shares outstanding (at least 17,861,063 shares) is required to approve the Merger. The affirmative vote of at least a majority of the shares held by Shareholders present in person or by proxy at the Meeting is required to elect each of the person nominated as a director or to approve any other proposal presented to the shareholders at the Meeting. If a proxy is returned without specific voting instructions with respect to the Merger, the persons named in the proxy will vote the shares subject to the proxy in favor of the proposal to approve the Merger, unless the Shareholder granting the proxy has, prior to the Meeting, notified the Company in writing of the exercise of the Shareholders's right to dissent from approving the Merger. If the Shareholder has so notified the Company, and if no voting instructions are given with respect to the Merger, the shares subject to the proxy will be voted as an abstention with respect to the Merger. Where voting instructions are not given in a proxy with respect to the election of the directors the persons named in the proxy will vote the shares subject to the proxy in favor of the election of each of the director nominees named herein. Where voting instructions are not given in a proxy with respect to granting discretionary authority to vote on other matters described in the proxy, the persons named in the proxy will vote for granting such discretionary authority.

     If a Shareholder abstains from voting as to any proposal, or if a broker returns a proxy to the Company indicating a lack of voting instructions from the beneficial owner of the shares and a lack of discretionary authority on the part of such broker to vote those shares (referred to as a "broker no-vote"), such Shareholder and the proxy returned by the broker will be counted as present or represented at the Meeting only for the purpose of determining the existence of a quorum. Abstentions with respect to any matter brought to a vote at the Meeting will be treated as shares voted for purposes of calculating the votes cast with respect to such matter, but shall not be deemed to have been voted in favor of such matter. Accordingly, an abstention will have the same effect as voting against a matter. Broker no-votes with respect to any matter brought to a vote at the Meeting will be treated as shares not voted for purposes of determining whether the requisite vote has been obtained.

     A copy of the Company's 1997 Annual Report, which includes the consolidated financial statements of the Company for the fiscal year ended December 31, 1997, and a copy of the Company's Quarterly Report on Form 10-Q, which includes unaudited consolidated financial statements for the three and six month periods ended June 30, 1998, were mailed with this Proxy Statement to all Shareholders entitled to vote at the Meeting. If upon receipt of your proxy materials you have not received the 1997 Annual Report or the June 30, 1998 Quarterly Report, please call Casino Magic Shareholder Relations at (228) 467-9257 and copies of the reports will be sent to you.

                                   PROPOSAL I

                             APPROVAL OF THE MERGER

     The following information with respect to the Merger is qualified in its entirety by reference to the complete text of the Plan of Merger, a copy of which is included in this Proxy Statement as Annex A, and the

Merger Agreement, a copy of which is included in this Proxy Statement as Annex
B. The following information includes a summary of the material terms of the Plan of Merger and Merger Agreement, which sets forth the terms and conditions upon which the Merger is to be effected. If the Plan of Merger and the Merger Agreement are approved and adopted by the requisite vote of Shareholders at the Meeting, and all other conditions to the obligations of the parties thereto are satisfied or waived, the Merger will be consummated and HP Acquisition will merge with and into the Company. The Company will be the surviving corporation in the Merger and, will, as a result of the Merger, become a wholly owned subsidiary of Hollywood Park. The Merger will be effective (the "Effective Time") as of the filing with the Minnesota Secretary of State of Articles of Merger containing the Plan of Merger. SHAREHOLDERS ARE URGED TO READ THE PLAN OF MERGER AND MERGER AGREEMENT IN THEIR ENTIRETY FOR A MORE COMPLETE DESCRIPTION OF THE MERGER.

GENERAL

     Pursuant to the Plan of Merger, each share of Common Stock issued and outstanding (other than shares of Common Stock as to which dissenters' rights are properly asserted) will be converted automatically into the right to receive the Merger Consideration, which will consist of $2.27 in cash. As a result of the Merger, holders of shares of Common Stock will cease to have an equity interest in, or possess any rights as Shareholders.

     Hollywood Park has agreed to exchange options to acquire shares of its common stock for all options to acquire Common Stock granted under the Company's 1992 Incentive Stock Option Plan (the "Option Plan") and certain additional options granted outside of the Option Plan outstanding at the Effective Time. The exercise prices and on other terms of the replacement options will be determined as provided in the Merger Agreement. See "-- Treatment of Outstanding Options" below.

RECOMMENDATION OF BOARD OF DIRECTORS

     The Board of Directors of the Company is recommending a vote in favor of approving the Merger.

BACKGROUND OF THE MERGER

     On February 12, 1997, the Company announced that it had engaged the investment banking firm of Wasserstein Perella & Co., Inc. ("Wasserstein") to act as a financial advisor to assist the Company in exploring strategic alternatives aimed at increasing shareholder value, including a consolidation, sale or other business combination with a third party. Wasserstein prepared a list of companies and investors that it believed would be interested in acquiring all of the stock or assets of the Company, or acquiring all or a portion of the assets or stock of one of its operating entities, and prepared an information memorandum to be distributed to interested parties which discussed the business and assets of the Company.

     On March 18, 1997, and on March 20, 1997, Grand Casinos, Inc. ("Grand Casinos") and Hollywood Park, respectively, signed confidentiality agreements with Wasserstein, as the Company's agent, and were each provided with information regarding the Company. Over the course of several months, Wasserstein contacted approximately 35 parties who it believed might have an interest in entering into a transaction to acquire all or a portion of the Company or its assets.

     On June 12, 1997, Grand Casinos indicated an interest to acquire all of the outstanding Common Stock at a price which would range from $0.98 to $1.40 per share, depending upon the results of its review of the Company's business, business prospects and records. While meetings to facilitate this review were scheduled, Grand Casinos subsequently cancelled and did not reschedule the meetings. Similarly, while Hollywood Park had expressed an interest in a strategic transaction with the Company, it did not actively pursue the matter. On October 13, 1997, the Company notified Wasserstein that it was discontinuing its exploration for strategic alternatives, in order to focus management's attention on operations.

     On December 8, 1997, Grand Casinos contacted the Company to initiate discussions with the Company regarding a potential merger, and on December 9, 1997, reaffirmed its obligations under the March 18, 1997 confidentiality agreement. On December 12, 1997, the Company signed a confidentiality agreement in favor of Grand Casinos. The Company reaffirmed its engagement of Wasserstein to assist and advise the Company with respect to a potential merger with Grand Casinos. Discussions were held at various times during December, primarily between Lyle Berman, Chairman of the Board of Grand Casinos, and Marlin Torguson, Chairman of the Board of the Company, and on December 17, 1997, Mr. Berman made a verbal offer to Mr. Torguson to the effect that Grand Casinos would exchange one share of Grand Casinos' common stock for every 10 shares of the Common Stock in a merger transaction.

     On January 6, 1998, Grand Casinos submitted to the Company a written proposed to exchange its common stock for the outstanding Common Stock. In that proposal, the Shareholders would receive Grand Casinos' common stock based on an exchange ratio which valued the Common Stock at $1.50 per share with the value of the Grand Casinos' shares being based on the trading prices for such shares during the several weeks preceding the merger (provided that no more than ten and not less than 7.33 shares of the Common Stock would be exchanged for each share of Grand Casinos' common stock). On January 5, 1998, the closing market price of the Common Stock was $1.296875 per share, and the closing market price of Grand Casinos' common stock was $13.6875 per share which would have resulted in an exchange ratio of approximately 9.125 shares of Common Stock for one share of Grand Casinos' common stock.

     On January 8, 1998, the Special Committee of the Board of Directors engaged the law firm of Milbank, Tweed, Hadley, & McCloy, Los Angeles, California, to act as its special legal counsel. The Company's Special Committee was originally formed in February 1995 (then called the Negotiating Committee) to assist and provide advice to the Board of Directors in connection with a transaction which may involve a permanent change in control of the Company. See "ELECTION OF DIRECTORS -- Committees of the Board of Directors."

     The Company and Grand Casinos commenced discussions based upon the January 6, 1998 proposal, and began to negotiate the terms of a definitive agreement. On January 13, 1998, Grand Casinos filed an amendment to a Schedule 13D previously filed with the Securities and Exchange Commission, disclosing a renewed evaluation of its investment in 2,125,000 shares of Common Stock in the Company. In the course of these discussions, Grand Casinos made another written proposal on January 15, 1998 to acquire 25% of the outstanding Common Stock for $1.60 per share in cash, and the remaining Common Stock for shares of Grand Casinos' common stock, based on a ratio of 7.95 shares of the Common Stock for one share of Grand Casinos' common stock. As proposed, the transaction could have been terminated if the market price of Grand Casinos' common stock fell to $11.00 or less for any five day period prior to the consummation of the merger. The closing market price of Grand Casinos' common stock on January 14, 1998, was $13.50, giving the offer a value, on that date, of approximately $1.67 per share for the Common Stock. The closing market price of the Common Stock on January 14, 1998 was $1.875 per share. On January 20, 1998, Grand Casinos filed an amendment to its Schedule 13D disclosing this proposal. During January, representatives of the Company and Grand Casinos engaged in due diligence investigations of the other's business, including inspections of their various properties.

     On January 21, 1998, Hollywood Park made an unsolicited written offer to acquire the Company. The offer contemplated the exchange of Hollywood Park's common stock having a value of $1.95, based upon a 10 trading day period preceding the signing of a definitive agreement, for each share of Common Stock. The offer also suggested that Hollywood Park would be willing to proceed on a cash, or part cash and part stock, basis.

     On January 23, 1998, the duties, authority and membership of the Special Committee were redefined and re-established. The membership of the Special Committee was comprised of two non-employee members of the Board of Directors, and the Special Committee was given the authority, on behalf of the Board of Directors, to review, assess, negotiate and agree to the terms of any change-in-control transaction.

     On January 27, 1998, the Board of Directors met with Wasserstein in Bay St. Louis, Mississippi, to analyze Hollywood Park's offer. On approximately January 29, 1998, the Special Committee notified Grand Casinos that another party had expressed an interest in the Company at a price then higher than that proposed by Grand Casinos. On January 30, 1998, the Company's Special Committee, with the assistance of its special legal counsel, Milbank, Tweed, Hadley & McCloy, and the Company's financial advisor, Wasserstein, began negotiations with both Hollywood Park and Grand Casinos.

     On February 3, 1998, the Company sent Grand Casinos and Hollywood Park a letter inviting each to submit a firm offer for an acquisition of the Company under the general terms of an agreement submitted to each with the letter. The February 3, 1998 letter established a deadline of 12:00 p.m. on February 10, 1998 for Grand Casinos and Hollywood Park to submit their offers. That deadline was extended to February 13, 1998, with the requirement that the offers remain open until 6:00 p.m. on February 17, 1998. On February 13, 1998, the Company received offers from both Hollywood Park and Grand Casinos, along with executed marked-up definitive agreements. The offer of Hollywood Park was $2.10 per share in cash, and the offer of Grand Casinos was 0.13245 shares of Grand Casinos' common stock for each share of the Company's Common Stock. Based upon the closing stock price of $14.75 per share on February 12, 1998, Grand Casinos' offer equated to $1.95 for each share of Common Stock.

     On February 17, 1998, the Special Committee engaged ING Baring Furman Selz LLC ("Furman Selz") to advise it regarding the fairness of the proposed transaction to the Shareholders. The Company's Board of Directors and the Special Committee met independently on February 17, 1998 with their respective financial advisors, Wasserstein and Furman Selz, both of whom discussed with the Board of Directors or the Special Committee their analysis of the fairness of the Hollywood Park offer to the Shareholders from a financial point of view.

     On February 17, 1998, after being informed that the Company intended to accept the offer of Hollywood Park, Grand Casinos, through its investment banking firm, verbally informed the Company that it would increase its offer to $2.25 per share. In light of that verbal offer, the Board of Directors and Special Committee determined that it must solicit new bids. The Company then established 12:00 p.m. on February 19, 1998 as the time for Hollywood Park and Grand Casinos to resubmit their final bids. At the February 19 deadline, the Company received definitive agreements executed by both Grand Casinos and Hollywood Park, offering respectively, in cash, $2.25 and $2.27 per share, for the outstanding Common Stock. The closing market price for the Common Stock on February 18, 1998, was $1.6875.

     On February 19, 1998, the Company's Board of Directors and the Special Committee again met independently with their respective financial advisors, each of whom delivered a fairness opinion that the Hollywood Park offer of $2.27 per share of Common Stock was fair to the Shareholders from a financial point of view. The Company accepted the offer of Hollywood Park and executed the Merger Agreement on February 19, 1998.

     On July 30, 1998, the Company's Board of Directors and Special Committee asked Wasserstein and Furman Selz to review the Company's financial results of operations since February 1998, as discussed under "Subsequent Events" below, and to provide the Board of Directors and Special Committee with confirming fairness opinions. On August 4, 1998, prior to the mailing of this Proxy Statement to the shareholders, Wasserstein and Furman Selz confirmed their opinions to the Board of Directors and Special Committee, respectively, that the $2.27 per share price for the Common Stock was fair to the Shareholders from a financial point of view.

REASONS FOR THE MERGER

     In determining to enter into the Merger Agreement, the Special Committee and the Board of Directors of the Company considered a number of factors including, the prospect of increased competition on the Mississippi Gulf Coast and in the Bossier City/Shreveport, Louisiana, area, the need for additional capital to, among other things, fund future development of the Company's properties, the Company's lack of earnings over the past four years through 1997, management's projections for earnings in 1998 and the market price of the Company's Common Stock.

  INCREASED COMPETITION

     Biloxi. The Imperial Palace Casino began business in Biloxi in December 1997, and in February 1998, opened approximately 520 of 1,088 planned rooms in its 32-story hotel, with the remaining rooms being opened on a periodic basis thereafter. While the Company's Biloxi casino was not initially adversely affected by the opening of the Imperial Palace, the full impact of competition from Imperial Palace will likely not be experienced until after that property has had time to fully open and establish its customer base. Grand Casinos added a 500 room hotel and a 42,000 square foot convention center in Biloxi in January 1998, and Grand Casinos has broken ground on a 500 room hotel in Gulfport, Mississippi, which is expected to open in the second or third quarter of 1999. Beau Rivage casino, reported to be a $650,000,000 project being developed in Biloxi by Mirage Resorts, Inc., is scheduled to open in early 1999, and has been announced as a high quality destination resort which will feature 1,800 hotel rooms and approximately 90,000 square feet of gaming space. While the Beau Rivage casino may substantially grow the Gulf Coast gaming market, which was approximately $760,000,000 in 1997, Mirage Resorts, Inc., has announced that it expects to take approximately $120,000,000 in revenues from existing Gulf Coast casino operators in 1999. The Company cannot predict the extent to which the Beau Rivage casino will adversely affect its Biloxi casino's revenues, and when, if ever, that the anticipated growth in the Biloxi gaming market will fully absorb the revenues generated by the Beau Rivage casino or any other new gaming entrant.

     Bay St. Louis. Circus Circus Enterprises, Inc. and Europa Cruises Corp. have announced plans for casino developments on the north side of St. Louis Bay, directly across from the Company's Bay St. Louis casino. Both of those casinos, if developed, would have easier access from Interstate Highway 10, the main artery from New Orleans to the Mississippi Gulf Coast. The western suburbs of New Orleans are a principal market for the Company's Bay St. Louis casino, and the new competitors would directly compete with the Company's property in Bay St. Louis. Both of these projects have announced that each expects investment levels will be greater than $300,000,000 with project amenities, including sufficient hotel rooms to support the expected casino volume and to offer a high quality resort experience. The Company does not anticipate that either development will be open, if ever, until after mid 2001. While the Company's management does not believe that the opening of the Beau Rivage casino will have a material adverse affect on the Company's Bay St. Louis casino, there are no assurances that will be the case.

     Bossier City. Horseshoe Casino opened its 606 room all-suite hotel in December 1997, and in January 1998 opened a new casino. In addition, the Isle of Capri casino broke ground on a 300 plus room suite hotel with an anticipated cost of $35,000,000, which is expected to be completed by the end of the first quarter of 1999. Additionally, preliminary approval had been granted by the Louisiana Gaming Control Board to relocate the former Hilton Hotels Corp. New Orleans gaming license to the Shreveport, Louisiana, riverfront, within one mile of the Company's Bossier City property. It was announced by a group which included Paddlewheel, Inc. that the casino operating under that relocated license would be a $250,000,000 project which would open in early 2000. During the first quarter of 1998, the Company's management believed that another license for the Bossier City/Shreveport market would be granted in mid-1998, which would have meant the addition of another competing casino in that market as early as mid-2000.

  CAPITAL NEEDS

     To remain competitive, the Company's management believes that it must make extensive and continuous improvements to its existing properties, particularly on the Gulf Coast. These improvements will require the addition of a significant number of hotel rooms and other major amenities. The Company has completed construction of its 387 room hotel at Biloxi with available cash, and has commenced construction of a 188 room hotel in Bossier City which it believes can be completed with available cash. However, management believes that in order to remain competitive, the Company will need to develop a destination resort at its Bay St. Louis property, which would include a 1,500 room luxury hotel, a new casino, an expanded golf course, tennis courts, stables, a full service marina and other resort type amenities, and that additional amenities and hotel rooms will have to be planned for the Biloxi and Bossier City casinos. Other than the current improvements in Biloxi and those under construction in Bossier City, management's cash flow projections, prior to February 19, 1998, did not reflect the generation of sufficient cash flow to fund any substantial part of the improvements believed to be needed in order to meet future competition.

     The Company's ability to raise additional debt capital to fund the needed future expansion is restricted by its existing debt and debt related agreements. Furthermore, the Company's ability to raise additional equity capital is constrained by the low market price of the Company's Common Stock, lack of prior earnings, and a general lack of market demand and interest in the Company's Common Stock and in the gaming sector.

     In 2001 and 2003, the Company will be required to repay or refinance the $135,000,000 and $115,000,000, respectively, of secured debt which will then be due. The ability of the Company to obtain such refinancing, and at reasonable rates, will depend in large part on the Company's operating results and its ability to meet the new and planned competition. This repayment could come at a time when competitive pressures have reduced earnings and cash flow to a point where the Company's ability to support such debt would become questionable, or when the capital markets are not supportive of the gaming industry.

  EARNINGS/MARKET PRICE OF STOCK

     With the advent of new well capitalized casinos in its markets, the Company's management expects operating margins to decline as the Company is forced to incur higher promotional and marketing expenses to offset the new competition. The new competitors may add more gaming capacity to the Company's markets faster than the markets will grow, resulting in the need for the Company to incur higher operating costs in an attempt to maintain its existing customer base. In addition, the Company may expect to incur greater salary and training costs as competition attracts or attempts to attract the Company's employees with offers of superior compensation or benefits.

     As a result of the increased competition discussed above, management expected declining traffic and increasing margin pressure at the beginning of 1998, and based upon this expectation, projected 1998 earnings for internal uses of approximately $5.4 million, or $0.15 per share, and EBITDA (earnings before interest, taxes, depreciation and amortization) of approximately $65,300,000 ($61,700,000 after deduction of the EBITDA attributable to the minority interest held by another party in the Company's Argentine casinos). While this would have been an improvement over the past four years of losses, the amount did not appear sufficient to provide any significant margin for error in providing for future cash needs. In addition, the Company's history of achieving its internally generated income goals and meeting analyst's expectations was not favorable. Furthermore, the Company's Board of Directors and Special Committee were uncertain as to whether $0.15 per share of earnings, even if achieved, would support a market price equal to the $2.27 per share each Shareholder would receive upon the Merger. On February 18, 1998, the closing price of the Common Stock was $1.6875 per share.

  CONCLUSION

     The Company's Board of Directors and Special Committee believe, that without access to sufficient competitively priced capital and with anticipated pressure on its operating margins and cash flow, the Company may not be able to make the necessary improvements to its properties, maintain its current customer base in the near term and continue its present trend of improved operating results over prior years. Other risks, such as hurricanes, additional tax obligations, an adverse change in the country's economy or an unfavorable change in the public's attitude toward gaming, could also adversely affect the Company's ability to operate profitably.

     Based upon the foregoing, on February 19, 1998, the Board of Directors and the Special Committee unanimously determined that the Merger Agreement and the transactions contemplated thereby were advisable and in the best interest of the Company and its Shareholders, and committed to recommend that Shareholders vote to approve the Merger.

SUBSEQUENT EVENTS

  EARNINGS

     Earnings for the first and second quarter, respectively, of 1998, were higher than those projected at the time the Company's Board of Directors and Special Committee approved the Merger. The following table compares, both before and after allowance for Merger transaction costs, the previously budgeted EBITDA, net income and earnings per share of the Company for the first and second quarters of 1998, to the actual EBITDA, net income and earnings per share for the same periods, and the previously budgeted EBITDA and net income of the Company for the month of July 1998, to the currently estimated EBITDA and net income for that month (all amounts in thousands, except per share data).

                                    QUARTER ENDED          QUARTER ENDED              MONTH ENDED
                                    MARCH 31, 1998         JUNE 30, 1998             JULY 31, 1998
                                 --------------------   --------------------   -------------------------
                                 PREVIOUSLY             PREVIOUSLY             PREVIOUSLY     CURRENT
                                  BUDGETED    ACTUAL     BUDGETED    ACTUAL     BUDGETED    ESTIMATED(2)
                                 ----------   -------   ----------   -------   ----------   ------------
EBITDA.........................   $12,903     $15,950    $15,869     $17,845     $7,610        $9,210
Before Merger transaction
  costs(1)
  Net income...................    (1,184)      3,111        973       2,445      2,356         3,456
  Earnings (loss) per
     share-basic...............     (0.03)       0.09       0.03        0.07       0.07          0.10
After Merger transaction
  costs(1)
  Net income...................    (1,184)      2,478        973       1,989      2,356         3,456
  Earnings (loss) per
     share-basic...............     (0.03)       0.07       0.03        0.06       0.07          0.10

---------------

(1) Merger transactions costs for the first six months of 1998 were $1,090,000.

(2) See discussion below regarding revenues of the Company's Bossier City casino and the reversal of accruals for certain expenses.

     The budgeted and actual net income and earnings per share set forth in the table above, and discussed in the following paragraph, do not include a full provision for income taxes as the Company has a net operating loss carry forward which will off-set income in 1998 for income tax purposes.

     Prior to the beginning of 1998, the Company's management projected, for internal purposes, that the Company would earn $5,400,000 or $0.15 per share, and have EBITDA of $65,300,000 in 1998 ($61,700,000 after deduction of the EBITDA attributable to the minority interest held by another party in the Company's Argentine casinos). These projections were provided by the Company to Wasserstein and Furman Selz to assist them in preparing their February 1998 fairness opinions described below. Almost all of the earnings projected for 1998 were anticipated to be earned in the third quarter of 1998, which is traditionally the Company's best quarter. Based upon the results of operations through June 1998, and projected results of operations in July 1998, the Company currently projects that in 1998 it will have net income of approximately $12,250,000, before deduction of Merger transaction costs, or approximately $0.34 per share, and will have EBITDA of approximately $71,350,000 ($67,673,000 after deduction of the EBITDA attributable to the minority interest held by another party in the Company's Argentine casinos). This assumes that the Company's earnings for the remainder of the year will not be substantially better or worse than originally projected. If the Shareholders do not approve the Merger, the Company will be required to pay Hollywood Park $3,500,000, which would reduce 1998 earnings by approximately $0.10 per share, and will have paid Merger transaction costs incurred by the Company and estimated to be approximately $2,250,000, which would further reduce earnings by approximately $0.06 per share.

     The Company's projections could, of course, be adversely or favorably affected by any number of situations or events, which could result in actual earnings differing materially from those projected, including weather, competition, a general decrease or increase in the gaming market, the relative success of the Company's marketing efforts, particularly with the operation of the Company's hotel in Biloxi, and the effect of the opening of the Company's hotel later this year in Bossier City.

     The increase in earnings in the first seven months of 1998 over budget was the result of all of the Company's properties exceeding revenue and income projections, particularly at its Biloxi and Bossier City casinos. The individual property explanations are as follows:

     Biloxi. The Company's Biloxi casino's revenue and EBITDA exceeded those previously budgeted for the six months ended June 30, 1998, by approximately $3,274,000 and $1,775,000, respectively. For the month of July 1998, the Company's Biloxi casino exceeded budgeted revenues by $639,000, and is expected to exceed budgeted EBITDA by approximately $360,000. The Mississippi Gulf Coast market grew for the first four months of 1998 at a rate of 10.9% over the first four months of 1997. This compares to a total annual growth of 5.3% and 1% for the entire years of 1996 and 1997, respectively. In anticipation of competition from the newly opened Imperial Palace Casino, and the expected disruption caused by the construction of the Company's hotel at Biloxi, the Company's management projected that the Biloxi casino would not maintain its market share during the first four months of 1998. Instead, the Biloxi casino maintained a 7.4% market share of the

Gulf Coast casino revenues for the first four months of 1998, while its fair share of the market went from 12.5% at December 31, 1997 to 10.6% at April 30, 1998, after giving effect to the new gaming capacity introduced by the Imperial Palace Casino. There is no assurance that the Company's Biloxi casino will continue to maintain its current market share, particularly in face of the opening of the Beau Rivage casino in 1999.

     Bay St. Louis. The Company's Bay St. Louis casino's revenue and EBITDA exceeded those previously budgeted for the six months ended June 30, 1998, by approximately $1,550,000 and $816,000, respectively. For the month of July 1998, the Company's Bay St. Louis casino met its revenue budget and is expected to meet its EBITDA budget. The Company's management believes that improved operating results at Bay St. Louis are the result of higher gaming revenues generated from entertainment activities at the Company's new 22,500 square foot entertainment complex, which opened December 31, 1997, and the benefits of a maturing and much improved golf course.

     Bossier City. The Company's Bossier City casino's revenue and EBITDA exceeded those previously budgeted for the six months ended June 30, 1998, by approximately $5,291,000 and $2,353,000, respectively. For the month of July 1998, the Company's Bossier City casino exceeded budgeted revenues by $325,000 and is expected to exceed budgeted EBITDA by approximately $800,000. Net income and EBITDA for July 1998 includes $600,000 resulting from the reversal of an over-accrual of employee benefit and players club expenses over the seven month period ended July 31, 1998. The improved results over budgeted amounts were largely the result of the total Bossier City/Shreveport, Louisiana market growth during the first six months of 1998 of 13.8% over the first six months of 1997. This compares to an annual growth rate of 9.5% for all of 1997. Also, the Company's market share has increased from 16.8% to 18.5% when compared to the first six months of 1997 to 1998. The Company's management believes that Horseshoe Casino's addition of 606 hotel rooms, combined with their new casino, positively impacted the total market growth rate, and increased overnight business from the Dallas area as well as from other regional markets. This in turn has benefitted the Company's Bossier City facility.

     Argentina. The Company's Argentine casinos' revenues and EBITDA exceeded those previously budgeted for the six months ended June 30, 1998, by approximately $750,000 and $349,000, respectively. For the month of July 1998, the Company's Argentine casinos exceeded budgeted revenues by $352,000, and are expected to exceed budgeted EBITDA by approximately $100,000. The increased revenues in Argentina are the result of a continuing increase in the acceptance of slot machines. Argentina's win per slot unit per day for the first five months ended May 31, 1998 was $68.20 per unit as compared to $58.11 per unit per day for the comparable period in 1997. As a result of the Company's equity and management fee interests in its Argentine casinos, the Company has an approximately 55% interest in the cash flow of those casinos.

  POSSIBLE CHANGES IN COMPETITIVE AND POLITICAL ENVIRONMENT

     The Louisiana Gaming Control Board announced in May 1998, that the last of fifteen authorized gaming licenses to be issued in Louisiana will not be issued for one year and then only if a state commissioned study indicates the need for the license within a specific market area, thus postponing, for a time, a potential for increased competition through an additional license in the Bossier City/Shreveport, Louisiana market. The Company believes, however, that risks relating to competition resulting from the opening in the Bossier City/Shreveport market of a fifth casino by a joint venture consisting of Hollywood Casino Corp., Sodak Gaming, Inc. and Paddlewheel, Inc., by late 2000, still exist. Furthermore, the failure to issue a fifteenth gaming license may demonstrate an anti-gaming stance on the part of the current Louisiana governmental administration.

  CONCLUSION

     While the Company's experience recently with respect to the addition of a competitive casino and casino amenities in its markets has been favorable, there is no assurance that this trend will continue as the addition of competing facilities may dilute rather than grow the markets in which the Company operates. In addition, although the Company believes it has better access to capital than it did in early 1998, there can be no assurance this access will continue and, as explained above, continued capital improvements are important for continued competitiveness.

OPINIONS OF THE COMPANY'S FINANCIAL ADVISORS

Opinion of Wasserstein Perella & Co., Inc.

     Wasserstein has acted as financial advisor to the Company in connection with the Merger. At the meeting of the Company's Board of Directors held on February 19, 1998, Wasserstein delivered its opinion to the Company's Board that as of February 19, 1998, the consideration to be paid to Shareholders in connection with the Merger was fair to such Shareholders from a financial point of view (the "Wasserstein Fairness Opinion"). At the meeting of the Company's Board of Directors held on August 4, 1998, at the request of the Company's Board of Directors, Wasserstein confirmed the Wasserstein Fairness Opinion as of such date (the "Opinion Confirmation Letter").

     THE FOLLOWING SUMMARY OF THE WASSERSTEIN FAIRNESS OPINION AND THE OPINION CONFIRMATION LETTER IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE COMPLETE WASSERSTEIN FAIRNESS OPINION ATTACHED TO THIS PROXY STATEMENT AS ANNEX C AND THE OPINION CONFIRMATION LETTER ATTACHED TO THIS PROXY STATEMENT AS ANNEX D. SHAREHOLDERS ARE URGED TO, AND SHOULD, READ THE WASSERSTEIN FAIRNESS OPINION AND THE OPINION CONFIRMATION LETTER CAREFULLY IN THEIR ENTIRETY AND CONSIDER THE ASSUMPTIONS MADE AND LIMITS OF THE REVIEW BY WASSERSTEIN. THE WASSERSTEIN FAIRNESS OPINION AND THE OPINION CONFIRMATION LETTER ARE ADDRESSED TO THE COMPANY'S BOARD OF DIRECTORS AND ADDRESS ONLY THE FAIRNESS FROM A FINANCIAL POINT OF VIEW OF THE CONSIDERATION TO BE RECEIVED BY THE SHAREHOLDERS PURSUANT TO THE MERGER. THE CONSIDERATION TO BE RECEIVED BY THE SHAREHOLDERS PURSUANT TO THE MERGER WAS DETERMINED ON THE BASIS OF NEGOTIATIONS BETWEEN THE COMPANY AND HOLLYWOOD PARK. THE WASSERSTEIN FAIRNESS OPINION AND THE OPINION CONFIRMATION LETTER DO NOT ADDRESS THE UNDERLYING DECISION BY THE COMPANY TO ENGAGE IN THE MERGER AND DO NOT CONSTITUTE A RECOMMENDATION TO ANY SHAREHOLDER AS TO HOW SUCH SHAREHOLDER SHOULD VOTE AT THE MEETING. THE FOLLOWING SUMMARY DOES NOT PURPORT TO BE A COMPLETE DESCRIPTION OF THE ANALYSIS PERFORMED BY WASSERSTEIN.

     In arriving at its opinion, Wasserstein reviewed, among other things, (i) the Merger Agreement; (ii) certain publicly available business and financial information relating to the Company, including publicly available consolidated financial statements of the Company and publicly available financial statements for certain subsidiaries of the Company, in each case for recent years and interim periods; (iii) certain internal historical consolidating financial information; (iv) financial forecasts and projections provided to Wasserstein by the Company; (v) certain publicly available information concerning the public trading prices of the Common Stock, certain market indices and the stock of certain other businesses similar to that of the Company; (vi) certain recent acquisitions and business combination transactions in the casino gaming industry; and (vii) reviewed the terms of the proposed transaction submitted to the Company by Hollywood Park (in the case of the Wasserstein Fairness Opinion, set forth in a term sheet dated February 13, 1998 and amended on February 19, 1998, and, in the case of the Opinion Confirmation Letter, as set forth in the Merger Agreement); Wasserstein also met with management of the Company to review and discuss such information and the Company's business, operations, assets, financial condition and future prospects. Wasserstein also performed such other studies, analyses and investigations as it considered appropriate.

     In its review and analysis and in formulating its opinion, Wasserstein assumed and relied upon the accuracy and completeness of all the financial and other information provided to it, and Wasserstein has not assumed any responsibility for independently verifying any of such information. Wasserstein assumed, with the consensus of the Board of Directors of the Company, that the financial forecasts and projections provided to Wasserstein by the Company were prepared in good faith and on bases reflecting the best judgments and estimates of the respective managements of each such entity then available. The Wasserstein Opinion and the Opinion Confirmation Letter are necessarily based on economic and market conditions and other circumstances as they existed and could be evaluated by Wasserstein as of the respective dates of each of the Wasserstein Fairness Opinion and the Opinion Confirmation Letter.

     The forecasts, projections and estimates furnished to Wasserstein by the Company were based upon numerous variables and assumptions which are inherently uncertain and which may not be within the control of the Company, including, without limitation, general economic, regulatory and competitive conditions. Accordingly, actual results could vary materially from those set forth in such forecasts, projections and estimates.

     The following is a summary of the analyses presented by Wasserstein to the Company's Board of Directors on February 19, 1998 and August 4, 1998. The summary below includes reference ranges of implied prices per share of Common Stock based on Wasserstein's judgment of the data analyzed. These reference ranges include reference points, implicit in the Merger Consideration under the Merger Agreement of $2.27 in cash to be paid per share of Common Stock in the Merger, including the enterprise value as a multiple of EBITDA (defined as operating income plus depreciation and amortization and preopening expenses less the portion of opening income plus depreciation and amortization of subsidiaries implicitly allocable to minority investors of such subsidiaries) estimated for 1997 of 8.2x and an estimated 1998 EBITDA multiple of 5.6x. These reference points were all considered in the context of the analyses described below. Each of these analyses supports the Wasserstein Fairness Opinion because the Merger Consideration of $2.27 per share of Common Stock and the estimated 1997 EBITDA and estimated 1998 EBITDA multiples implied by the Merger Consideration of $2.27 per share of Common Stock are within the reference ranges for such prices and multiples calculated using a public company trading analysis, a precedent merger and acquisition transactions analysis and a discounted cash flow analysis. In addition, the premium implied by the Merger Consideration of $2.27 per share of Common Stock to the market trading price of the Common Stock (prior to the first public information concerning a possible merger) exceeds the relevant range of control premiums paid in comparable casino gaming company transactions.

     In connection with its preparation of the Opinion Confirmation Letter, Wasserstein updated the analyses described in the preceding paragraph and presented its findings to the Company's Board of Directors on August 4, 1998. In preparing Wasserstein's update of the Wasserstein Fairness opinion, Wasserstein updated the reference ranges and reference points, implicit in the Merger Consideration, including an updated enterprise value as a multiple of EBITDA of 6.1x for the latest twelve month period ended June 30, 1998 and 5.2x for the estimated 1998 EBITDA, to take into account information available as of the date of the Opinion Confirmation Letter. Such updated reference points were all considered in the context of the updated analyses described below. Taken as a whole, these analyses support the Opinion Confirmation Letter.

     Public Company Trading Analysis. In connection with the preparation of the Wasserstein Fairness Opinion, Wasserstein reviewed, analyzed and compared the certain operating, financial and trading information of the Company with that of ten other publicly traded casino gaming companies consisting of Ameristar Casinos, Inc., Argosy Gaming Company, Aztar Corp., Casino America, Inc., Harvey's Casino Resort, Hollywood Casino Corp., Players International, Inc., Rio Hotel & Casino, Showboat, Inc. and Trump Hotel and Casino Resorts (the "Comparable Casino Gaming Companies") including market equity and enterprise values. These values and multiples are set forth below:

                                    MARKET                                        ENTERPRISE VALUE/
                                    EQUITY   ENTERPRISE      P/E MULTIPLES             EBITDA
                                    VALUE      VALUE      --------------------   -------------------
                                    ($MM)      ($MM)      LTM    1997E   1998E    LTM    1997   1998
                                    ------   ----------   ----   -----   -----   -----   ----   ----
Ameristar Casinos, Inc...........    $125      $  274     9.0x   13.3x   11.1x    5.5x   6.1x   4.5x
Arogosy Gaming Corp..............      98         477      NM      NM    36.4    11.3    9.2    6.3
Aztar Corp.......................     405         960     39.6   56.3    56.3     6.9    7.5    7.5
Casino America, Inc..............      63         472      NM    12.8    11.2     6.5    5.6    5.4
Casino Magic.....................      41         273      NM      NM      NM     7.4    5.7    5.0
Harveys Casino Resorts...........     288         435     15.9   18.5    19.8     6.6    6.8    7.4
Hollywood Casino Group...........      54         241      NM    13.5    10.8     8.7    4.3    4.3
Player's International, Inc......     140         293     21.8   21.9    12.9     7.1    5.6    4.9
Rio Hotel & Casino, Inc..........     586         877     25.4   22.0    18.5    10.9    9.4    8.4
Showboat, Inc....................     488         738     55.5   55.9    39.5     8.8    8.4    7.2
Trump Hotels & Casino Resorts....     276       2,024      NM      NM      NM     8.8    7.2    7.1

---------------

NM means not meaningful
LTM means last twelve months

     Based upon the foregoing values and multiples and in Wasserstein's judgment, the appropriate reference ranges for the Company derived from its public company trading analysis and the implied public trading reference range prices for each share of Common Stock resulting therefrom are depicted on the table below. The reference ranges of implied public company trading prices are not based on a purely mathematical analysis, but also take into consideration a qualitative analysis of each publicly traded company and Wasserstein's judgments concerning the likely trading position of the Company in the market of publicly traded casino gaming companies.

                                   CASINO MAGIC                        ENTERPRISE        EQUITY VALUE
                                      RESULT           MULTIPLE        VALUE RANGE           RANGE
                                  ($ IN MILLIONS)       RANGE        ($ IN MILLIONS)      (PER SHARE)
                                  ---------------   --------------   ---------------   -----------------
1997 EBITDA.....................       $41.9          5.0x -  6.0x   $209.7 - $251.7    ($1.47) - ($0.30)
1998 EBITDA (estimated).........       $61.7          4.5x -  5.5x   $277.7 - $339.4      $0.43 -  $2.16
1998 Earnings Per Share
  (estimated)                          $0.11(1)      10.0x - 12.0x   $301.8 - $309.7      $1.10 -  $1.32

---------------

(1) Excludes an extraordinary net operating loss tax effected at 40%.

     In connection with its preparation of the Opinion Confirmation Letter, Wasserstein updated the analyses described above taking into account, among other things, the information that appears under the caption "Subsequent
Events -- Earnings" above, and in Wasserstein's judgment, the appropriate equity value range for each share of Common Stock resulting therefrom was updated to a low of $0.48 and a high of $2.93.

     Discounted Cash Flow Analysis. In connection with the preparation of the Wasserstein Fairness Opinion, Wasserstein performed discounted cash flow analyses based on management's projections and calculated present values per share of Common Stock as of December 31, 1997. In performing its discounted cash flow analysis, Wasserstein considered various different assumptions that it deemed appropriate. Based on a review with management of the Company's prospects and risks associated with the business of the Company, Wasserstein applied valuation parameters that it deemed appropriate to management's projections. Wasserstein believed it appropriate to analyze the Company's projected cash flows under three different scenarios: (i) management's base case, (ii) a no "Bay Saint Louis expansion case" in which additional cash flows forecasted by management resulting from the construction and operation of a new hotel are excluded due to the uncertainty regarding to financing of the project and (iii) a "Biloxi downside case" in which forecasted results at the Company's Biloxi property are reduced as a result of expected increased competition in the market. Wasserstein utilized management's estimates of EBITDA for 1998 through 2001, discount rates of 11%-12% and valuation multiples of 4.5x-5.5x. These were deemed appropriate given the trading multiples of the Comparable Casino Gaming Companies. Based on the foregoing, in Wasserstein's judgment, a discounted cash flow analysis yielded a reference range of implied prices of $0.10-$3.90 per share of Common Stock, the results of which are summarized in the following table:

                                                                              IMPLIED ENTERPRISE VALUE TO
                                         ENTERPRISE                                     EBITDA
                                         VALUE RANGE     EQUITY VALUE RANGE   ---------------------------
DISCOUNTED CASH FLOW ANALYSIS          ($ IN MILLIONS)      (PER SHARE)           1997           1998
-----------------------------          ---------------   ------------------   ------------   ------------
Base Case...........................   $335.7 - $401.6     $2.05 - $3.90      8.0x - 9.6x    5.4x - 6.5x
No Bay St. Louis Expansion Case.....     319.0 - 375.3       1.58 - 3.16      7.6x - 8.9x    5.2x - 6.1x
Biloxi Downside Case................     266.0 - 312.3       0.10 - 1.40      6.3x - 7.4x    4.3x - 5.1x

     In connection with preparing the Opinion Confirmation Letter, Wasserstein applied the three scenarios described above based upon the Company's updated projected cashflows (see "Subsequent Events -- Earnings"). Wasserstein utilized discount rates of 11% to 12% in each case, terminal valuation multiples of 4.5x - 5.5x in management's base case and terminal valuation multiples of 4.0x - 5.0x in the no "Bay St. Louis Expansion Case" and the "Biloxi downside case" to reflect the impact of not completing the construction of a new hotel at the Company's Bay St. Louis property as contemplated in management's base case. In addition, Wasserstein believed it appropriate to analyze an additional fourth case, the "Bay St. Louis Phase II Expansion Case, which contemplates the construction of an entertainment pavilion, a new one-level casino and other amenities in 2001 at the Company's Bay St. Louis casino, the estimated costs of which were provided by management, to preserve the Company's competitive position in light of projects proposed by competitors for the Bay St. Louis market. This case utilized the same discount rates and terminal valuation multiples as management's base case. Based on the foregoing, and in Wasserstein's judgement, a discounted cash flow analysis yielded a reference range of implied prices of $1.67 to $6.39 per share of Common Stock, the results of which are summarized in the following table:

                                                                              IMPLIED ENTERPRISE VALUE TO
                                      ENTERPRISE                                        EBITDA
                                      VALUE RANGE      EQUITY VALUE RANGE    -----------------------------
DISCOUNTED CASH FLOW ANALYSIS       ($ IN MILLIONS)       (PER SHARE)        LTM EBITDA(1)    1998 EBITDA
-----------------------------       ---------------    ------------------    -------------    ------------
Base Case.......................    $418.2 - $496.1      $4.21 - $6.39       7.3x  -  8.7x    6.2x  -  7.33x
Bay St. Louis Phase II Expansion
  Case..........................     395.5 -  472.7       3.58 -  5.74       6.9x  -  8.3x    5.8x  -  7.0x
No Bay St. Louis Expansion
  Case..........................     366.7 -  430.9       2.77 -  4.57       6.4x  -  7.6x    5.4x  -  6.4x
Biloxi Downside Case............     327.4 -  384.3       1.67 -  3.26       5.7x  -  6.7x    4.8x  -  5.7x

---------------

(1) Latest twelve month period ended June 30, 1998.

     Precedent Merger and Acquisition Transactions. In connection with the preparation of the Wasserstein Fairness Opinion, Wasserstein reviewed and analyzed selected merger and acquisition transactions involving other companies in the casino gaming industry that it deemed relevant. Among other factors, Wasserstein indicated that while there have been a number of recent casino gaming transactions, acquisition values paid in specific transactions have historically been affected by several factors including the transaction structure, the target's operating performance and geographic mix of assets, the existence of a controlling/major shareholder and the strategic rationale for the transaction.

     Wasserstein reviewed and analyzed selected transactions involving other companies in the casino gaming industry since December 1994 that it deemed relevant and are listed in the table below.

ANNOUNCEMENT
DATE                  ACQUIROR                                    TARGET
------------          --------                                    ------
12/16/94              ITT Corp.                                   Caesars World Inc.
03/20/95              Circus Circus Enterprises Inc.              Gold Strike Resorts
07/06/95              Grand Casinos                               Gaming Corp. of America
01/08/96              Trump Hotels & Casino Resorts               Taj Mahal Holding Corp.
03/20/96              Hollywood Park                              Boomtown, Inc.
04/26/96              Boyd Gaming Corp.                           Par-A-Dice Gaming Corp.
                                                                  Bally Entertainment
06/06/96              Hilton Hotels Corp.                         Corp,
10/21/97              Boyd Gaming Corp.                           Treasure Chest
12/19/97              Harrah's Entertainment                      Showboat, Inc.

     Wasserstein's analysis of the selected acquisition transactions yielded an estimated multiple at the date of the transaction announcement of EBITDA estimated for the next fiscal twelve months (based upon a consensus of research analysts' estimates) of 4.lx-8.2x. Because the market conditions and circumstances surrounding each of the transactions analyzed were specific to each transaction, and because of the inherent differences between the businesses, operations and market conditions of the Company and the acquired businesses analyzed, Wasserstein believed it was inappropriate to, and therefore did not, rely solely on the quantitative results of the analysis and, accordingly, also made qualitative judgments concerning differences between the characteristics of these transactions and the Merger that would affect the acquisition values of the Company and such acquired companies.

     Based on the foregoing values and multiples and in Wasserstein's judgment, the appropriate reference range derived from its precedent merger and acquisition transactions analysis was 5.0x-6.0x as a multiple of estimated 1998 EBITDA, implying a reference price range of $1.29 - $3.02 per share of Common Stock.

     In connection with its preparation of the Opinion Confirmation Letter, Wasserstein updated the analyses described above to include an additional announced transaction, Hilton Hotels Corp.'s proposed acquisition of

Grand Casinos, Inc., announced on June 30, 1998 (the "Hilton/Grand Transaction"), and updated the reference price range to reflect the Company's updated projections. As a result of the foregoing, in Wasserstein's judgment, the Merger Consideration remains within appropriate reference price range derived from its precedent merger and acquisition transactions analysis.

     Premiums Paid Analysis. In connection with the preparation of the Wasserstein Fairness Opinion, Wasserstein reviewed mergers and acquisitions involving casino gaming companies to derive a range of control premiums paid over public trading prices per share one week and four weeks prior to the announcement of such transactions. However, Wasserstein noted that the reasons for, and circumstances surrounding each of the transactions analyzed were diverse and the characteristics of the companies involved were not necessarily comparable to those of the Merger. In addition, recent mergers and acquisitions across all industries in which the target companies were acquired for cash consideration were reviewed to derive a range of control premiums paid over public per share trading prices one week and four weeks prior to the announcements of such transactions.

     The analyses indicated that the medians of control premiums paid in casino gaming transactions over public per share trading prices one week and four weeks prior to the announcement of such transactions were 64.6% and 62.9%, respectively. The Merger Consideration represents a premium over the trading price of Common Stock one week and four weeks prior to the first public information (Internet) concerning a possible merger of 96.3% and 86.3%, respectively.

     In connection with its preparation of the Opinion Confirmation Letter, Wasserstein updated the analyses described above to include the Hilton/Grand Transaction and found that the medians described above were still below the Company's premiums described above.

     The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analysis or of the summary set forth above, without considering the analysis as a whole, could create an incomplete view of the processes underlying Wasserstein's opinion. In arriving at its opinion, Wasserstein considered the results of all such analyses. The analyses were prepared solely for purposes of providing its opinion to the Board of Directors of the Company that the consideration to be received by the Shareholders pursuant to the Merger was fair to such holders from a financial point of view. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses.

     Wasserstein is an internationally recognized investment banking firm and is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions and other purposes.

     Pursuant to a letter agreement, the Company has agreed to pay Wasserstein, upon and subject to the consummation of a merger, a fee equal to one percent of the aggregate consideration paid by an acquiring party in connection with a merger, less $550,000. The aggregate consideration is the sum of all amounts paid to the Shareholders, plus the amount of the long term liabilities of the Company (including current portions) assumed by the acquiring party. Based upon the $2.27 per share Merger Consideration and the current indebtedness of the Company, Wasserstein's fee, contingent upon consummation of the Merger, will be approximately $3,050,000. In consideration for the Wasserstein Fairness Opinion and the Opinion Confirmation Letter the Company has agreed to pay Wasserstein a fee equal to $350,000. In addition, the Company has agreed to reimburse Wasserstein for its reasonable travel and other out-of-pocket expenses incurred in connection with its activities under the letter agreement, regardless of whether the Merger is consummated. The Company has also agreed to indemnify Wasserstein and certain related persons against certain liabilities arising out of or in conjunction with its engagement, including certain liabilities under federal securities laws.

     In the ordinary course of its business, Wasserstein may actively trade the equity and debt securities of the Company for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

Opinion of ING Baring Furman Selz LLC

     The Company retained Furman Selz to render financial advisory services to the Special Committee with respect to the proposed Merger.

     At the meeting of the Special Committee on February 19, 1998, Furman Selz rendered its oral opinion, subsequently confirmed in writing on the same date (the "Furman Selz Opinion"), to the effect that, as of February 19, 1998 and based upon the assumptions made, matters considered and limits of review, as set forth in such opinion, the Hollywood Park offer of $2.27 per share of Common Stock (the "Cash Offer") was fair to the Shareholders from a financial point of view.

     At the request of the Special Committee, on August 4, 1998, Furman Selz confirmed in writing (the "Furman Selz Opinion Confirmation Letter") that, as of August 4, 1998, and based upon the assumptions made, matters considered and limits of review, as set forth in the Furman Selz Opinion Confirmation Letter, it remained the opinion of Furman Selz that the Cash Offer was fair to the Shareholders from a financial point of view.

     COPIES OF THE FURMAN SELZ OPINION AND THE FURMAN SELZ OPINION CONFIRMATION LETTER, WHICH SET FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND CERTAIN LIMITATIONS ON THE SCOPE OF REVIEW UNDERTAKEN BY FURMAN SELZ, ARE ATTACHED HERETO AS ANNEX "E AND F", RESPECTIVELY, AND ARE INCORPORATED HEREIN BY REFERENCE. THE DESCRIPTIONS OF THE FURMAN SELZ OPINION AND THE FURMAN SELZ OPINION CONFIRMATION LETTER SET FORTH HEREIN ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE FURMAN SELZ OPINION AND THE FURMAN SELZ OPINION CONFIRMATION LETTER. SHAREHOLDERS ARE URGED TO READ THE FURMAN SELZ OPINION AND THE FURMAN SELZ OPINION CONFIRMATION LETTER IN THEIR ENTIRETY. THE FURMAN SELZ OPINION AND THE FURMAN SELZ OPINION CONFIRMATION LETTER ARE ADDRESSED TO THE SPECIAL COMMITTEE AND ADDRESS ONLY THE FAIRNESS FROM A FINANCIAL POINT OF VIEW OF THE CASH OFFER. THE CASH OFFER WAS DETERMINED ON THE BASIS OF NEGOTIATIONS BETWEEN THE COMPANY AND HOLLYWOOD PARK. THE FURMAN SELZ OPINION AND THE FURMAN SELZ OPINION CONFIRMATION LETTER DO NOT ADDRESS THE UNDERLYING DECISION BY THE COMPANY TO ENGAGE IN THE MERGER AND DO NOT CONSTITUTE A RECOMMENDATION TO ANY SHAREHOLDER AS TO HOW SUCH SHAREHOLDER SHOULD VOTE AT THE MEETING.

     In arriving at its opinion set forth in the Furman Selz Opinion, as confirmed by the Furman Selz Opinion Confirmation Letter, Furman Selz among other things: (i) reviewed certain publicly available financial statements and other information concerning the Company; (ii) reviewed certain information relating to prior periods concerning the business, earnings and assets of the Company furnished to Furman Selz by the management of the Company; (iii) conducted due diligence discussions with members of senior management of the Company and Hollywood Park about their views regarding future business, financial and operating benefits arising from the Merger; (iv) reviewed the historical market prices and trading activity for the Company's Common Stock and compared them with those of certain publicly traded companies which Furman Selz deemed to be relevant to the Company; (v) compared the results of operations of the Company with those of certain companies which Furman Selz deemed to be relevant to the Company; (vi) compared the proposed financial terms of the Merger with the financial terms of certain other mergers and acquisitions which Furman Selz deemed to be relevant; (vii) reviewed the terms of the proposed transaction submitted to the Company by Hollywood Park (in the case of the Furman Selz Opinion, set forth in a term sheet dated February 13, 1998 and amended on February 19, 1998, and, in the case of the Furman Selz Opinion Confirmation Letter, as set forth in the Merger Agreement); and (viii) reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as Furman Selz deemed necessary, including its assessment of general economic, market and monetary conditions.

     In preparing the Furman Selz Opinion and the Furman Selz Opinion Confirmation Letter, Furman Selz relied on the accuracy and completeness of all information supplied or otherwise made available to it by the Company, and did not assume responsibility for independent verification of such information. Furman Selz did not assume responsibility for undertaking an independent valuation or appraisal of the assets of the Company and no such valuation or appraisal was provided to it. With respect to the information furnished by the Company, and with respect to the information discussed with management of the Company, regarding their views of future operations, Furman Selz assumed that such information had been reasonably prepared and reflected the best then available estimates and judgments of the Company's management as to the competitive, operating and regulatory environments and related financial performance of the Company, as the case may be, for the relevant periods and as to the strategic rationale for the Merger. In addition, the Company assumed that the Merger would qualify for purchase accounting treatment in accordance with generally accepted accounting principles. The Furman Selz Opinion and the Furman Selz Opinion Confirmation Letter were necessarily based upon market, economic, financial and other conditions as they existed and could be evaluated as of the respective dates of the Furman Selz Opinion and the Furman Selz Opinion Confirmation Letter. In the Furman Selz Opinion and the Furman Selz Opinion Confirmation Letter, Furman Selz observed that it was not expressing any opinion as to the price at which the Common Stock would actually trade at any time.

     The matters considered by Furman Selz in arriving at its opinion are based on numerous macroeconomic, operating and financial assumptions with respect to industry performance, general business and economic conditions, many of which are beyond the control of the Company, and involve the application of complex methodologies and educated judgment. Any estimates incorporated in the analyses performed by Furman Selz are not necessarily indicative of actual past or future results or values, which may be significantly more or less favorable than such estimates. Estimated values do not purport to be appraisals and do not necessarily reflect the prices at which businesses or companies may be sold in the future. The Furman Selz Opinion does not present a discussion of the relative merits of the Merger as compared with any other business plan or opportunity that might be presented to the Company, or the effect of any other arrangement in which the Company might engage.

     At meetings of the Special Committee held on February 19, 1998, and on August 4, 1998, Furman Selz presented certain financial analyses accompanied by written materials in connection with the delivery of its oral opinion on February 19, 1998 and its Furman Selz Opinion Confirmation Letter on August 4, 1998. The following is a summary of the material financial and comparative analyses performed by Furman Selz in arriving at the Furman Selz Opinion, which was delivered on February 19, 1998, and the Furman Selz Opinion Confirmation Letter which was delivered on August 4, 1998.

     Analysis of Selected Comparable Publicly Traded Companies. Using publicly available information and certain estimates of future financial results published by First Call, Furman Selz compared certain financial and operating information and ratios of the Company with corresponding financial and operating information for a group of publicly traded companies engaged primarily in businesses which Furman Selz deemed to be relevant for the purpose of its analysis, including Argosy Gaming Co., Boyd Gaming Corp., Casino America, Inc., Hollywood Park, Lady Luck Gaming Corp., Players International, Inc. and President Casinos, Inc., and for the Furman Selz Opinion, but, because of its acquisition by Hilton Hotels Corporation, not for the Furman Selz Opinion Confirmation Letter, Grand Casinos, Inc. (the "Furman Comparable Companies").

     Regarding the Furman Selz Opinion dated February 19, 1998, Furman Selz's calculations resulted in the following relevant ranges for the Comparable
Companies: total enterprise value (defined as market value of common equity plus book value of total debt, preferred stock and minority interests, less cash) as a multiple of latest twelve months ("LTM") earnings before interest, taxes and depreciation and amortization ("EBITDA") (as of December 31, 1997) of 5.9x to 7.5x (with the Company at 7.1x) and enterprise value as a multiple of projected calendar 1998 EBITDA of 5.2x to 5.7x (with the Company at 4.9x). Applying the ranges of multiples derived from the Comparable Companies' information analyzed by Furman Selz, Furman Selz took the average of the enterprise values calculated, and calculated the implied per share equity values of the Company ranging from $1.30 to $2.76.

     Regarding the Furman Selz Opinion Confirmation Letter dated August 4, 1998, Furman Selz's calculations resulted in the following relevant ranges for the Furman Comparable Companies: total enterprise value as a multiple of LTM EBITDA (as of June 30, 1998) of 5.5x to 6.5x (with the Company at 5.6x) and enterprise value as a multiple of projected calendar 1998 EBITDA of 4.0x to 5.0x (with the Company at 4.7x). Applying the ranges of multiples derived from the Furman Comparable Companies' information analyzed by Furman Selz, Furman Selz took the average of the enterprise values calculated and calculated implied per share equity values of the Company ranging from $1.49 to $3.32.

     None of the companies utilized in the above analysis for comparative purposes is, of course, identical to the Company. Accordingly, a complete analysis of the results of the foregoing calculations cannot be limited to a quantitative review of such results and involves complex considerations and judgments concerning differences in financial and operating characteristics of the Furman Comparable Companies and other factors that could affect the public trading value of the Furman Comparable Companies.

     Comparable Acquisition Analysis. Furman Selz also reviewed the financial terms of certain transactions in the gaming industry (the "Comparable Acquisitions"). The Comparable Acquisitions reviewed were: (i) the acquisition by Colony Capital, Inc. of Harvey's Casino Resorts; (ii) the acquisition by Crescent Real Estate Equities of Station Casinos; (iii) the acquisition by Harrah's Entertainment of Showboat, Inc.; (iv) the acquisition by Sun International Hotels Ltd. of Griffin Gaming and Entertainment, Inc.; (v) the acquisition by Hilton Hotels Corp. of Bally Entertainment; (vi) the acquisition by Boyd Gaming Corp. of Par-A-Dice Gaming Corporation; (vii) the acquisition by Hollywood Park, Inc. of Boomtown, Inc.; (viii) the acquisition by Trump Hotels and Casino Resorts, Inc. of Trump's Castle Casino Resort; (ix) the acquisition by Grand Casinos, Inc. of Gaming Corporation of America; (x) the acquisition by ITT Corp. of Caesar's World, Inc., and (xi) with respect to the Furman Selz Opinion Confirmation Letter, but not the Furman Selz Opinion, the acquisition of Grand Casinos, Inc. by Hilton Hotels Corporation.

     Furman Selz then analyzed offer value and enterprise value consideration multiples implied by the purchase price in these transactions. For the Furman Selz Opinion dated February 19, 1998, the analyses resulted in the following relevant range: value as a multiple of LTM EBITDA (as of December 31, 1997) of 6.7x to 8.6x. Applying the range of multiples derived from Comparable Acquisitions analyzed by Furman Selz, for the Furman Selz Opinion dated February 19, 1998, Furman Selz calculated implied share equity values of the Company ranging from $1.25 to $3.64. For the Furman Selz Opinion Confirmation Letter dated August 4, 1998, the analyses resulted in the following relevant range: value as a multiple of LTM EBITDA (as of June 30, 1998) of 5.5x to 6.5x. Applying the range of multiples derived from Comparable Acquisitions information analyzed by Furman Selz for the Furman Selz Opinion Confirmation Letter dated August 4, 1998, Furman Selz calculated implied share equity values of the Company ranging from $2.09 to $3.76.

     No transaction utilized in the comparable acquisition analysis was identical to the Merger. Accordingly, an analysis of the results of the foregoing is not purely mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies included in the comparable acquisition analysis and other factors that could affect the offer value and the transaction consideration.

     Premium Analysis. Furman Selz reviewed the premiums paid in acquisition transactions (the "Furman Comparable Transactions") in the gaming sector since December 1, 1994, with transaction values in excess of $20 million. Such analysis indicated that, in such transactions, the mean and median premiums to the closing market price one day, one week and one month prior to announcement of the transaction, were 34.2%, 33.0% and 42.6%, 40.4%, 47.1% and 51.1%, respectively.

     Furman Selz's analyses of the premiums paid in the Furman Comparable Transactions indicated that the mean or median imputed offer price for a share of Common Stock, as of February 19, 1998 (the date on which it was announced that Hollywood Park offered to purchase the Company and the Company accepted such offer) and on January 20, 1998 (the date on which it was announced that Grand Casinos, Inc. offered to purchase the Company, which offer was subsequently rejected) would range from $1.79 to $2.60.

     No transaction utilized in the comparable transaction analysis was identical to the Merger. Accordingly, an analysis of the results of the foregoing is not purely mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies included in the comparable transaction analysis and other factors that could affect the offer value and the transaction consideration.

     Discounted Cash Flow Analysis. Furman Selz also performed discounted cash flow analyses (i.e., an analysis of the present value for the projected unlevered free cash flows and terminal value for the periods and at the discount rates indicated) of the Company using discount rates reflecting a weighted average cost of capital ranging from 11.0% to 15.0%. For the Furman Selz Opinion dated February 19, 1998, the discounted cash flow analyses were for the years 1998 through 2001, inclusive, using terminal value multiples of calendar year 2001 EBITDA ranging from 4.5x to 5.5x. For the Furman Selz Opinion Confirmation Letter dated August 4, 1998, the analyses were for the six month period ending December 31, 1998 and the years 1999 through 2002, inclusive, using terminal value multiples of calendar year 2002 EBITDA ranging from 4.0x to 5.0x.

     Applying the results of such discounted cash flow analysis, Furman Selz calculated the implied per share equity values of the Company ranging, for the Furman Selz Opinion dated February 19, 1998, from $1.20 to $3.92 and for the Furman Selz Confirmation Letter dated August 4, 1998, from $2.21 to $5.39.

     The summary set forth above does not purport to be a complete description of the analyses performed by Furman Selz in arriving at its opinion. The preparation of a fairness opinion is a complex process and not necessarily susceptible to partial or summary description. In arriving at the Furman Selz Opinion, as confirmed by the Furman Selz Opinion Confirmation Letter, Furman Selz did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analyses and factor. Furman Selz believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all factors and analyses, could create a misleading view of the processes underlying its analyses set forth in its opinion.

     The Company's Special Committee selected Furman Selz to render a fairness opinion because Furman Selz is an internationally recognized investment banking firm with substantial experience in transactions similar to the Merger. Furman Selz is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions and for other purposes and has substantial experience in transactions similar to the Merger.

     Pursuant to a letter agreement, the Company paid Furman Selz a $325,000 opinion fee and agreed to pay a fee of $250,000 for the Furman Selz Opinion Confirmation Letter. The fees paid or payable to Furman Selz are not contingent upon the contents of the opinion delivered. In addition, the Company agreed to reimburse Furman Selz for its reasonable out-of-pocket expenses (including reasonable fees and expenses of its legal counsel) not to exceed $30,000 incurred in connection with its engagement, and to indemnify Furman Selz and certain related persons against certain liabilities arising out of or in conjunction with its rendering of services under its engagement, including certain liabilities under federal securities laws.

     In the ordinary course of its business, Furman Selz may actively trade the securities and loans of the Company for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities and loans.

     THE FULL TEXTS OF THE OPINIONS AND RELATED CONFIRMATION LETTERS, WHICH SET FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS OF THE REVIEWS UNDERTAKEN, ARE INCLUDED IN THIS PROXY STATEMENT AS ANNEXES C, D, E AND F AND ARE INCORPORATED HEREIN BY REFERENCE. SHAREHOLDERS ARE URGED TO READ EACH OPINION AND RELATED CONFIRMATION LETTER CAREFULLY IN ITS ENTIRETY. THE OPINIONS ARE AS OF FEBRUARY 19, 1998, AND THE CONFIRMATION LETTERS ARE AS OF AUGUST 4, 1998, AND ARE DIRECTED ONLY TO THE FAIRNESS TO THE SHAREHOLDERS OF THE MERGER CONSIDERATION FROM A FINANCIAL POINT OF VIEW AS OF THOSE DATES. NEITHER THE OPINIONS NOR THE CONFIRMATION LETTERS ADDRESS ANY OTHER ASPECT OF THE MERGER OR THE TRANSACTIONS CONTEMPLATED THEREBY.

ACCOUNTING TREATMENT

     The Merger will be treated as a "purchase" for accounting purposes.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     In connection with the Merger Agreement, Mr. Torguson entered into the Shareholder Agreement which, among other things, provides that Mr. Torguson will continue to be employed by the Company following the Merger. See "THE MERGER AGREEMENT AND RELATED AGREEMENT -- The Shareholder Agreement." On January 27, 1998, the Company adopted a Change in Control Severance Plan (the "Plan") which provides for severance payments to the Company's executive officers and to the managers of the Company's casinos following a "change in control" of the Company. The Merger would constitute such a change in control. See "EXECUTIVE COMPENSATION -- Employment and Change of Control Arrangements."

TREATMENT OF OUTSTANDING OPTIONS

     The Merger Agreement provides that all options to acquire Common Stock issued under the Option Plan and certain Non-Plan Options outstanding at the Effective Time (the "Original Options") will be cancelled and the holders of such Original Options will receive in exchange thereof options to acquire Hollywood Park common stock ("Substitute Options") at an exercise price equal to the product of (i) the exercise price of their Original Options divided by $2.27 and (ii) the average closing sales price of Hollywood Park common stock for the ten trading days immediately preceding the date of the Merger Agreement ($15.075). The number of shares into which such Substitute Options will be exercisable is the number of shares subject to the Original Options multiplied by 0.15058. The vesting terms of each of the Substitute Options will be equivalent to the vesting of the respective Original Option exchanged therefor. In all other respects, the terms of the Substitute Options will be governed by the provisions of Hollywood Park's option plan, unless such provisions materially adversely affect the rights of the holders of the Original Options, in which case the provision of the Substitute Options will be governed by the terms of the Option Plan or the Non-Plan Options, as appropriate.

PROCEDURE FOR EFFECTING THE MERGER

     The Merger will become effective upon (the "Effective Time") the filing with the Minnesota Secretary of State of Articles of Merger containing the Plan of Merger. Such filing will not occur until certain conditions, including approval by the Shareholders, are satisfied or waived. If the conditions to the completion of the Merger are not satisfied or waived, the Merger will not be effected notwithstanding the approval by the Shareholders of the Merger. In addition, the Company and Hollywood Park each have certain rights to not complete the Merger even if the conditions are satisfied. Among the rights of the Company to not complete the Merger are its rights to accept a competing acquisition proposal which is superior to that contemplated by the Merger Agreement. If such a proposal is received, the Merger Agreement requires that Hollywood Park be permitted to acquire the Company by increasing the Merger Consideration to an amount which equals or is superior to the terms of the competing proposal. The Plan of Merger provides that it may be amended to reflect such an adjustment in the Merger Consideration without requiring additional approval by the shareholders of the Company and HP Acquisition.

EXCHANGE PROCEDURES

     Prior to the Effective Time, Hollywood Park will designate a bank or trust company reasonably acceptable to the Company to serve as the Paying Agent for the shares of Common Stock, and will deposit with the Paying Agent, for the benefit of the Shareholders at the Effective Time who have not properly asserted dissenter's rights, immediately available funds in an amount that equals the aggregate Merger Consideration payable to such Shareholders.

     Promptly after the Effective Time, the Paying Agent will mail to each record holder of Common Stock as of the Effective Time a form of letter of transmittal and instructions for use in effecting the surrender of the certificates for the Common Stock (the "Certificates") for payment of the Merger Consideration. Delivery shall be effected, and risk of loss shall pass, only upon proper delivery of the Certificates to the Paying Agent.

     Upon the surrender to the Paying Agent of duly executed letters of transmittal and Certificates, the holders of the Certificates shall be entitled to receive the Merger Consideration and the Certificates shall be cancelled. If payment (or any portion thereof) is to be made to a person other than the person in whose name the surrendered Certificate is registered, the surrendered Certificate must be properly endorsed in accordance with the instructions to be provided by the Paying Agent.

CERTAIN TAX CONSEQUENCES OF THE MERGER

     Upon consummation of the Merger, each outstanding share of Common Stock, except for shares for which Shareholders have asserted dissenter's rights (See "RIGHTS OF DISSENTING SHAREHOLDERS"), will be cancelled in exchange for payment of $2.27 per share. Certain employees holding options to purchase Common Stock will receive replacement options to purchase Hollywood Park common stock following the Merger.

     The following discussion is a summary of the principal federal income tax consequences of the Merger to Shareholders. The discussion does not purport to consider all aspects of federal income taxation which may be relevant to a Shareholder, and the tax treatment of a Shareholder may vary according to the Shareholder's situation. Certain Shareholders (including insurance companies, tax-exempt organizations, financial institutions, broker-dealers, foreign corporations, persons who are not citizens or residents of the United States, and employees holding shares pursuant to the exercise of stock options or otherwise as compensation) may be subject to special rules not discussed below. In addition, the discussion does not consider the effect of any foreign, state or local tax laws. The discussion assumes that Shareholders hold their Common Stock as "capital assets" (generally property held for investment) within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended. The following discussion also includes a summary of the principal federal income tax consequences of the Merger to employees of the Company who hold incentive stock options to purchase Common Stock.

     THE FEDERAL INCOME TAX CONSEQUENCES SET FORTH BELOW ARE INCLUDED FOR GENERAL INFORMATIONAL PURPOSES ONLY AND ARE BASED UPON PRESENT LAW. EACH SHAREHOLDER IS URGED TO CONSULT THEIR OWN TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES OF THE MERGER, INCLUDING THE EFFECTS OF APPLICABLE STATE, LOCAL OR OTHER TAX LAWS.

     The receipt of cash in exchange for Common Stock pursuant to the Merger (including payments to dissenting Shareholders) will be a taxable transaction for federal income tax purposes and may also be a taxable transaction under applicable state, local and foreign tax laws. A Shareholder will generally recognize gain or loss for federal income tax purposes in an amount equal to the difference between such Shareholder's adjusted tax basis in such Shareholder's Common Stock and the cash received by such Shareholder. Such gain or loss will be a capital gain or loss if such Common Stock is held as a capital asset, and will be a long-term gain or loss if, at the Effective Time of the Merger, the shares were held for more than one year. Long-term capital gain recognized by Shareholders that are individuals will be treated at the lowest rates applicable to capital gains if the Shareholder has held the shares for more than 18 months.

     The receipt of the Merger Consideration may be subject, under certain circumstances, to "backup withholding" at a 31% rate. This withholding generally applies only if the Shareholder (i) fails to furnish his or her social security or other taxpayer identification number ("TIN") within a reasonable time after the request therefor, (ii) furnishes an incorrect TIN, (iii) is notified by the Internal Revenue Service that the Shareholder has failed to report properly interest or dividends, or (iv) fails, under certain circumstances, to provide a certified statement, signed under penalty of perjury, that the TIN provided is the correct number and that he or she is not subject to backup withholding. Amounts paid as backup withholding (but not any applicable penalties) are creditable against a Shareholder's federal income tax liability.

     Under the Merger Agreement, upon the Merger each employee of the Company who is a holder of an incentive stock option granted under the Company's 1992 Incentive Stock Option Plan to purchase Common Stock, will, in substitution of that option, receive an incentive stock option to purchase common stock of Hollywood (the "Substitute Option") which qualifies as in incentive stock option as defined under Section 422(b) of the Code. This substitution of options is described under "APPROVAL OF THE MERGER -- Treatment of Outstanding Options." Under the terms of the Merger Agreement, the fair market value of the Substitute Option to purchase Hollywood's common stock which is to be held by an employee immediately after the Merger will not exceed (but will equal) the fair market value of the option that employee held to purchase Common Stock immediately prior to the Merger. Further, the Substitute Option will not provide the option holder with any benefits in addition to those provided under a previously held option to purchase Common Stock. Based upon the foregoing, the receipt by an employee of the Company of a Substitute Option which qualifies as an incentive stock option, notwithstanding the fact that the exercise price of the Substitute Option is less than the market price of Hollywood Park, Inc.'s common stock when such Substitute Option is granted, will not be deemed to be income to that employee for federal income tax purposes.

                   THE MERGER AGREEMENT AND RELATED AGREEMENT

     The following is a summary of material terms of the Merger Agreement, a copy of which is included in this Proxy Statement as Annex B. The material terms of the Merger Agreement are summarized below, but such summary is not a complete description of the terms and conditions thereof and is qualified in its entirety by reference to the Merger Agreement. Shareholders are urged to review the Merger Agreement carefully.

GENERAL

     Pursuant to the Merger Agreement, at the Effective Time, HP Acquisition will merge with and into the Company and the separate corporate existence of HP Acquisition will thereupon cease, with the Company remaining as the surviving corporation and becoming a wholly owned subsidiary of Hollywood Park.

     As a result of the Merger, at the Effective Time, each share of Common Stock issued and outstanding immediately prior to the Effective Time (other than shares as to which dissenters' rights are properly asserted) will be converted into and represent the right to receive the Merger Consideration, which consists of $2.27 in cash. In the Merger, each share of capital stock of HP Acquisition issued and outstanding immediately prior to the Effective Time will be converted into and become one fully paid and nonassessable share of common stock, $.01 par value, of the Company. Hollywood Park may require the Effective Time to be delayed until October 31, 1998. Hollywood Park may further delay the Effective Time until the earlier of March 31, 1999 or the date the Merger receives applicable regulatory approval. See "Regulatory Approval" below. Upon consummation of the Merger, the registration of the Common Stock under the Exchange Act will be terminated, and the Common Stock will cease to be reported and listed on The Nasdaq National Market System.

REPRESENTATIONS AND WARRANTIES

     The Merger Agreement contains various customary representations and warranties made by the Company relating to its capital structure, operations, financial condition, properties and other matters including its authority to enter into the Merger Agreement and to consummate the Merger. Hollywood Park has also made customary representations and warranties. None of the representations made by the Company or Hollywood Park in the Merger Agreement will survive the Merger.

CERTAIN COVENANTS OF THE COMPANY

     The Company has agreed that from the date of the Merger Agreement until the Effective Time, the Company and its subsidiaries will each conduct their respective operations in accordance with their ordinary course of business consistent with past practice and will use their reasonable best efforts to preserve intact their business organization, keep their officers and employees and maintain existing business relationships.

Specifically, and in summary, the Company has agreed that, without the prior written consent of Hollywood Park, the Company will not amend its articles of incorporation or by-laws; fail to make scheduled payments on its debt obligations; issue or commit to issue any capital stock or rights to acquire any capital stock; borrow, guarantee or assume any debt for borrowed money in excess of $5,000,000 or prepay any indebtedness; enter into any employment, deferred compensation or similar agreement (or amend any such existing agreement) with any existing or prospective director, officer, employee or consultant of or to the Company; increase benefits payable under any existing severance or termination or employment agreements; increase compensation, bonus or other benefits payable to directors, officers or employees of the Company; make any loans or investments in any other person or otherwise pledge the credit of the Company, or mortgage or pledge any of its assets; fail to comply in any material respect with any laws or other governmental restrictions applicable to the Company; declare or pay any dividends; redeem or otherwise acquire any outstanding Common Stock; merge or consolidate with, purchase substantially all or any substantial part of the assets of, or otherwise acquire any business or organization except in connection with the exercise of fiduciary obligations in accordance with applicable law upon the consummation of a Superior Proposal (as defined under "No Solicitation of Competing Acquisition Proposals," below); except for up to approximately $25,000,000 in capital improvements at the Bossier City casino, make significant capital expenditures; adopt, amend or terminate or propose to adopt, amend or terminate employee benefit plans or arrangements; dispose or commit to dispose of any material portion of its assets or business or relinquish any contract or other right material to the Company; or change any method of accounting or accounting practices.

     The Company and Hollywood Park have agreed to use their best efforts promptly to take, or cause to be taken, all actions necessary, proper or advisable to consummate the Merger.

NO SOLICITATION OF COMPETING ACQUISITION PROPOSALS

     The Merger Agreement prohibits the Company from directly or indirectly encouraging another party to offer to merge with or otherwise acquire the Company or a substantial portion of the Company's assets (an "Acquisition Proposal"). The Merger Agreement further restricts the Company from carrying on negotiations with or disclosing any non-public information relating to the Company or providing access to the properties, books or records of the Company to any person that may be considering making, or has made, an Acquisition Proposal; or agreeing to approve, recommend or enter into any agreement regarding an Acquisition Proposal.

     Notwithstanding these restrictions, if the Company has received an unsolicited, written, bona fide Acquisition Proposal from a third party, the Company's Board of Directors concludes in good faith, after consultation with its legal and financial advisors, that such Acquisition Proposal is superior from a financial point of view to the Merger (a "Superior Proposal"), and the Company's Board of Directors has determined, after consultation with outside legal counsel, that the failure to take such action in respect of such Acquisition Proposal would result in a substantial risk of liability for a breach of fiduciary duties of the members of the Company's Board of Directors under applicable law; then in such event, the Company may pursue acceptance of such a Superior Proposal. The Company has agreed to promptly notify Hollywood Park upon its receipt of any Acquisition Proposal, any indication that any person is considering making an Acquisition Proposal, or any request for non-public information relating to the Company by any person that may be considering making, or has made, an Acquisition Proposal, and will keep Hollywood Park fully informed of the status and details of any such Acquisition Proposal or request, including furnishing Hollywood Park a copy of any Acquisition Proposal or request received.

     The Company may terminate the Merger Agreement if it receives a Superior Proposal and Hollywood Park fails to provide a counter proposal which the Board of Directors of the Company, after consultation with its financial advisors and legal counsel, finds to be at least equivalent to the Superior Proposal. The Company is required to provide Hollywood Park at least five business days to submit a counter proposal. If the Company terminates the Merger Agreement to pursue a Superior Proposal, the Company must pay $3,500,000 to Hollywood Park.

CERTAIN COVENANTS OF HOLLYWOOD PARK

     The Merger Agreement prohibits Hollywood Park, prior to the fifth anniversary of the Effective Time, from amending or repealing the provisions for indemnification of directors, officers, employees or agents contained in the articles of incorporation or bylaws of the Company as of the date of the Merger Agreement. In addition, until the second anniversary of the Effective Time, Hollywood Park has agreed to cause the Company to maintain in effect, to the extent available, the policies of directors' and officers' liability insurance maintained by the Company as of the date of the Merger Agreement (or policies of at least the same coverage and amounts containing terms that are no less advantageous to the insured parties) with respect to claims arising from facts or events that occurred on or prior to the Effective Time.

     Hollywood Park has agreed, for a period of no less than twelve months following the Effective Time, to provide each employee of the Company with benefits that are at least substantially equivalent in the aggregate to those provided under the employee benefit plans and arrangements of the Company. Hollywood Park has also agreed to require the Company to continue to employ certain specified managerial employees of the Company during the six month period following the Effective Time or, if they are terminated after the Effective Date, to continue to pay the salary of those terminated employees during such six month period unless the termination was for cause.

REGULATORY APPROVALS

     Completion of the Merger is subject to receipt of all regulatory approvals of the Merger from the Mississippi Gaming Commission and the Louisiana Gaming Control Board, and notice to the gaming authorities for Argentina Authorities and the Nevada Gaming Commission. Applications for all such approvals have been filed, and on June 18, 1998, the Mississippi Gaming Commission approved the Merger subject to Shareholder approval. There can be no assurance that the other regulatory authorities will approve or not take action to prevent completion of the Merger, and there can be no assurance as to the timing of such regulatory approval or other action. The Merger Agreement provides that if regulatory approval for the Merger from Mississippi or Louisiana is not obtained and that is the only outstanding condition to completion of the Merger as of October 31, 1998, neither the Company nor Hollywood Park may unilaterally terminate the Merger Agreement prior to March 31, 1999.

     The parties and certain of their directors and executive officers may also need to be found suitable by governmental authorities which administer gaming laws applicable to the Company and Hollywood Park. These authorities may also require stockholders owning certain percentages of Hollywood Park and other persons having a material relationship or involvement with Hollywood Park, to be found suitable as part of the approval process relating to the Merger.

     In 1997, Hollywood Park, its officers, directors, key personnel and persons then holding a 5% or greater interest in Hollywood Park were found suitable by the Mississippi Gaming Commission and the Louisiana Gaming Control Board in connection with Hollywood Park's acquisition of Boomtown, Inc. and its Louisiana subsidiary. Although Hollywood Park has advised the Company that it believes that it and its current officers, directors, key personnel and 5% stockholders will be found suitable to operate the Company's facilities, there can be no assurance that all necessary findings of suitability will be made.

OTHER CONDITIONS TO THE MERGER

     In addition to approval by the shareholders of the Company and HP Acquisition, and the Mississippi Gaming Commission and the Louisiana Gaming Control Board, completion of the Merger is subject to there being no applicable law or court order which prevents or prohibits the consummation of the Merger, or which would materially impair the effective operation of the business of the Company or Hollywood Park after the Effective Time, and the absence of proceedings challenging the Merger Agreement or the transactions contemplated thereby or seeking to prohibit, alter, prevent or materially delay the Merger.

     The obligations of Hollywood Park and HP Acquisition to complete the Merger are also subject to the satisfaction of the following additional conditions: (a) the performance by the Company in all material respects of its obligations under the Merger Agreement and the accuracy of its representations and warranties as of the Effective Time; (b) receipt by Hollywood Park of any documents requested from the Company to evidence the existence of the Company and its subsidiaries and the authority of the Company to enter into the Merger Agreement; (c) receipt by Hollywood Park of the opinions of legal counsel to the Company, in a form reasonably acceptable to Hollywood Park; (d) the absence of any material adverse change in the results of operations, financial condition, assets, liabilities, or business of the Company, from the date of the Merger Agreement through the Effective Date, which material adverse effect has not been adequately reserved for in the Company's financial statements; and (e) the holders of no more than 10% of the issued and outstanding shares of Common Stock shall have made the demands and given the notices required to assert dissenter's rights.

     The obligation of the Company to complete the Merger is also subject to the satisfaction of the following additional conditions: (a) the performance by Hollywood Park and HP Acquisition in all material respects of their respective obligations under the Merger Agreement and the accuracy of their representations and warranties as of the Effective Time, (b) receipt by the Company of any documents requested from Hollywood Park to evidence the existence of Hollywood Park and its subsidiaries and the authority of Hollywood Park to enter into the Merger Agreement; and (c) receipt by the Company of the opinion of legal counsel to Hollywood Park, in a form reasonably acceptable to the Company.

TERMINATION

     Even if the Merger is approved by the Shareholders, the Merger Agreement may be terminated and the Merger abandoned prior to the Effective Time, (a) by mutual written consent of the parties; (b) by either Hollywood Park or the Company under certain circumstances, including, among other things, (i) if the Merger shall not have been consummated on or prior to October 31, 1998 (subject to the extension of the deadline as noted above with respect to certain regulatory approvals), and the failure to consummate the Merger is not caused by a breach of the Merger Agreement by the terminating party; or (ii) if the other party breaches in any material respect any of their respective representations or agreements contained in the Merger Agreement following a cure period (if applicable); (c) by the Company, if the Company receives a Superior Proposal (as defined above and Hollywood Park does not provide the Company with a proposal believed by the Board of Directors to be the equivalent of or superior to the Superior Proposal; or (d) by Hollywood Park, if the Board shall have withdrawn or modified in a manner adverse to Buyer its approval or recommendation of the Merger Agreement or the Merger or shall have approved or recommended an Acquisition Proposal.

     The Company is required to pay $3,500,000 to Hollywood Park if the Merger Agreement is terminated (a) by either the Company or Hollywood Park due to the failure to obtain Shareholder approval of the Merger on or before October 31, 1998; (b) by the Company due to its receiving a Superior Proposal; or (c) by Hollywood Park if the Company breaches in any material representations or agreements contained in the Merger Agreement, or if the Company's Board of Directors accepts another Acquisition Proposal or the Board of Directors withdraws its recommendation to the Shareholders to approve the Merger.

THE SHAREHOLDER AGREEMENT

     Marlin F. Torguson, who beneficially owns in the aggregate 7,683,000 shares of Common Stock, or approximately 21.5% of the total number of issued and outstanding shares of Common Stock entered into an agreement dated February 20, 1998 with Hollywood Park (the "Shareholder Agreement"), pursuant to which he agreed to vote his shares of Common Stock (and any other shares of capital stock of the Company which he may acquire) in favor of approving the Merger and any matter that could reasonably be expected to facilitate the Merger. Mr. Torguson has granted an irrevocable proxy to Hollywood Park to vote his shares of Common Stock for such approval.

     Pursuant to the Shareholder Agreement, and subject to the terms and conditions set forth therein, Mr. Torguson has agreed: (i) to continue to be employed by the Company for a three-year period (the "Employment Period"), and
(ii) not to compete with Hollywood Park or the Company in any of the jurisdictions in which Hollywood Park, the Company or their respective subsidiaries operate during the

Employment Period. Following the Effective Time, Hollywood Park is to appoint Mr. Torguson to the board of directors of Hollywood Park. Hollywood Park has agreed to issue to Mr. Torguson 20,000 shares of Hollywood Park common stock per year during the Employment Period and pay him $300,000 per year of the Employment Period. In addition, Hollywood Park will grant Mr. Torguson options to acquire 30,000 shares of Hollywood Park common stock at an exercise price equal to the closing price of Hollywood Park common stock on the Effective Date. The foregoing payments will be made to Mr. Torguson whether or not Hollywood Park or the Company terminates Mr. Torguson's employment (except for a termination for cause, as defined in the Shareholder Agreement).

                       RIGHTS OF DISSENTING SHAREHOLDERS

GENERAL

     The following discussion is a summary of the law pertaining to the rights of the Shareholders under the Minnesota Business Corporation Act (the "MBCA") to dissent from the Merger and receive payment of the "fair value" for their shares. The term "fair value" is determined through a process described in
Section 302A.473, and could be different for each Shareholder exercising his or her dissenting rights. Copies of Section 302A.471 and 302A.473 of the MBCA concerning such rights and the procedures for asserting those rights are attached to this Proxy Statement as Annex G. Any Shareholder who wishes to exercise such rights or who wishes to preserve his or her right to do so should review the following discussion and Annex G carefully, because failure to timely or properly comply with the procedures will result in the loss of the rights to dissent from the Merger.

PROCEDURES

     Under Minnesota law, a Shareholder who follows the procedures set forth in
Section 302A.473 of the MBCA will be entitled to receive a cash payment equal to the "fair value" of his or her shares instead of the Merger Consideration of $2.27 per share. Such "fair value" is to be the value of the shares immediately before the Effective Date of the Merger. Such amount may be more or less than the $2.27 per share cash payment the Shareholder would receive in the Merger.

     The Company must notify each Shareholder of the right to dissent from the Merger, and to provide each Shareholder a brief description of the procedures to be followed under Sections 302A.471 and 302A.473 and a copy of such sections. This section of the Proxy Statement constitutes that notice and description, and the copies of Sections 302A.471 and 302A.473 of the MBCA are attached as Annex G.

     A Shareholder who wishes to exercise dissenter's rights (i) must file with the Company, before the Meeting, a written notice of intent to assert dissenter's rights and receive the fair value for all of the Common Stock owned by such Shareholder; and (ii) must not vote his or her shares in favor of approving the Merger. That written notice should be sent to the attention of Robert Callaway, Secretary, Casino Magic Corp., 711 Casino Magic Drive, Bay Saint Louis, MS 39520.

     If the Merger is approved by the Shareholders, the Company will provide a form and instructions for its completion to each Shareholder who has filed with the Company the written notice of intent to demand the fair value of their shares and who did not vote for the Merger as described above. The instructions will include directions as to where the stock certificates and the completed form are to be sent in order to receive payment. Failure to return the form and stock certificates to the Company within 30 days will terminate the Shareholder's dissenter's rights.

     A Shareholder cannot assert dissenter's rights as to less than all of their shares. A beneficial owner who is not the record owner of their shares may assert dissenter's rights with respect to shares held on their behalf, and will be treated as a dissenting Shareholder, if the beneficial owner submits to the Company a written consent to the assertion of the dissenter's rights by the beneficial owner signed by the record owner holding such beneficial owner's shares. That consent must be sent with or before the beneficial owner provides the Company with the notice of the intention to assert dissenter's rights.

     If a Shareholder properly complies with the procedures described above, the Company will, within five days after the Effective Date, send to the dissenting Shareholder the amount the Company estimates to be the fair value of the Shareholder's Common Stock, certain financial statements of the Company, an explanation of how the Company determined the amount of the payment and information as to further procedures to be followed by the dissenting Shareholder if the dissenting Shareholder wishes to seek an additional payment for the shares, because the Shareholder believes the fair value is greater than the Company's estimate.

     To be able to obtain any additional payment, the dissenting Shareholder must give written notice to the Company of the Shareholder's own estimate of the fair value within 30 days after the Company mails the payment and demand payment of the difference. If that estimate and demand is not given to the Company, the dissenting Shareholder will receive only the amount the Company paid. If that estimate and demand is given to the Company, the Company will have 60 days to either, (i) pay to the dissenting Shareholder the amount demanded or agreed to between the Company and the Shareholder, plus interest on that amount, or (ii) file with the District Court for Hennepin County, Minnesota a petition requesting that the court determine the fair value of the shares. All dissenting Shareholders who have demanded an additional payment and who have not reached agreement with the Company will be named in such a petition. The court will determine whether such dissenting Shareholders have fully complied with the dissent procedures, and whether they are entitled to any additional payment. In determining the fair value of the shares, the court will take into account any and all factors and valuation methods the court finds appropriate, whether or not used by the Company or by a dissenting Shareholder. The fair value of the shares as determined by the court is binding on all dissenting Shareholders named in the petition.

COSTS AND EXPENSES

     The costs and expenses of the court proceeding, including the expenses and compensation paid to any appraiser which may be appointed by the court, will be paid by the Company. The court may, however, assess part or all of those costs and expenses against a dissenting Shareholder if the court believes the Shareholder has not acted in good faith in demanding the additional payment. The court may also require a dissenting Shareholder who the court believes has not acted in good faith, to reimburse the Company for fees and expenses of experts or attorneys employed by the Company. The court also has the discretion to apply portions of the additional payment due dissenting Shareholders to payment of any attorneys who have represented the dissenting Shareholders in the court proceeding.

                                  PROPOSAL II

                             ELECTION OF DIRECTORS

     All members of the Company's Board of Directors are being nominated for election at the Meeting. Unless otherwise directed, it is the intention of those appointees named in the accompanying form of proxy to vote for the election of Marlin F. Torguson, James E. Ernst, Roger H. Frommelt and E. Thomas Welch as the members of the Company's Board of Directors. Each nominee is being nominated for a term of approximately one year, or until the next annual meeting of the Company's shareholders.

RECOMMENDATION OF BOARD OF DIRECTORS

     The Board of Directors recommends a vote in favor of each of the proposed nominees listed below, and the proxies will be voted in favor of such proposed nominees or as otherwise directed.

INFORMATION CONCERNING NOMINEES

     The names, ages and respective positions of the directors of the Company as of the date of this Proxy Statement, each of whom is a nominee, are as follows:

                NAME                    DIRECTOR SINCE   AGE                   POSITION
                ----                    --------------   ---                   --------
Marlin F. Torguson(1)................        1992        53    Chairman of the Board and a Director
                                             1995        47    President, Chief Executive Officer and a
James E. Ernst.......................                          Director
Roger H. Frommelt(1)(2)..............        1992        61    Assistant Secretary and a Director
E. Thomas Welch(1)(2)................        1993        59    Director

---------------
(1) Member of the Nominating Committee

(2) Member of the Audit, Compensation, Stock Option and Special Committees

     The business experience, principal occupations and directorships in publicly-held companies for the nominated directors of the Company are set forth below.

     MARLIN F. TORGUSON has been the Company's Chairman of the Board since December 1, 1994. Mr. Torguson was President and Chief Executive Officer of the Company from April 1992 through November 1994. From April 1992 to February 1993, Mr. Torguson also served as the Company's Chief Financial Officer and Treasurer. Mr. Torguson was a 50 percent owner and a Vice President of G.M.T. Management Co. from December 1983 to December 1994. G.M.T. Management Co. was responsible for the operation and management of Jackpot Junction Casino, located in Morton, Minnesota, from December 1983 until January 1, 1992.

     JAMES E. ERNST became the Company's President and Chief Executive Officer in December 1995. From June 1992 until September 1995, Mr. Ernst served as President and Chief Executive Officer of Casino America, Inc., a casino developer and operator which has gaming operations in Mississippi and Louisiana. From June 1991 to June 1992, Mr. Ernst was President of Steamboat Development Co., an operator of riverboat casinos in Iowa. From 1976 to 1991, Mr. Ernst was with the public accounting firm of McGladrey & Pullen in its Davenport, Iowa office.

     ROGER H. FROMMELT is the President and a principal shareholder of Frommelt & Eide, Ltd., a law firm located in Minneapolis, Minnesota. He has been engaged in the private practice of law in Minneapolis, Minnesota since 1965, practicing with Frommelt & Eide, Ltd. and its predecessor partnership since 1974. Mr. Frommelt served as the Company's Secretary from May 1993 until December 1994, when he was appointed the Company's Assistant Secretary.

     E. THOMAS WELCH has been the President and a member of the Board of Directors of Resource Trust Company, located in Minneapolis, Minnesota since March 1987. Mr. Welch is also a member of the Board of Directors of Eastcliff Funds, Inc., a mutual fund company located in Minneapolis, Minnesota.

MEETINGS OF THE BOARD OF DIRECTORS

     During the year ended December 31, 1997 the Board of Directors held 13 meetings. None of the members of the Board of Directors proposed for re-election attended less than 75% of any of the meetings of the Board of Directors and its committees held in the year ended December 31, 1997.

COMMITTEES OF THE BOARD OF DIRECTORS

     Audit Committee. The Audit Committee has the responsibility of: (i) reviewing audited financial statements and consulting with the Company's independent auditors on various audit and financial personnel issues, including review of internal financial controls; (ii) resolving conflicts of interest that may arise in transactions between the Company and its officers and directors who are not serving as members of the Audit Committee; and (iii) interfacing with internal audit personnel concerning financial compliance with procedures and policies established by the Company, or prescribed by jurisdictions in which the Company conducts gaming operations. The Audit Committee held two meetings during the year ended December 31, 1997, and members of the Audit Committee were in informal contact concerning Audit Committee matters numerous times during 1997.

     Compensation Committee. The Compensation Committee, which consists solely of non-employee directors, has authority to consider, negotiate, establish and modify the salaries, bonuses and other forms of compensation of the duly elected executive officers of the Company and any of its subsidiaries. The Compensation Committee held five meetings during the year ended December 31, 1997, and members of the Compensation Committee were in informal contact concerning compensation matters numerous times during 1997.

     Stock Option Committee. The Stock Option Committee has authority to administer the Company's 1992 Incentive Stock Option Plan, and to grant and establish the terms of stock options thereunder. The Stock Option Committee held two meetings during the year ended December 31, 1997.

     Nominating Committee. The Nominating Committee has the authority to consider the qualifications of and recommend each candidate and incumbent for election as a director of the company and to nominate candidates to fill Board of Director member vacancies. The Nominating Committee will consider shareholder nominations of candidates for election as directors of the Company upon receipt of a written request provided to the Company's Nominating Committee no later than December 31 of the calendar year preceding the next annual meeting of shareholders together with the written consent of such person to serve as a director. The Nominating Committee held one meeting during the year ended December 31, 1997.

     Special Committee. The Special Committee has the duty and authority to review and assess all proposals made to the Company which could involve a change in the control of the Company by reason of stock ownership or a material change in the membership of the Board of Directors. In addition, the Special Committee has the power and authority to negotiate, execute and deliver, on behalf of the Company, any agreement which involves or relates to a change in control of the Company. The Special Committee held one meeting during the year ended December 31, 1997.

     The members of the committees of the Board of Directors are identified under "Information Concerning Nominees" above.

INFORMATION CONCERNING NON-DIRECTOR EXECUTIVE OFFICERS

     The names, ages, positions and business experience of the Company's non-director executive officers, as of the date of this Proxy Statement are as follows:

                NAME                    AGE                      POSITION
                ----                    ---                      --------
Jay S. Osman.........................   37    Executive Vice President, Treasurer and
                                              Chief Financial Officer
Robert A. Callaway...................   50    Vice President/General Counsel and Secretary
Kenneth N. Schultz...................   48    Vice President/Construction

     JAY S. OSMAN became the Company's Executive Vice President, Treasurer and Chief Financial Officer in October 1995. From August 1995 through October 1995, Mr. Osman served as Corporate Director of Financial Planning, Budgets and Analysis at Boyd Gaming Corporation, a casino developer and operator based in Las Vegas, Nevada. Mr. Osman served as Vice President of Finance and Administration, Chief Financial Officer and Assistant Secretary of Belle Casinos, Inc., a casino developer and operator based in Biloxi, Mississippi from June 1993 through August 1995. From December 1989 through May 1993, Mr. Osman acted as Manager of Financial Analysis for Bally's Park Place, an Atlantic City, New Jersey-based casino operator and developer which was a subsidiary of Bally Entertainment, Inc.

     ROBERT A. CALLAWAY has been the Company's Vice President/General Counsel since September 1994 and its Secretary since December 1994. From 1987 until August 1994, Mr. Callaway was a partner in the law firm of Beckley, Singleton, DeLanoy, Jemison & List, located in Reno and Las Vegas, Nevada, where his practice focused on legal and regulatory issues relating to the gaming industry. For the five years immediately prior to joining such firm, Mr. Callaway served with the office of the Attorney General of the state of Nevada as counsel for the Nevada State Gaming Control Board and the Nevada Gaming Commission.

     KENNETH N. SCHULTZ joined the Company as Vice President/Construction in June 1997 and has served the Company in this capacity since that date. Mr. Schultz served as Vice President of Construction and Development for Casino America, Inc. from July 1995 to June 1997. Prior to joining Casino America, Inc., Mr. Schultz was involved in the development and construction of the Isle of Capri Casino-Bossier City, Louisiana, the Isle of Capri Casino-Lake Charles, Louisiana, and the Isle of Capri Casino Crowne Plaza Resort-Biloxi, Mississippi through DeBartolo Property Management, Inc., where he was employed as Vice President of Construction Services from 1989 until July 1995.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") requires executive officers and directors of the Company, and persons who beneficially own more than 10 percent of the Company's outstanding shares of Common Stock, to file initial reports of ownership and reports of changes in ownership of securities of the Company with the Securities and Exchange Commission ("SEC") and The Nasdaq Stock Market. Officers, directors and persons owning more than 10 percent of the Company's outstanding Common Stock are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms filed. Based solely on a review of the copies of such reports and amendments thereto furnished to or obtained by the Company or written representations that no other reports were required, the Company believes that during the year ended December 31, 1997, all filing requirements applicable to its directors, officers or beneficial owners of more than 10 percent of the Company's outstanding shares of Common Stock were complied with.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table sets forth certain compensation information for the Company's Chief Executive Officer who served in such capacity during the year ended December 31, 1997, and the Company's four most highly compensated executive officers, other than the Chief Executive Officer, who served as executive officers at December 31, 1997; and two additional persons who are current employees of the Company, and who acted as an executive officer for the Company through May 31, 1997. The foregoing persons are collectively referred to as the "Named Executive Officers". Compensation information is shown for fiscal years 1995, 1996 and 1997.

                                                                        LONG-TERM COMPENSATION
                                                                                AWARDS
                                           ANNUAL COMPENSATION         -------------------------
                                     -------------------------------   RESTRICTED    SECURITIES
                                                        OTHER ANNUAL     STOCK       UNDERLYING
                                     SALARY    BONUS    COMPENSATION     AWARDS     OPTIONS/SARS   ALL OTHER COMPENSATION
  NAME/PRINCIPAL POSITION    YEAR      ($)      ($)         ($)           ($)           (#)                  ($)
  -----------------------    ----    -------   ------   ------------   ----------   ------------   -----------------------
James E. Ernst.............  1997    374,796       --      (3)               --        65,000      258,063(7)(8)
President and Chief          1996    425,000       --   58,813(4)            --            --      311,064(7)(8)
Executive Officer            1995     16,923       --      (3)               --       590,000      9,839(7)
Marlin F. Torguson.........  1997    295,218       --      (3)               --       115,000      3,787(8)(9)
Chairman of the Board        1996    425,000       --   191,522(5)           --            --      6,695(8)(9)
                             1995    425,000       --      (3)               --            --      2,832(8)(9)
Jay S. Osman...............  1997    208,776       --      (3)               --(6)     15,000      6,337(8)(9)
Executive Vice               1996    208,654       --      (3)               --            --      4,330(8)(11)
President/Treasurer/         1995     38,512   20,000      (3)          132,500        75,000      --
Chief Financial Officer
Robert A. Callaway.........  1997    208,776       --      (3)               --        15,000      9,295(8)(9)(11)
Vice President/General       1996    208,654       --      (3)         135,938(6)      35,000      7,245(8)(9)(11)
Counsel and Secretary        1995    181,154       --      (3)               --        40,000      481(9)
Kenneth N. Schultz.........  1997(1) 192,596       --      (3)               --(6)     90,000      14,782(8)(9)(10)(12)
Vice President/              1996     95,385   82,500      (3)           95,312            --      11,190(13)
Construction
Juris Basens(2)............  1997(1) 183,846   55,000      (3)               --(6)     82,500      38,040(8)(9)(10)(14)
Vice President/Chief         1996     78,675   20,000      (3)           95,312            --      2,713(8)(10)
Operating Officer
David L. Paltzik(2)........  1997(1) 183,846   15,000      (3)               --(6)     78,000      10,624(8)(9)(10)(15)
Vice President/              1996     78,675   20,000      (3)           95,312            --      3,100(8)(10)
Marketing

---------------

(1) No compensation information is provided for any prior year as the Named Executive Officer was employed by the Company only during the years for which compensation information is provided.

(2) Resigned as an executive officer of the Company and became engaged in the management of the Company's casino in Bossier City, Louisiana effective June 1, 1997.

(3) Did not receive perquisites or other personal benefits from the Company in excess of $50,000 or 10 percent of the Named Executive Officer's total annual salary and bonus paid for the years indicated.

(4) Amount allocated as income relating to personal use of corporate airplane in 1996.

(5) $188,672 of this amount was allocated as income relating to personal use of corporate airplane in 1996.

(6) Messrs. Osman, Callaway, Schultz, Basens and Paltzik were each awarded a total of 25,000 restricted shares of the Company's Common Stock that vest over a four year period. As of December 31, 1997, 8,750 shares having a value of $10,117 (based on the closing trade price on that date) had vested in favor of each of Messrs. Osman and Callaway, and 3,750 shares having a value of $4,336 (based on the closing trade price on that date) had vested in favor of each of Messrs. Schultz, Basens and Paltzik.

(7) Includes forgiveness of indebtedness owed by Mr. Ernst to the Company in the amounts of $233,926 and $257,866 and $8,208 in 1997, 1996 and 1995,
     respectively, and $8,300, $37,328 and $1,631 in 1997, 1996 and 1995, respectively, in compensation resulting from an interest-free loan made by the Company to Mr. Ernst which assumes a 10% annual market rate of interest. Also includes $6,000 per year car expense allowance and $9,000 per year housing allowance for 1997 and 1996. See "Employment, Termination and Change in Control Arrangements."

(8)  Includes group life insurance premium payment.

(9)  Includes 401(k) plan contribution by the Company.

(10) Includes a $500 per month car allowance.

(11) Includes a $333 per month car allowance.

(12) Includes a $5,537 reimbursement for moving expenses incurred in 1996.

(13) Includes a $250 per month car allowance, a $7,827 reimbursement for moving expenses and a group life insurance premium.

(14) Includes a $30,718 reimbursement for moving expenses.

(15) Includes $2,069 reimbursement for moving expenses.

OPTION/SAR GRANTS IN LAST FISCAL YEAR

     The following table provides certain information regarding the number of options to purchase shares of the Company's Common Stock granted to the Named Executive Officers during the year ended December 31, 1997.

                                                                                                    POTENTIAL REALIZABLE
                                                                                                          VALUE AT
                                    NUMBER        PERCENTAGE OF TOTAL                                  ASSUMED ANNUAL
                                 OF SECURITIES       OPTIONS/SARS                                      RATES OF STOCK
                                  UNDERLYING            GRANTED          EXERCISE                    PRICE APPRECIATION
                                 OPTIONS/SARS       TO EMPLOYEES IN       OR BASE                     FOR OPTION TERM
                                    GRANTED           FISCAL YEAR          PRICE      EXPIRATION    --------------------
            NAME                      (#)                1997            ($/SHARE)       DATE        5%($)       10%($)
            ----                 -------------    -------------------    ---------    ----------    -------     --------
Marlin F. Torguson...........      100,000(1)            16.8%            $1.86        11/7/02      51,388      113,545
                                    15,000(2)             2.5%            $1.6875       5/8/03       8,609       15,455
James E. Ernst...............       50,000(1)             8.4%            $1.6875      11/7/02      28,696       51,512
                                    15,000(2)             2.5%            $1.6875       5/8/03       8,609       15,455
Jay S. Osman.................       15,000(1)             2.5%            $1.6875      11/7/02       8,609       15,455
Robert A. Callaway...........       15,000(1)             2.5%            $1.6875      11/7/02       8,609       15,455
Kenneth N. Schultz...........       75,000(1)            12.6%            $3.625        7/1/01           0            0
                                    15,000(1)             2.5%            $1.6875      11/7/02       8,609       15,455
Juris Basens.................       75,000(1)            12.6%            $3.625        7/1/01           0            0
                                     7,500(1)             1.3%            $1.6875      11/7/02      14,305        7,727
David L. Paltzik.............       75,000(1)            12.6%            $3.625        7/1/01           0            0
                                     3,000(1)             0.5%            $1.6875      11/7/02       1,722        3,091

---------------

(1) Options were granted under the Company's 1992 Incentive Stock Option plan.

(2) Non-statutory options.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION/SAR VALUES

     The following table provides certain information regarding the exercise of options to purchase shares of the Company's Common Stock during the year ended December 31, 1997, by the Named Executive Officers and the fiscal year-end value of stock options held by such officers.

                                                      NUMBER OF SECURITIES
                                                     UNDERLYING UNEXERCISED
                                     SHARES             OPTIONS/SARS AT             VALUE OF UNEXERCISED
                                  ACQUIRED ON          FISCAL YEAR END(#)         IN-THE-MONEY OPTIONS/SARS
             NAME                 EXERCISE (#)    (EXERCISABLE/UNEXERCISABLE)     AT FISCAL YEAR END($)(1)
             ----                 ------------    ----------------------------    -------------------------
Marlin F. Torguson............        None          15,000           100,000                - 0 -
James E. Ernst................        None         236,000           419,000                - 0 -
Jay S. Osman..................        None          33,750            71,250                - 0 -
Robert A. Callaway............        None          41,750            54,250                - 0 -
Kenneth N. Schultz............        None          18,750            71,250                - 0 -
Juris Basens..................        None          18,750            63,750                - 0 -
David L. Paltzik..............        None          18,750            59,250                - 0 -

---------------

(1) Based on a fiscal year end of December 31, 1997 and a closing Common Stock trade price of $1.15625 per share on December 31, 1997. The value of in-the-money options is calculated as the difference between the fair market value of the Common Stock underlying the options at fiscal year end and the exercise price of the options. Exercisable options refer to those options that are exercisable as of December 31, 1997, while unexercisable options refer to those options that become exercisable at various times thereafter.

DIRECTOR COMPENSATION

     Each non-employee member of the Board of Directors is entitled to receive $2,000 for each meeting of the Board of Directors meeting attended; provided that from June 1997 through December 1997, the Board of Directors reduced that fee to $1,500 per meeting. In addition, each non-employee member of the Board of Directors is entitled to receive $500 for attendance at each meeting of a committee (other than the Special Committee) of the Board of Directors, provided that if a meeting of the Board of Directors and a committee were attended by a director on the same day, the maximum compensation for attendance at such meetings was $2,000. Each member of the Special Committee, comprised of the two non-employee directors of the Board of Directors, as identified under "ELECTION OF DIRECTORS -- Committees of the Board of Directors," is authorized to receive $225 for each hour so devoted as a member of the Special Committee and a payment in 1998 of $200,000. The compensation payable to the Special Committee members is not contingent upon completion of a transaction involving a change in the control of the Company, such as the Merger, or any other event. In addition, in November 1997, the Company granted stock options to purchase 15,000 shares of the Company's common stock at an exercise price of $1.6875 to each member of the Board of Directors, exercisable after May 8, 1998.

     Fees have been paid, and are expected to be paid in the future, to Roger H. Frommelt's law firm, Frommelt & Eide, Ltd. for services rendered to the Company See "CERTAIN TRANSACTIONS -- Legal Services".

EMPLOYMENT AND CHANGE IN CONTROL ARRANGEMENTS

  Employment Agreements

     MARLIN F. TORGUSON, the Company's Chairman of the Board, originally entered into an employment agreement with the Company in June 1992, which has since been amended. Salaries and bonuses under the agreement became discretionary in 1994. Under his employment agreement, Mr. Torguson is entitled to an automobile allowance, an annual family travel allowance and a salary and bonus payable in such amounts and under such terms and conditions as the Board of Directors or the Compensation Committee may determine.

Mr. Torguson's employment with the Company is terminable by the Company or by Mr. Torguson upon four weeks' prior written notice. If Mr. Torguson's employment is terminated by the Company without cause, the Company will pay Mr. Torguson a severance allowance equal to one years' salary at the annual rate of $425,000. Mr. Torguson's current salary is set at the discretion of the Compensation Committee. See "Change in Control Severance Plan" below.

     JAMES E. ERNST, the Company's President and Chief Executive Officer, entered into an employment agreement dated December 20, 1995 which provided for, among other things, an initial annual base salary of $425,000, and a $500,000 loan made on December 20, 1995 which has been fully forgiven as of December 20, 1997. Additionally, pursuant to Mr. Ernst's employment agreement, the Company granted to Mr. Ernst a non-statutory option to purchase up to 490,000 shares of the Company's Common Stock at a price of $3.625 per share which vests over a 5-year period at the rate of 98,000 shares per year, and an incentive stock option to purchase up to 100,000 shares of the Company's Common Stock at a price of $3.625 per share which vests over a five-year period at the rate of 20,000 shares per year. Mr. Ernst's employment agreement is terminable by the Company or by Mr. Ernst upon 30 days' prior written notice. If Mr. Ernst's employment is terminated by the Company without cause, the Company will be obligated to pay Mr. Ernst a severance allowance equal to six months' base salary at the annual rate being paid at termination. As of April 1, 1997, Mr. Ernst's base salary, by agreement with the Company, was reduced to $375,000 for the months of April and May 1997, and as of June 1, 1997 was reduced again to $325,000 for the remainder of 1997, with an opportunity to receive a bonus of $100,000 if certain prescribed performance criteria were met. Those performance criteria were not met, and the bonus was not paid. Mr. Ernst's salary is currently set at the discretion of the Compensation Committee. See "Change in Control Severance Plan" below.

     JAY S. OSMAN, the Company's Executive Vice President, Treasurer and Chief Financial Officer entered into an employment agreement in October 1995. The employment agreement provided for, among other things, an initial annual salary of $200,000. The term of Mr. Osman's employment under the agreement has been extended through October 10, 1998, and is then terminable upon 30 days' prior written notice. If Mr. Osman's employment is terminated by the Company after October 10, 1998, without cause, the Company will be obligated to pay Mr. Osman a severance allowance equal to six months' base salary. Any additional salary over that called for in Mr. Osman's employment agreement is set at the discretion of the Compensation Committee. See "Change in Control Severance Plan" below.

     ROBERT A. CALLAWAY, the Company's Vice President/General Counsel and Secretary, entered into an employment agreement with the Company in September 1994. The employment agreement provided for, among other things, an initial annual salary of $165,000, a one-time bonus of $10,000 and the right to participate in any bonus plan established by the Company for its employees. Mr. Callaway's employment agreement is currently terminable by the Company or Mr. Callaway at any time upon 30 days' prior written notice. Mr. Callaway's salary is currently set at the discretion of the Compensation Committee. See "Change in Control Severance Plan" below.

     KENNETH N. SCHULTZ, the Company's Vice President/Construction, entered into an employment agreement with the Company as of June 1997. The employment agreement, among other things, provided for an initial annual base salary of a minimum of $200,000, and a lump sum bonus of $82,500 paid upon the commencement of his employment. Under his employment agreement, Mr. Schultz's term of employment runs through December 31, 1998. Mr. Schultz's employment may be terminated immediately for good cause described in the employment agreement, and upon 30 days notice following December 31, 1998. If Mr. Schultz's employment is terminated by the Company after December 31, 1998, without good cause, the Company will be obligated to pay Mr. Schultz a severance allowance equal to six months base salary. As additional compensation, the Company agreed to issue 25,000 shares of the Company's common stock to Mr. Schultz which are deliverable over a four year period, with 3,750 shares already delivered, and an additional 5,000 shares scheduled for delivery in June 1998. Pursuant to the employment agreement, the Company has also granted options to Mr. Schultz for the purchase of 75,000 shares of the Company's common stock, vesting over four years and exercisable over five years at $3.625 per share. Any additional salary over that called for in Mr. Schultz's employment agreement is set at the discretion of the Compensation Committee. See "Change in Control Severance Plan" below.

     JURIS BASENS, the manager of the Company's Bossier City casino, entered into an employment agreement with the Company as of July 1996. The employment agreement, among other things, provided for an initial annual base salary of $200,000, and a lump sum bonus of $20,000 paid upon the commencement of his employment. Effective June 1, 1997, Mr. Basens' salary was adjusted to an annual rate of $170,000 per year, and he became entitled to participate in a bonus program established for casino management personnel. Under his employment agreement, Mr. Basens' term of employment runs through December 31, 1998. Mr. Basens' employment may be terminated immediately for good cause described in his employment agreement, and upon 30 days notice following December 31, 1998. If Mr. Basens' employment is terminated by the Company after December 31, 1998, without good cause, the Company will be obligated to pay Mr. Basens a severance allowance equal to six months base salary. As additional compensation, the Company has agreed to issue 25,000 shares of the Company's common stock, to Mr. Basens which are deliverable over a four year period, with 3,750 shares already delivered and an additional 5,000 shares scheduled for delivery in July 1998. Pursuant to the employment agreement, the Company has also granted Mr. Basens options for the purchase of 75,000 shares of the Company's common stock, vesting over four years, and exercisable over five years at $3.625 per share. See "Change in Control Severance Plan" below.

     DAVID L. PALTZIK, the Director of Marketing of the Company's Bossier City Casino entered into an employment agreement with the Company as of July 1996. The employment agreement, among other things, provided for an initial annual base salary of $200,000, and a lump sum bonus of $20,000 paid by the Company upon the commencement of his employment. Effective June 1, 1997, Mr. Paltzik's salary was adjusted to an annual rate of $170,000 per year, and he became entitled to participate in a bonus program established for casino management personnel. Under his employment agreement, Mr. Paltzik's term of employment runs through December 31, 1998. Mr. Paltzik's employment may be terminated immediately for good cause described in his employment agreement, and upon 30 days notice following December 31, 1998. If Mr. Paltzik's employment is terminated by the Company after December 31, 1998, without good cause, the Company will be obligated to pay Mr. Paltzik a severance allowance equal to six months base salary. As additional compensation, the Company has agreed to issue 25,000 shares of the Company's common stock to Mr. Paltzik which are deliverable over a four year period, with 3,750 shares already delivered, and an additional 5,000 shares scheduled for delivery in July 1998. Pursuant to the employment agreement, the Company has also granted Mr. Paltzik options for the purchase of 75,000 shares of the Company's common stock, vesting over four years and exercisable over five years at $3.625 per share.

  Change in Control Severance Plan

     On January 27, 1998, the Company adopted a Change in Control Severance Plan (the "Plan") which provides for severance payments to the Company's executive officers and to the managers of the Company's casinos upon a "Change in Control" (as defined in the Plan) of the Company. A Change of Control includes, among other things, a merger, share exchange, sale of assets, or other similar transaction where the Shareholders before the transaction own 50% or less of the outstanding common stock of the combined or acquiring entity after the transaction. In the event of a Change of Control, and, prior to the end of two years following a Change in Control, if the employment of an executive officer or manager covered as a participant under the Plan is terminated for other than cause, or he terminates his employment for a specified reason, such as an involuntary reduction in salary (defined in the Plan as "Good Reason"), then the participant will be entitled to a severance payment upon termination equal to his highest rate of annual compensation (salary and bonus) payable either in the calendar year prior to the Change in Control, the year in which the Change in Control occurs, or the year in which his employment is terminated, times a multiple which is established by the Compensation Committee. The Compensation Committee established a multiplier of 1.5 in the case of all participants of the Plan, except for the Chairman of the Board, and a multiplier of 2.5 for the Chairman of the Board. In lieu of receiving a severance payment under the Plan, a participant may elect to receive a severance payment under any other agreement he may have with the Company. Under the Plan, no severance payment can exceed an amount which is permitted as deductible by the Company for federal income tax purposes under Internal Revenue Code Section 280G.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During the year ended December 31, 1997, E. Thomas Welch and Roger H. Frommelt served as members of the Company's Compensation Committee. During 1997 no member of the Company's Compensation Committee was an officer, former officer or employee of the Company or any of its subsidiaries, except Mr. Frommelt who served in the uncompensated position of Assistant Secretary of the Company. No executive officer of the Company served as a member of (i) the compensation committee of another entity in which one of the executive officers of such entity served on the Company's Compensation Committee, (ii) the Board of Directors of another entity in which one of the executive officers of such entity served on the Company's Compensation Committee, or (iii) the compensation committee of another entity in which one of the executive officers of such entity served as a member of the Company's Board of Directors, during the year ended December 31, 1997.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     Introduction. This report is provided by the Compensation Committee of the Board of Directors of the Company (the "Committee") to assist shareholders in understanding the Committee's objectives and procedures in establishing compensation programs for the Company's Chief Executive Officer and other executive officers. The Committee, which consists solely of non-employee directors, is responsible for establishing and administering the Company's executive compensation program. The members of the Committee do not receive awards under the Company's incentive stock option plan or any bonus plan. The members of the committee have received stock options in their capacity as members of the Board of Directors.

     Compensation Policies. Consistent with the Committee's responsibility for establishing, implementing and monitoring the Company's executive compensation program, the Committee has developed several policies. These policies are: (i) to establish compensation programs designed to attract and retain highly-qualified executives; (ii) to provide motivation to the Company's executives through compensation that is correlated to the performance of the executive officer and to the performance of the Company; (iii) to compensate executives in a manner which awards both current and long-term performance; and (iv) to provide executives with a financial interest in the success of the Company similar to the interests of the Company's shareholders.

     Consistent with the aforementioned policies, the Company's current executive compensation program involves a combination of base salary, short-term incentive awards and long-term incentive awards. The Committee uses executive officer base salaries to attract and retain highly-qualified executives. The grant of bonuses to executive officers are intended to reward short-term performance, and the grant of stock options by the Company's Stock Option Committee or the Company's Board of Directors are intended to encourage and reward executive officers based upon the Company's long-term performance and provides those executive officers with a financial interest in the success of the Company which aligns their interests with the interests of the Company's shareholders.

     Base Salary. The Committee periodically reviews salaries paid to executive officers of other companies in the gaming industry and believes that the salaries of the Company's executive officers are at levels that are competitive within the gaming industry. The Committee has the authority to determine the salaries of the Company's Chief Executive Officer and other executive officers, subject to the terms of pre-existing employment contracts. Executive salaries are based on individual performance, level of responsibility and experience.

     Short-Term Incentive Awards. The key performance criterion in determining bonus payments is the level of income attained by the Company. In April 1997 the Company established an executive officer bonus pool. The dollar amount of the pool for 1997 was equal to a percentage of the Company's pre-tax net income for the year. Only executive officers were eligible to receive bonuses from the pool. In determining the allocation of bonus payments among the Company's executives, the Committee evaluates the levels of supervisory or management responsibilities and considers a number of factors which include initiative, business judgement, technical expertise and management skills. Because of the Company's losses in 1997, no bonuses were paid from the bonus pool for that year.

     In March 1998, the Compensation Committee proposed a bonus plan, finally adopted in April 1998, whereby the executive officers of the Company could receive quarterly and annual cash bonuses for 1998 equal to a maximum of 75% of his base salary in the case of the Chief Executive Officer, and 50% of their respective base salaries in the case of all other executive officers. Except for the Chief Executive Officer, 50% of the bonuses are paid based upon predetermined quarterly and annual profit goals established for the Company by the Board of Directors. The remaining 50% (except in the case of the Chairman of the Board) is discretionary on the part of the Chief Executive Officer, based upon subjective standards. In the case of the Chief Executive Officer, 75% of his bonus is based upon the Company achieving its profit goals, and the subjective portion of the bonus for both the Chief Executive Officer and the Chairman of the Board is determined by the Compensation Committee. In April 1998, in order to participate in the bonus plan, each executive officer executed an agreement which provided that he would accept a base salary for 1998 which (except with respect to the Chief Executive Officer) was lower than that to which the executive officer was entitled under an existing employment agreement or lower than that which the executive officer received in 1997.

     Long-Term Incentive Awards. The Company's long-term incentive program consists of stock option and restricted stock grants which are intended to encourage achievement of long-term goals and objectives consistent with enhancing shareholder value. These objectives include, but are not limited to, earnings per share growth, return on invested capital, return on stockholders' equity and profitability. The Stock Option Committee's awards of stock options and the Board of Directors' grants of restricted stock are intended to provide executive officers (as well as other employees) with increased motivation and incentive to exert their best efforts on behalf of the Company by increasing their personal stake in the Company's success through the opportunity to acquire a greater equity interest in the Company and to benefit from appreciation in the value of the Company's Common Stock. The Stock Option Committee issues all stock options at an exercise price of not less than the market value of the Company's Common Stock on the date of grant, thereby ensuring that any value derived from such options is dependent upon subsequent increases in share value which will be realized by shareholders generally. The grant of restricted stock to executives provides incentive to act in the Company's long-term interest. Restricted stock is also granted for the purpose of obtaining and retaining highly-skilled executive officers possessing extensive experience in gaming or in other areas of specialty. Executives must be employed continually in order for shares of restricted stock and stock options to vest and become exercisable.

     Compensation of the Chief Executive Officer. James E. Ernst became the Company's Chief Executive Officer on December 18, 1995. Under the terms of an employment agreement originally entered into between the Company and Mr. Ernst dated December 20, 1995, Mr. Ernst was to receive an initial annual base salary of $425,000 through December 20, 1997. On April 1, 1997, by agreement between Mr. Ernst and the Company, Mr. Ernst's salary was reduced to $375,000 for April and May, and to $325,000 effective June 1, 1997, with an opportunity to receive a $100,000 bonus if certain objective income performance criteria were met. The income goals for the Company were not met and the bonus was not paid. In addition, as negotiated in his employment agreement, the remaining $233,926 of a $500,000 loan made to Mr. Ernst in December 1995 was forgiven in 1997. Mr. Ernst's annual base salary for 1998 was established at $375,000 by the Compensation Committee, with the ability to receive a bonus of up to $281,250, 75% of which is based upon achieving the Company's quarterly or annual income goals in 1998, and 25% of which is discretionary on the part of the Compensation Committee based upon subjective criteria. See "EXECUTIVE
COMPENSATION -- Employment, Termination and Change in Control Arrangements." The Committee believes Mr. Ernst's compensation to be reasonable based on the compensation paid to executives in other gaming companies of similar size and operation, and the Company's need to retain highly qualified and experienced executive officers.

     Deductibility of Compensation. Internal Revenue Code Section 162(m) provides, generally, that compensation paid to certain executive officers of publicly-held corporation in excess of $1 million in a year is not deductible as an expense of the Company unless certain conditions are met, including having at least two outside directors as members of the compensation committee. Only one of the two current members of the Committee is an "outside director" as that term is defined by Internal Revenue Service regulations. As described more fully in the Summary Compensation Table, none of the Company's executive officers received compensation which exceeded $1 million in 1997 and the Committee believes the annual compensation of each of the Company's executive officers will be less than $1 million in 1998. The Committee intends to maximize the deductibility of executive officer compensation, however, it is conceivable that the Company's compensation arrangements with executive officers may result in the payment of compensation which is not deductible.

     The foregoing Compensation Committee report will not be deemed incorporated by reference by any statement incorporating by reference this Proxy Statement, or any portion thereof, into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934 and shall not otherwise be deemed filed under such Acts.

                            Respectfully Submitted,
                                E. Thomas Welch
                               Roger H. Frommelt
                   Casino Magic Corp. Compensation Committee

PERFORMANCE GRAPH

     The following graph provides a comparison of cumulative total returns for the Company, the Dow Jones Equity Market Index (which is considered an indicator of the overall stock market performance) and the Dow Jones Casinos Index (which is a published industry index) for the period December 31, 1992 through December 31, 1997. The total return indices assume the investment of $100 in the Company's Common Stock, the Dow Jones Equity Market Index and the Dow Jones Casinos Index on December 31, 1992, reflect reinvested dividends and are weighted on a market capitalization basis at the time of each reported data point.

     The historical stock price performance of the Company's Common Stock shown below is not necessarily indicative of future price performance. The graph below shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement, or any portion thereof, into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934 and shall not otherwise be deemed filed under such Acts.

                  COMPARISON OF ANNUAL CUMULATIVE TOTAL RETURN

 AMONG CASINO MAGIC CORP., DOW JONES EQUITY MARKET INDEX AND DOW JONES CASINOS
                                     INDEX

                     PERFORMANCE GRAPH DEPICTING COMPARISON

Assumes $100 invested on December 31, 1992, in Casino Magic Corp. Common Stock, the Dow Jones Equity Market Index and Dow Jones Casinos Index.

                              CERTAIN TRANSACTIONS

INDEBTEDNESS OF CHIEF EXECUTIVE OFFICER

     In December 20, 1995, the Company loaned James E. Ernst, the Company's President and Chief Executive Officer and a member of the Company's Board of Directors, $500,000 pursuant to the terms of an employment agreement entered into between Mr. Ernst and the Company. Each day during the initial two-year term of Mr. Ernst's employment, approximately $684 of the loan plus interest at the rate of 10% per annum was forgiven. The loan to Mr. Ernst was reported in the Company's 1995 financial statements as a compensation expense of $500,000 and a corresponding receivable of $500,000. As of December 20, 1997, the entire balance of the indebtedness was forgiven. See "EXECUTIVE
COMPENSATION -- Employment, Termination and Change in Control Arrangements."

LEGAL SERVICES

     The law firm of Frommelt & Eide, Ltd. rendered legal services to the Company during the year ended December 31, 1997. Roger H. Frommelt, a shareholder and a director of the Company, is the President and a principal shareholder of Frommelt & Eide, Ltd. The total cost of such legal services incurred by the Company during 1997 was $88,981. It is anticipated that Mr. Frommelt's law firm will provide legal services to the Company in the future.

EMPLOYMENT CONTRACTS WITH EXECUTIVE OFFICERS

     Marlin F. Torguson, James E. Ernst, Robert A. Callaway, Jay S. Osman and Kenneth N. Schultz, who are executive officers of the Company, have each entered into employment agreements with the Company. See "EXECUTIVE
COMPENSATION -- Employment, Termination and Change-in-Control Arrangements."

                             PRINCIPAL SHAREHOLDERS

SHARE OWNERSHIP OF MANAGEMENT

     The following table sets forth certain information as of the record date with respect to the shares of Common Stock beneficially owned by: (i) each director; (ii) the Named Executive Officers; and (iii) all current executive officers (regardless of salary and bonus level) and directors as a group. Unless otherwise indicated, the shareholders listed in the table below have sole voting and investment powers with respect to the shares indicated.

                                                            NUMBER OF
                                                          COMMON SHARES    PERCENTAGE OF
                                                          BENEFICIALLY      OUTSTANDING
         NAME AND ADDRESS OF BENEFICIAL OWNER                 OWNED         SHARES(10)
         ------------------------------------             -------------    -------------
Marlin F. Torguson....................................    7,698,000(1)         21.5%
James E. Ernst........................................      366,000(2)          1.0%
Roger H. Frommelt.....................................       37,624(3)         *
E. Thomas Welch.......................................       19,000(4)         *
Jay S. Osman..........................................       97,250(5)         *
Robert A. Callaway....................................       53,750(6)         *
Kenneth N. Schultz....................................       46,250(7)         *
Juris Basens..........................................       46,250(8)         *
David L. Paltzik......................................       48,250(9)         *
All current executive officers and directors as a
  group (7 persons)...................................    8,317,874(10)        23.0%

---------------

  *  Less than one percent.

 (1) Includes 15,000 shares that Mr. Torguson has the right to acquire upon exercise of outstanding stock options.

 (2) Includes 251,000 shares that Mr. Ernst has the right to acquire upon exercise of outstanding stock options.

 (3) Includes 15,000 shares that Mr. Frommelt has the right to acquire upon exercise of outstanding stock options.

 (4) Includes 15,000 shares that Mr. Welch has the right to acquire upon exercise of outstanding stock options and 4,000 shares held beneficially by Mr. Welch under a 401(k) Plan.

 (5) Includes 37,500 shares that Mr. Osman has the right to acquire upon exercise of outstanding stock options, and 5,000 shares to which Mr. Osman is entitled as the result of a stock grant, but which have not yet been issued.

 (6) Includes 45,500 shares that Mr. Callaway has the right to acquire upon exercise of outstanding stock options, and 5,000 shares to which Mr. Callaway is entitled as the result of a stock grant, but which have not yet been issued.

 (7) Includes 37,500 shares that Mr. Schultz has the right to acquire upon exercise of outstanding stock options and 5,000 shares to which Mr. Schultz is entitled as the result of a stock grant, but which have not yet been issued.

 (8) Includes 37,500 shares that Mr. Basens has the right to acquire upon exercise of outstanding stock options and 5,000 shares to which Mr. Basens is entitled as the result of a stock grant, but which have not yet been issued.

 (9) Includes 37,500 shares that Mr. Paltzik has the right to acquire upon exercise of outstanding stock options and 5,000 shares to which Mr. Paltzik is entitled as the result of a stock grant, but which have not yet been issued.

(10) The percentage of outstanding shares of Common Stock as shown in the table above is calculated based upon 35,722,124 shares outstanding as of the close of business on July 24, 1998 and assumes that in each case the person only, or the group only, currently exercised his or its rights to acquire all shares under outstanding stock options, or received stock grants, which have vested or will vest on or before September 11, 1998, except as otherwise stated.

SHARE OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following table sets forth certain information as of the record date with respect to the shares of Common Stock beneficially owned by all persons known by the Company to be the owner of more than five percent of the Company's outstanding Common Stock.

                                                             NUMBER OF
                                                           COMMON SHARES    PERCENTAGE OF
                                                           BENEFICIALLY      OUTSTANDING
         NAME AND ADDRESS OF BENEFICIAL OWNER                  OWNED          SHARES(2)
         ------------------------------------              -------------    -------------
Marlin F. Torguson.....................................       7,698,000(1)      21.5%
711 Casino Magic Drive
Bay Saint Louis, MS 39520
Grand Casinos, Inc.....................................       2,125,000          5.9%
130 Cheshire Lane
Minnetonka, MN 55305
Hollywood Park, Inc....................................       8,465,900(3)      23.7%
1050 South Prairie Ave.
Inglewood, CA 90301

---------------

(1) Includes 15,000 shares that Mr. Torguson has the right to acquire upon exercise of outstanding stock options.

(2) The percentage of outstanding shares of Common Stock as shown in the table above is calculated based upon 35,722,124 shares outstanding as of the close of business on July 24, 1998.

(3) Includes 7,683,000 shares of Common Stock owned beneficially and of record by Marlin F. Torguson. Under an agreement with Hollywood Park, Mr. Torguson has agreed to vote his shares in favor of the Merger, and has granted an irrevocable proxy to Hollywood Park for that purpose. See "THE MERGER AGREEMENT AND RELATED AGREEMENT -- The Shareholder Agreement".

ARRANGEMENTS WHICH COULD RESULT IN A CHANGE IN CONTROL

     On February 19, 1998, the Company entered into the Merger Agreement which contemplates the Company becoming a wholly owned subsidiary of Hollywood Park. See "APPROVAL OF THE MERGER". In connection with the Merger Agreement, Mr. Torguson entered into the Shareholder Agreement pursuant to which he granted Hollywood Park a proxy to vote his shares in favor of approving the Merger. See "THE MERGER AGREEMENT AND RELATED AGREEMENT -- The Shareholder Agreement."

     Marlin F. Torguson has pledged approximately 7,000,000 of his shares of Common Stock to secure two loans aggregating approximately $4,500,000. A default in the payment of those loans could result in the sale of the shares held as security, and thus a change in control of the Company.

                             SHAREHOLDER PROPOSALS

     Proposals that Shareholders may wish to present at the annual meeting of the Company's shareholders in 1999 must be received by the Company prior to December 11, 1998, in order to be included in the proxy statement and form of proxy relating to that meeting.

                              INDEPENDENT AUDITORS

     Arthur Andersen, L.L.P., certified public accountants, audited the accounts of the Company for the year ending December 31, 1997. A representative of such accounting firm will be at the Meeting, and will be available to respond to appropriate questions. Arthur Andersen, L.L.P. has audited the accounts of the Company since May 13, 1993.

                                 OTHER MATTERS

     As of the date hereof, the Company does not intend to present, nor has it been informed that other persons intend to present, any matters for action at the Meeting other than those specifically referred to herein. If, however, any other matters should properly come before the Meeting, it is the intention of the persons named in the proxies to vote the shares represented thereby in accordance with their best judgment on such matters.

     A FORM OF PROXY IS ENCLOSED FOR YOUR USE. PLEASE DATE, SIGN AND RETURN THE FORM OF PROXY AT YOUR EARLIEST CONVENIENCE. THE PROMPT RETURN OF YOUR FORM OF PROXY WILL BE APPRECIATED.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The Company is allowed to "incorporate by reference" information into this Proxy Statement by referring to another document the Company has filed with the Securities and Exchange Commission. The information incorporated by reference is deemed to be part of this Proxy Statement, except for any information superseded by information in this Proxy Statement. These documents contain important information about the Company and its financial condition. Specifically, the information being incorporated by reference is contained in the Annual Report of the Company on Form 10-K for the year ended December 31, 1997, and the Quarterly Report of the Company on Form 10-Q for the quarter ended June 30, 1998. A copy of the Company's 1997 Annual Report which includes the Form 10-K as filed with the Securities and Exchange Commission on March 31, 1998, and a copy of the Form 10-Q for the quarter ended June 30, 1998 as filed with the Securities and Exchange Commission on August 3, 1998, accompany this Proxy Statement.

                                                                         ANNEX A

                                 PLAN OF MERGER

                                       OF

                 CASINO MAGIC CORP. AND HP ACQUISITION II, INC.

     WHEREAS, Casino Magic Corp. (the "Company") is a corporation duly organized, validly existing and in good standing under the laws of the state of Minnesota.

     WHEREAS, HP Acquisition II, Inc. ("HP Acquisition") is a corporation duly organized, validly existing and in good standing under the laws of the state of Minnesota.

     WHEREAS, the Company, HP Acquisition and Hollywood Park, Inc., a Delaware corporation, entered into an Agreement and Plan of Merger dated February 19, 1998 (the "Agreement") which contemplates that upon satisfaction of certain conditions HP Acquisition will merge with and into the Company.

     WHEREAS, the Agreement contemplates that the terms under which HP Acquisition shall be merged into the Company are to be set forth in this Plan of Merger.

     WHEREAS, on February 19, 1998, the respective Boards of Directors of the Company and HP Acquisition approved (i) the execution and delivery of the Agreement; (ii) this Plan of Merger, and (iii) the submission of this Plan of Merger and the Agreement to the respective shareholders of the Company and HP Acquisition for approval as required by law.

                                   THE MERGER

     SECTION 1. THE MERGER. In accordance with the provisions of the Minnesota Business Corporation Act (the "MBCA"), at the Effective Time (as defined in
Section 2), HP Acquisition shall be merged with and into the Company (the "Merger"). Following the Merger, the separate existence of HP Acquisition shall cease and the Company shall be the surviving corporation in the Merger and retain the name "Casino Magic Corp."

     SECTION 2. EFFECTIVE TIME OF MERGER. The Merger shall become effective upon the filing of Articles of Merger containing this Plan of Merger and such other documents as are required by the MBCA to be filed with the Minnesota Secretary of State (the time of such filing being the "Effective Time").

     SECTION 3. ARTICLES OF INCORPORATION AND BY-LAWS OF THE SURVIVING CORPORATION. The Articles of Incorporation and By-Laws of the Company at the Effective Time shall remain the Articles of Incorporation and By-Laws of the Company as the surviving corporation in the Merger.

     SECTION 4. BOARD OF DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION. The directors and officers of the Company at the Effective Time shall continue to be the directors and officers of the Company, as the surviving corporation in the Merger, until their respective successors are duly elected or appointed.

     SECTION 5. CONVERSION OF SHARES. At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof:

          a. each share of $0.01 par value common stock of the Company which is issued and outstanding immediately prior to the Effective Time which is held by a shareholder who does not dissent from the Merger as provided under Sections 302A.471 and 302A.473 of the MBCA, shall, be converted into the right to receive $2.27 (the "Merger Consideration"); and

          b. each share of capital stock of HP Acquisition which is issued and outstanding immediately prior to the Effective Time shall be converted into and become a fully paid and nonassessable share of the $0.01 par value common stock of the Company.

     SECTION 6. EXCHANGE OF OPTIONS. Promptly following the Effective Time, as provided in the Agreement, Hollywood Park, Inc. will exchange options to purchase shares of the $0.10 par value common stock of Hollywood Park, Inc. for the options to purchase shares of the $0.01 par value common stock of the Company which are outstanding immediately prior to the Effective Time. Each such existing option of the Company which is outstanding immediately prior to the Effective Time will be exchanged for a new option having similar terms and conditions except that the exercise price of the new option shall be obtained by
(i) dividing the exercise price of the old option by $2.27, and (ii) multiplying the resulting amount by $15.075; and that the number of shares purchasable under the new option shall be obtained by multiplying the number of shares purchasable under the existing option by 0.15058.

     SECTION 7. DISSENTING SHARES. Notwithstanding anything in this Plan of Merger to the contrary, shares of the Company which are held immediately prior to the Effective Time by shareholders that dissent from the Merger in compliance with all relevant provisions of Sections 302A.471 and 302A.473 of the MBCA shall not be converted into the right to receive the Merger Consideration, but shall instead be surrendered to the Company and the Company shall make payment therefore pursuant to such provisions of the MBCA.

     SECTION 8. PAYMENT OF THE MERGER CONSIDERATION. Prior to the Effective Time, Hollywood Park, Inc. shall appoint a bank or trust company as its paying agent (the "Paying Agent") and deposit with the Paying Agent immediately available funds in an amount sufficient to pay the aggregate Merger Consideration. Promptly following the Effective Time, Hollywood Park, Inc. will cause the Paying Agent to mail to each record owner of common stock of the Company outstanding immediately prior to the Effective Time instructions for the surrender to the Paying Agent of certificates for the shares in exchange for the payment of the Merger Consideration. The Merger Consideration will be payable upon surrender of the certificates for the shares surrendered accompanied by a properly completed letter of instruction and transmittal (the "Transmittal Document") in such form as the Paying Agent may reasonably require to be used. Risk of loss and title to certificates being surrendered shall pass only upon the proper delivery of the certificate to the Paying Agent. Upon receipt by the Paying Agent of the certificate and the Transmittal Document, the certificate shall be cancelled and the Paying Agent shall effect the payment of the Merger Consideration as provided for the in the Transmittal Document.

     SECTION 9. AMENDMENT OF PLAN OF MERGER. Following approval of this Plan of Merger by the shareholders of the Company and HP Acquisition, but prior to the Effective Time, the respective Boards of Directors of the Company and HP Acquisition shall have the authority to amend Sections 5 and 6 of this Plan of Merger solely for the purpose of implementing an increase in the amount of the Merger Consideration as may be agreed to between the Company and Hollywood Park, Inc. pursuant to the Agreement.

                                                                         ANNEX B

                          AGREEMENT AND PLAN OF MERGER

                                  DATED AS OF
                               FEBRUARY 19, 1998
                                     AMONG

                              CASINO MAGIC CORP.,

                              HOLLYWOOD PARK, INC.

                                      AND

                            HP ACQUISITION II, INC.

                               TABLE OF CONTENTS

                                                                PAGE
                                                                ----
     Glossary of Defined Terms..............................    iii
1.   THE MERGER AND RELATED MATTERS.........................      1
     1.1   The Merger.......................................      1
     1.2   Effective Time of the Merger.....................      1
     1.3   Conversion of Common Shares......................      1
     1.4   Dissenting Shares................................      1
     1.5   [RESERVED].......................................      2
     1.6   [RESERVED].......................................      2
     1.7   Stock Options....................................      2
     1.8   Convertible Securities...........................      3
     1.9   Closing..........................................      3
2.   REPRESENTATIONS AND WARRANTIES OF THE COMPANY..........      3
     2.1   Corporate Existence and Power....................      3
     2.2   Corporate Authorization..........................      3
     2.3   Governmental Authorization.......................      4
     2.4   Non-Contravention................................      4
     2.5   Capitalization...................................      5
     2.6   Subsidiaries.....................................      5
     2.7   SEC Filings......................................      6
     2.8   Financial Statements.............................      7
     2.9   Disclosure Documents.............................      7
     2.10 Absence of Certain Changes........................      7
     2.11 Licenses and Compliance...........................      8
     2.12 No Undisclosed Liabilities........................      9
     2.13 Litigation and Administrative Matters.............      9
     2.14 Taxes.............................................     10
     2.15 ERISA.............................................     11
     2.16 Material Contracts................................     13
     2.17 Insurance Coverage................................     13
     2.18 Finders' Fees.....................................     14
     2.19 Employees.........................................     14
     2.20 Other Information.................................     15
     2.21 Environmental Matters.............................     15
     2.22 Indebtedness to and from Officers, Directors and
         Shareholders.......................................     17
     2.23 Vote Required.....................................     17
     2.24 Intellectual Property Rights......................     17
     2.25 Takeover Provisions Inapplicable..................     17
     2.26 Fairness Opinion..................................     18
     2.27 No Excess Parachute Payments......................     18
     2.28 Real Property.....................................     18
     2.29 Title to Assets, Liens............................     19
3.   REPRESENTATIONS AND WARRANTIES OF BUYER AND MERGER
     SUBSIDIARY.............................................     19
     3.1   Corporate Existence and Power....................     19
     3.2   Corporate Authorization..........................     20
     3.3   Governmental Authorization.......................     20
     3.4   NonContravention.................................     20

                                                                PAGE
                                                                ----
     3.5   Licenses.........................................     21
     3.6   Litigation and Administrative Matters............     21
     3.7   Financing........................................     22
4.   COVENANTS OF THE COMPANY...............................     22
     4.1   Conduct of the Company...........................     22
     4.2   Other Offers.....................................     23
     4.3   Shareholder Meeting..............................     24
5.   COVENANTS OF BUYER.....................................     24
     5.1   Obligations of Merger Subsidiary.................     24
     5.2   Directors' and Officers' Indemnification and
         Insurance..........................................     24
     5.3   Employee Benefit Plans...........................     25
     5.4   Employee Matters.................................     25
6.   COVENANTS OF BUYER, MERGER SUBSIDIARY AND THE
     COMPANY................................................     25
     6.1   Best Efforts.....................................     25
     6.2   Certain Filings..................................     26
     6.3   Public Announcements.............................     26
     6.4   Further Assurances...............................     26
     6.5   Preparation of Proxy Statement...................     26
     6.6   Access to Information............................     26
     6.7   Notices of Certain Events........................     27
7.   CONDITIONS TO THE MERGER...............................     27
     7.1   Conditions to the Obligations of Each Party......     27
     7.2   Conditions to the Obligations of Buyer and Merger
         Subsidiary.........................................     28
     7.3   Conditions to Obligations of the Company.........     28
8.   TERMINATION............................................     29
     8.1   Termination......................................     29
     8.2   Effect of Termination............................     30
9.   MISCELLANEOUS..........................................     30
     9.1   Notices..........................................     30
     9.2   No Survival of Representations and Warranties....     31
     9.3   Amendments; No Waivers...........................     31
     9.4   Expenses.........................................     31
     9.5   Successors and Assigns...........................     31
     9.6   Governing Law....................................     31
     9.7   Counterparts; Effectiveness......................     32
     9.8   Superseding Agreement, Parties in Interest.......     32
     9.9   Schedules and Exhibits...........................     32
     9.10 Invalid Provisions................................     32

                           GLOSSARY OF DEFINED TERMS

     The following terms, when used in this Agreement, have the meanings ascribed to them in the corresponding Sections of this Agreement listed below:

"ACQUISITION PROPOSAL"...................   Section 4.2
"AFFILIATE"..............................   Section 2.21.8.1
"AGREEMENT"..............................   Preamble
"ARGENTINA AUTHORITIES"..................   Section 2.3.4
"BALANCE SHEET DATE".....................   Section 2.8
"BALANCE SHEET"..........................   Section 2.8
"BEST KNOWLEDGE OF THE COMPANY"..........   Section 2.11
"BUYER"..................................   Preamble
"BUYER COMMON STOCK".....................   Section 1.7
"BUYER GAMING LAWS"......................   Section 3.3.4
"BUYER PERMITS"..........................   Section 3.5
"BUYER PLANS"............................   Section 5.3
"BUYER SEC REPORTS"......................   Section 3.5
"BUYER SUBSTITUTE OPTION"................   Section 1.7.1
"CERCLA".................................   Section 2.21.8.3
"CLOSING"................................   Section 1.9
"CLOSING DATE"...........................   Section 1.9
"COBRA"..................................   Section 2.15.9
"CODE"...................................   Section 2.14.10
"COMPANY 10-K"...........................   Section 2.6.1
"COMPANY"................................   Preamble
"COMPANY FINANCIAL STATEMENTS"...........   Section 2.8
"COMPANY GAMING LAWS"....................   Section 2.3.4
"COMPANY LEASED PROPERTY"................   Section 2.28
"COMPANY OWNED PROPERTY".................   Section 2.28
"COMPANY PERMITS"........................   Section 2.11
"COMPANY REAL PROPERTY"..................   Section 2.28
"COMPANY SEC REPORTS"....................   Section 2.7.1.4
"COMPANY SECURITIES".....................   Section 2.5.3
"CONFIDENTIALITY AGREEMENT"..............   Section 6.6
"CONVERTIBLE SECURITIES".................   Section 1.8
"DEBT INSTRUMENTS".......................   Section 2.4.3
"DISSENTING SHARES"......................   Section 1.4
"EFFECTIVE TIME".........................   Section 1.2
"ENCUMBRANCE"............................   Section 2.28.2
"ENVIRONMENTAL CLAIM"....................   Section 2.21.8.2
"ENVIRONMENTAL LAWS".....................   Section 2.21.8.3
"ERISA"..................................   Section 2.15.1
"EXCHANGE ACT"...........................   Section 2.3.3
"GAAP"...................................   Section 2.8
"GOVERNMENTAL OR REGULATORY AUTHORITY"...   Section 2.4.2
"HAZARDOUS SUBSTANCE"....................   Section 2.21.8.4
"HSR ACT"................................   Section 2.3.2
"INDEMNIFIED PARTY"......................   Section 5.2.1
"INTELLECTUAL PROPERTY"..................   Section 2.24

"IRS"....................................   Section 2.15.2
"LEASE DOCUMENTS"........................   Section 2.28.3
"LIEN"...................................   Section 2.4.4
"LOUISIANA AUTHORITIES"..................   Section 2.3.4
"MAGIC SHARES"...........................   Section 1.3.1
"MATERIAL ADVERSE CHANGE"................   Section 2.10.1
"MATERIAL ADVERSE EFFECT"................   Section 2.1
"MATERIAL CONTRACTS".....................   Section 2.16.3
"MERGER CONSIDERATION"...................   Section 1.3.1
"MERGER SUBSIDIARY"......................   Preamble
"MERGER".................................   Recitals
"MINNESOTA LAW"..........................   Section 1.2
"MISSISSIPPI AUTHORITIES"................   Section 2.3.4
"NEVADA AUTHORITIES".....................   Section 3.3.4
"NON-PLAN OPTIONS".......................   Section 1.7.1
"OPTION PLAN"............................   Section 1.7.1
"PERMITTED ENCUMBRANCE"..................   Section 2.28.2
"PERSON".................................   Section 2.21.8.5
"PERSONNEL"..............................   Section 4.2
"PLAN"...................................   Section 2.15.1
"PLAN OF MERGER".........................   Section 1.1
"PROXY STATEMENT"........................   Section 2.9.1
"RCRA"...................................   Section 2.21.8.3
"REAL PROPERTY"..........................   Section 2.21.2
"REQUESTING PARTY".......................   Section 6.6
"RESTRICTIONS"...........................   Section 2.28.4
"RETURNS"................................   Section 2.14.1
"RIGHT-TO-KNOW-ACT"......................   Section 2.21.8.3
"SEC"....................................   Section 1.7.2
"SECURITIES ACT".........................   Section 2.7.2
"SIGNING PRICE"..........................   Section 1.7.1
"SUBSIDIARY SECURITIES"..................   Section 2.6.2.2
"SUBSIDIARY" OR "SUBSIDIARIES"...........   Section 2.6.1
"SUPERIOR PROPOSAL"......................   Section 4.2
"SURVIVING CORPORATION"..................   Section 1.1
"TAX" OR "TAXES OR "TAXABLE".............   Section 2.14.14

                          AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER dated as of February 19, 1998 (this "Agreement") among CASINO MAGIC CORP., a Minnesota corporation (the "Company"), HOLLYWOOD PARK, INC., a Delaware corporation ("Buyer"), and HP ACQUISITION II, INC., a Minnesota corporation and a wholly-owned subsidiary of Buyer ("Merger Subsidiary").

          A. Buyer, the Company and Merger Subsidiary wish to provide for the terms and conditions of the following described business combination in which Merger Subsidiary will be merged (the "Merger") with and into the Company.

          B. Simultaneously with the execution of this Agreement, certain shareholders of the Company have agreed in writing to vote their respective shares of capital stock of the Company in favor of the Merger.

          C. The parties hereto desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

     Accordingly, and in consideration of the representations, warranties, agreements and conditions herein contained, the parties hereto agree as follows:

1.  THE MERGER AND RELATED MATTERS

     1.1 The Merger

     Subject to the terms and conditions of this Agreement, at the Effective Time (as hereinafter defined), Merger Subsidiary shall be merged with and into the Company pursuant to the terms and conditions set forth herein and in a plan of merger (the "Plan of Merger"). At the Effective Time, the separate existence of Merger Subsidiary shall cease and the Company shall continue as the surviving corporation (the "Surviving Corporation").

     1.2 Effective Time of the Merger.

     As soon as practicable (but in no event later than three (3) business days) after each of the conditions set forth in Section 7 hereof (other than the condition that articles of merger be filed and become effective) have been satisfied or waived, the Company and Merger Subsidiary will file, or cause to be filed, articles of merger with the Secretary of State of Minnesota which articles of merger shall be in the form required by and executed in accordance with the applicable provisions of the Business Corporation Act of Minnesota ("Minnesota Law"). The Merger shall become effective at the time the articles of merger for such merger is filed with the Secretary of State of Minnesota (the "Effective Time").

     1.3 Conversion of Common Shares.

     At the Effective Time:

     1.3.1 Except as otherwise provided herein, each share of common stock of the Company, par value $0.01 per share (the "Magic Shares"), issued and outstanding immediately prior thereto (except for Dissenting Shares as defined in Section 1.4 hereof) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive two dollars twenty-seven cents ($2.27) in cash (the "Merger Consideration"); and

     1.3.2 Each issued and outstanding share of capital stock of Merger Subsidiary shall be converted into and become one fully paid and nonassessable share of Common Stock, $.01 par value, of the Surviving Corporation. Each stock certificate of Merger Subsidiary evidencing ownership of any such shares shall continue to evidence ownership of such converted shares of Common Stock of the Surviving Corporation.

     1.4 Dissenting Shares

     Any Magic Shares held by a holder who dissents from the Merger and becomes entitled to obtain payment for the value of such Magic Shares pursuant to the applicable provisions of Minnesota Law shall be herein called "Dissenting Shares." Any Dissenting Shares shall not, after the Effective Time, be entitled to vote for any purpose or receive any dividends or other distributions and shall not be converted into the right to receive the Merger Consideration; provided, however, that Magic Shares held by a dissenting shareholder who subsequently withdraws a demand for payment, fails to comply fully with the requirements of Minnesota Law, or otherwise fails to establish the right of such shareholder to be paid the value of such shareholders' shares under Minnesota Law shall be deemed to be converted into the right to receive the Merger Consideration pursuant to the terms and conditions referred to above.

     1.5 [Reserved]

     1.6 [Reserved]

     1.7 Stock Options.

     1.7.1 All options to acquire Magic Shares issued under the Company's 1992 Incentive Stock Option Plan (the "Option Plan") and granted outside of the Option Plan ("Non-Plan Options") outstanding at the Effective Time shall be exchanged upon the Effective Time of the Merger and the holders thereof shall be entitled to receive options to acquire the Buyer's Common Stock, par value $.10 per share ("Buyer Common Stock"), at an exercise price and on other terms as follows. All options issued under the Option Plan and the Non-Plan Options shall be exchanged for options to purchase Buyer Common Stock (the "Buyer Substitute Option") at an exercise price equal to the number obtained by (i) dividing the current exercise price of such options to purchase Magic Shares by the Merger Consideration, and (ii) multiplying the resulting amount by the Signing Price. As used herein, "Signing Price" shall mean the average closing sales price of the Buyer Common Stock for the ten trading days immediately preceding the date on which this Agreement is executed. The number of shares into which any such Buyer Substitute Option shall be exercisable shall be the number obtained by (x) dividing the Merger Consideration by the Signing Price and multiplying such quotient by (y) the number of Magic Shares subject to the option to buy Magic Shares that was exchanged for such option to acquire shares of Buyer Common Stock. For example, if (A) the exercise price of a current Company option was $4.00, (B) the Merger Consideration was $2.00, (C) the Signing Price was $16.00, and (D) the number of Company options held by a holder was 1,000, then on the Effective Date the holder would receive in exchange for his Company options, options to purchase an aggregate of 125 shares of Buyers' Common Stock (two dollars divided by sixteen dollars times 1,000 shares) at an exercise price of $32.00 per share (e.g., (four dollars divided by two dollars) times sixteen dollars). The vesting of each Buyer Substitute Option that is exchanged for options to purchase Magic Shares shall be the same as the vesting with respect to the exchanged option to purchase Magic Shares. In all other respects, the terms of the Buyer Substitute Options shall be governed by the provisions of Buyer's stock option plan so long as, compared to the provision of the Option Plan or the Non-Plan Options, as applicable, the provisions of the Buyer Option Plan do not materially adversely affect the rights of the holders of options to purchase Magic Shares, in which case such provisions of the Buyer Substitute Options shall be governed by the terms of the Option Plan or the Non-Plan Options, respectively. As promptly as practicable after the Effective Time, Buyer shall issue to each holder of an option under the Option Plan or a Non-Plan Option a written instrument evidencing Buyer's assumption of such option on the terms provided herein.

     1.7.2 Buyer shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Buyer Common Stock for delivery with respect to options to purchase Magic Shares issued under the Option Plan and the Non-Plan Options, as adjusted in accordance with this Section 1.7. As soon as practicable after the Effective Time, Buyer shall (a) file registration statements on Form S-8 promulgated by the Securities and Exchange Commission ("SEC") under the Securities Act (or any successor or other appropriate form) with respect to the shares of Buyer Common Stock subject to Buyer Substitute Options and shall use its best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding and (b) cause the shares of Buyer Common Stock issuable upon exercise of the Buyer Substitute Options to be listed on the New York Stock Exchange. With respect to those individuals who subsequent to the Merger will be subject to the reporting requirements under Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), where applicable, Buyer shall administer the Buyer Substitute Options in a manner that complies with Rule 16b-3 promulgated under the Exchange Act.

     1.8 Convertible Securities.

     On the Effective Time, the sole right of the holders of those certain warrants to purchase an aggregate of 980,000 Magic Shares prior to October 22, 1998 at a price of $2.75 per share and 50,000 Magic Shares prior to October 5, 1999 at a price of $7.35 per share (the "Convertible Securities") which are outstanding at the Effective Time shall be the right to receive the Merger Consideration upon payment of the exercise price of the Convertible Securities.

     1.9 Closing.

     Subject to the provisions of Section 7 hereof, the closing of the transactions contemplated by this Agreement (the "Closing") shall take place as soon as practicable (but in no event later than three (3) business days) after satisfaction of all of the conditions to Closing at the offices of Irell & Manella LLP, 1800 Avenue of the Stars, Suite 900, Los Angeles, California 90067, or such other place and time as the parties may mutually agree. The date on which the Closing actually occurs is herein referred to as the "Closing Date."

2.  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents and warrants to Buyer that:

     2.1 Corporate Existence and Power.

     The Company is a corporation duly incorporated, validly existing and in active status under the laws of the State of Minnesota, and has all corporate powers and authority required to carry on its business as now conducted. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions in which the failure to be so qualified, individually or in the aggregate, are not and could not be reasonably expected to have a Material Adverse Effect on the Company. As used herein, "Material Adverse Effect" with respect to any person means a material adverse effect on the financial condition, business, assets or results of operations of such person and its Subsidiaries (as defined in Section 2.6) taken as a whole; provided however, that, with respect to the Company, Material Adverse Effect shall not include any state of facts, event, change or effect (i) disclosed in this Agreement (excluding matters disclosed in the Company's SEC Reports (as defined herein) unless such matters are specifically disclosed in this Agreement or the Schedules hereto) or any schedule to this Agreement to the extent of the Company's estimate of the liability or obligation associated with such matters (but to such extent, only if an estimate has been made) and excluding the matter disclosed under the heading "Louisiana Gaming Control Board" on Schedule 2.13 or
(ii) generally affecting companies in the gaming industry nationally (e.g., imposition of a national gaming tax). The Company has heretofore delivered to Buyer true and complete copies of the articles of incorporation and bylaws (or equivalent charter documents) of the Company and each Subsidiary of the Company in each case as currently in effect. Neither the Company nor any of its Subsidiaries is in violation of any term or provision of its charter, bylaws, or other organizational document where the consequence of such violation could reasonably be expected to have a Material Adverse Effect on the Company.

     2.2 Corporate Authorization.

     The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby are within the Company's corporate powers and, except for any required approval by the Company's shareholders in connection with the consummation of the Merger, have been duly authorized by all necessary corporate action. This Agreement has been duly and validly executed by the Company and, subject to obtaining the approval of the Merger by the Company's shareholders, constitutes a valid and binding agreement of the Company enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting enforcement of creditors rights generally and by general equitable principles, regardless of whether such enforcement is considered in a proceeding in equity or at law. The Board of Directors of the Company (at a meeting duly called and held) has by the requisite vote of the directors present (a) determined that the Merger is advisable and fair and in the best interests of the Company and its stockholders, (b) approved the Merger and this Agreement in accordance with the provisions of Sections 302A.613 of the Minnesota Law and the Company's Articles of Incorporation and Bylaws, (c) recommended the adoption and approval of this Agreement, the Merger and the other transactions contemplated hereby to the holders of the Magic Shares and directed that the Merger and this Agreement may be submitted for consideration by the Company's shareholders at the meeting of the Company's shareholders, and (d) taken all necessary steps to render the restrictions of Sections 302A.671 of the Minnesota Law inapplicable to the Merger and the transactions contemplated by this Agreement. The affirmative vote of the holders of a majority of all outstanding Magic Shares entitled to vote approving this Agreement is the only vote of the holders of any class or series of the Company's capital stock necessary to approve this Agreement and the transactions contemplated by this Agreement.

     2.3 Governmental Authorization.

     The execution, delivery and performance by the Company of this Agreement and the consummation of the Merger by the Company require no action by or in respect of, or filing with, any governmental body, agency, official or authority, other than such consents, approvals, actions, filings and notices which the failure to make or obtain could not be reasonably expected to have a Material Adverse Effect on the Company or on the ability of the Company to consummate the transactions contemplated hereby and:

     2.3.1 the filing of articles of merger in accordance with Minnesota Law and the filing of appropriate documents with relevant authorities of other states in which the Company is qualified to do business;

     2.3.2 compliance with any applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act");

     2.3.3 compliance with any applicable requirements of the Exchange Act, and the rules and regulations promulgated thereunder; and

     2.3.4 compliance with any applicable requirements of the Mississippi Gaming Control Act and the rules and regulations promulgated thereunder (the "Mississippi Authorities") and the Louisiana Gaming Control Act and the rules and regulations promulgated thereunder (the "Louisiana Authorities") and, with respect to the Provincial Government of Neuquen, Argentina (the "Argentina Authorities"), no approval or consent (but merely notice) is required (collectively, the "Company Gaming Laws"); provided, that no representation or warranty is made herein with respect to any requirement to obtain any consent or approval of the Argentina Authorities in connection with the transactions contemplated hereby as a result of the condition of or any action taken by Buyer or Merger Subsidiary.

     2.4 Non-Contravention.

     Except as set forth on Schedule 2.4 hereto, the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby do not and will not:

     2.4.1 contravene or conflict with the articles of incorporation or bylaws of the Company or any Subsidiary of the Company;

     2.4.2 subject to obtaining the consents and approvals described in Section 2.3, contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree of any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States; any foreign country; any sovereign nation, or any domestic, foreign or other state, country, city of other political subdivision (a "Governmental or Regulatory Authority") binding upon or applicable to the Company or any Subsidiary of the Company, except such contraventions, conflicts and violations which could not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect on the Company or its ability to consummate the transactions contemplated hereby;

     2.4.3 subject to obtaining the consents and approvals described in Section 2.3, constitute a breach or violation of or default under (with or without notice or lapse of time or both) or give rise to a right of termination, cancellation or acceleration of any right or obligation of the Company or any Subsidiary of the Company or to a loss of any benefit to which the Company or any Subsidiary of the Company is entitled under any provision of any agreement, contract, lease, indenture or other instrument binding upon the Company or any Subsidiary of the Company, or their respective properties or assets, including the Company's 13% Series B First Mortgage Notes due 2003 with contingent interest and 11.5% First Mortgage Notes due 2001 (collectively, the "Debt Instruments") or any license, franchise, permit or other similar authorization held by the Company or any Subsidiary of the Company except such defaults, terminations, cancellations or accelerations which could not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect on the Company or its ability to consummate the transactions contemplated hereby; or

     2.4.4 subject to obtaining the consents and approvals described in Section 2.3, result in the creation or imposition of any Lien on any asset of the Company or any Subsidiary of the Company, except such Liens which could not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect on the Company or its ability to consummate the transactions contemplated hereby. For purposes of this Agreement, "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

     2.5 Capitalization.

     The authorized capital stock of the Company consists of 50,000,000 shares of common stock, $0.01 par value per share, and 2,500,000 shares of undesignated stock. As of February 17, 1998, there were 35,722,124 issued and outstanding Magic Shares and no issued and outstanding shares of undesignated stock. All outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable. As of the date of this Agreement, there were qualified employee stock options to purchase an aggregate of 1,274,200 Magic Shares pursuant to the Option Plan, non-qualified director options to purchase an aggregate of 60,000 Magic Shares pursuant to the Option Plan, stock options to purchase an aggregate of 1,027,500 Magic Shares outside of the Option Plan as indicated in Schedule 2.5, and warrants to purchase an aggregate of 1,030,000 Magic Shares. Except as set forth in this Section or in
Schedule 2.5, there are outstanding:

     2.5.1 no shares of capital stock or other voting securities of the Company;

     2.5.2 no securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company; and

     2.5.3 no options or other rights to acquire from the Company, and no obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company (the items in Sections 2.5.1, 2.5.2 and 2.5.3 being referred to collectively as the "Company Securities"). There are no outstanding contractual obligations of the Company or any Subsidiary of the Company to repurchase, redeem or otherwise acquire any Company Securities.

     2.6 Subsidiaries.

     2.6.1 Each Subsidiary of the Company is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, has all corporate powers and authority required to carry on its business as now conducted and is duly qualified to do business as a foreign corporation and is in good standing and licensed in each jurisdiction in which the character of the property owned or leased by it or the nature of its activities make such qualification or licensing necessary, except for those jurisdictions in which failure to be so qualified or licensed could not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect on the Company. For purposes of this Agreement, as to any person,

"Subsidiary" or "Subsidiaries" means an entity or entities of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are directly or indirectly owned by such person and which is a "significant subsidiary," or are significant subsidiaries, as defined in Rule 1-02 of Regulation S-X promulgated under the Securities Act. All Subsidiaries of the Company and their respective jurisdictions of incorporation are identified in the Company's annual report on Form 10-K for the fiscal year ended December 31, 1996, as amended (the "Company 10-K").

     2.6.2 Except as set forth in Schedule 2.6.2 hereto, all of the outstanding capital stock of, or other ownership interests in, each Subsidiary of the Company is owned by the Company, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests, other than limitations or restrictions pursuant to applicable gaming laws and regulations. Except as set forth on Schedule 2.6.2 hereto, as of the date of this Agreement, there are no outstanding:

          2.6.2.1 Company Securities, or Subsidiary Securities (as defined herein), which are convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Subsidiary; and

          2.6.2.2 Options or other rights to acquire from the Company or any Subsidiary of the Company, or other obligation of the Company or any Subsidiary of the Company to issue, any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable for any capital stock, voting securities or ownership interests in, any Subsidiary (the items in Sections 2.6.2.1 and 2.6.2.2 being referred to collectively as the "Subsidiary Securities"). There are no outstanding obligations of the Company or any Subsidiary of the Company to repurchase, redeem or otherwise acquire any outstanding Subsidiary Securities or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any Subsidiary of the Company or other person.

          2.6.2.3 Voting trusts, proxies or other commitments, understanding restrictions or arrangements in favor of any person other than the Company or a Subsidiary that is wholly-owned, directly or indirectly, by the Company with respect to the voting of or right to participate in dividends or other earnings or any capital stock of any Subsidiary of the Company.

          2.6.2.4 Interests of the Company in any other corporation, partnership, joint venture or other business association or entity.

     2.7 SEC Filings.

     2.7.1  The Company has delivered or made available to Buyer:

          2.7.1.1 the annual reports on Form 10-K for its fiscal years ended December 31, 1995 and 1996 and all amendments thereto;

          2.7.1.2 the quarterly reports on Form 10-Q for its fiscal quarters ending March 31, 1997, June 30, 1997 and September 30, 1997;

          2.7.1.3 its proxy or information statements relating to meetings of, or actions taken without a meeting by, the shareholders of the Company held since December 31, 1996; and

          2.7.1.4 all of its other reports, statements, schedules and registration statements filed with the SEC (the "Company SEC Reports") since December 31, 1996 (as such reports and documents have been supplemented or amended since the time of their filing).

     2.7.2 As of their respective dates, the Company SEC Reports complied in all material respects with all applicable requirements of the Securities Act of 1933, as amended, (the "Securities Act") and the Securities Exchange Act of 1934, as amended, and the respective rules and regulations promulgated thereunder, as the case may be, each in effect on the dates such Company SEC Reports were filed. As of their respective dates, each of the Company SEC Reports did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

     2.7.3 The Company has filed all required material reports, proxy statements and registration statements with the SEC and under any Company Gaming Laws since December 31, 1995.

     2.8 Financial Statements.

     The audited consolidated financial statements of the Company included in its annual reports on Form 10-K referred to in Section 2.7.1 and the unaudited interim consolidated financial statements (including in each case the notes thereto) included in the Company SEC Reports (collectively, the "Company Financial Statements") were prepared in accordance with the books and records of the Company and its Subsidiaries, fairly present (subject, in the case of the unaudited interim financial statements, to normal, recurring year-end audit adjustments (which are not expected to have, individually or in the aggregate, a Material Adverse Effect on the Company)), the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations, shareholders' equity and cash flows for the periods then ended and were prepared in conformity with generally accepted accounting principles applied on a consistent basis ("GAAP") (except as may be indicated in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and comply as to form in all material respects with the published rules and regulations of the SEC applicable to such statements. For purposes of this Agreement, "Balance Sheet" means the consolidated balance sheets of the Company as of September 30, 1997 set forth in the Company's 10-Q for the fiscal quarter ended September 30, 1997 and "Balance Sheet Date" means September 30, 1997.

     2.9 Disclosure Documents.

     2.9.1 The Proxy Statement of the Company (as amended and supplemented from time to time, the "Proxy Statement") to be filed with the SEC in connection with the Merger, and any amendments or supplements thereto will, when filed, comply as to form in all material respects with the applicable requirements of the Exchange Act.

     2.9.2 None of the information supplied or to be supplied by the Company in writing for inclusion or incorporation by reference in the Proxy Statement will,
(i) at the time the Proxy Statement is filed with the SEC, (ii) at the date of mailing to shareholders and (iii) at the times of the meeting of Company's shareholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, except that no representation is made by the Company in this Section 2.9 with respect to information supplied in writing by or on behalf of Buyer or any of its Subsidiaries for inclusion in such documents or information incorporated by reference therein from documents filed by Buyer or any of its Subsidiaries with the SEC.

     2.10 Absence of Certain Changes.

     Except as disclosed in the Company SEC Reports filed and publicly available prior to the date hereof, or in Schedule 2.10 hereto, since the Balance Sheet Date, the Company and Subsidiaries have conducted their business in the ordinary course consistent with past practice and there has not been:

     2.10.1 any Material Adverse Change (as defined herein) or any event, occurrence or development of a state of circumstances or facts which alone or together with another fact could reasonably be expected to result in a Material Adverse Change. As used in this Agreement, with respect to any person, "Material Adverse Change" means any material adverse change in the business, assets, financial condition or results of operations of the Company or any of its Subsidiaries which would have a Material Adverse Effect;

     2.10.2 any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company or any repurchase, redemption or other acquisition by the Company or any Subsidiary of the Company of any outstanding shares of capital stock or other securities of, or other ownership interests in, the Company or any Subsidiary of the Company;

     2.10.3 any amendment of any material term of any outstanding security of the Company or any Subsidiary of the Company;

     2.10.4 any incurrence, assumption or guarantee by the Company or any Subsidiary of the Company of any indebtedness in excess of $1,000,000, other than in the ordinary course of business and in amounts and on terms consistent with past practices;

     2.10.5 any creation or assumption by the Company or any Subsidiary of the Company of any material Lien on any material asset other than in the ordinary course of business consistent with past practices;

     2.10.6 any making of any loan, advance or capital contributions to or investment in excess of $500,000 in any person, other than loans, advances or capital contributions to or investments in wholly-owned Subsidiaries made in the ordinary course of business consistent with past practices;

     2.10.7 any damage, destruction or other casualty loss (other than damage, destruction or loss that is covered by insurance) affecting the business or assets of the Company or any Subsidiary of the Company which, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect on the Company;

     2.10.8 any change in any method of accounting or accounting practice by the Company or any Subsidiary of the Company, except for any such change required by reason of a concurrent change in generally accepted accounting principles;

     2.10.9 any (i) grant of any severance or termination pay to any director, officer or employee of the Company or any Subsidiary of the Company, (ii) entering into of any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee of the Company or any Subsidiary of the Company, (iii) any increase in benefits payable under any existing severance or termination pay policies or employment agreements, or (iv) any increase in compensation, bonus or other benefits payable to directors, officers or employees of the Company or any Subsidiary of the Company, other than in the ordinary course of business consistent with past practice; or

     2.10.10 any labor dispute, other than routine individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any employees of the Company or any Subsidiary of the Company, which employees were not subject to a collective bargaining agreement at the Balance Sheet Date, or any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to such employees which, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect on the Company.

     2.11 Licenses and Compliance.

     The Company and each of its Subsidiaries and each of their respective directors, officers, gaming managers and other key employees possess all licenses (including gaming licenses issued pursuant to the Mississippi Authorities, the Louisiana Authorities and the Argentina Authorities), permits, authorizations, approvals, findings of suitability, franchises, and orders ("Company Permits") of any Governmental or Regulatory Authority which are necessary for the Company to engage in the business of owning and operating the casino facilities and the businesses and operations owned and operated by the Company and such Subsidiary, each of which is in full force and effect in all material respects, except such permits, licenses, variances, exemptions, orders and approvals which the failure to hold, individually or in the aggregate, is not having and could not reasonably be expected to have a Material Adverse Effect on the Company. The Company and each of its Subsidiaries are in compliance with the terms of the Company Permits, and all other Federal, state, local or foreign statutes, rules, regulations, findings of suitability, license, registration or other authorization, including any condition or limitation thereon (including any Federal, foreign or state laws relating to currency transactions), except failures to so comply which, individually or in the aggregate, are not having and could not reasonably be expected to have a Material Adverse Effect on the Company. Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement, the Company and any of its Subsidiaries are not in violation of or default under any law, regulation or order of any Governmental or Regulatory Authority, except for such violations or defaults which, individually or in the aggregate, do not and could not reasonably be expected to have a Material Adverse Effect on the Company. To the best knowledge of the Company, no event has occurred which permits, or upon the giving of notice or passage of time or both would permit, revocation, non-renewal, modification, suspension or termination of any Company Permit that currently is in effect the loss of which either individually or in the aggregate would reasonably be expected to have a Material Adverse Effect on the Company. As used in this Agreement, "best knowledge of the Company" shall mean the actual knowledge of Marlin Torguson, James E. Ernst, Jay Osman, Robert Callaway, Gerald Compton, Joseph Billheimer, Jeffrey Dahl or Juris Basins. To the best knowledge of the Company, the Company and its Subsidiaries and each of their respective directors, officers, gaming managers and other key employees are in compliance with the terms of the Company Permits, except for such failures to comply, which singly or in the aggregate, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No investigation or review by any Governmental or Regulatory Authority with respect to the Company or any of its Subsidiaries is pending, or, to the best knowledge of the Company, threatened, nor has any governmental entity indicated to the Company an intention to conduct the same, other than those the outcome of which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. Except as disclosed in this Section 2.11, to the best knowledge of the Company, neither the Company nor any Subsidiary nor any director, officer, gaming manager or key employee of the Company or any Subsidiary has received any written claim, demand, notice, complaint, court order or administrative order from any governmental entity in the past three years, asserting that a license of it or them, as applicable, under any Company Gaming Laws, should be revoked or suspended except such revocations or suspensions as could not be reasonably expected to have a Material Adverse Effect on the Company. Neither the Company nor any of its Subsidiaries knows of any facts, which, if known to the regulators under the Company Gaming Laws, could reasonably be expected to result in the revocation or suspension of a license of its or them, or of any officer, directors, gaming manager, or key employee under any Company Gaming Laws or would be reasonably expected to disqualify it or them from licensing under the Company Gaming Laws, except such revocations, suspensions or disqualifications as could not be reasonably expected to have a Material Adverse Effect on the Company. Neither the Company nor any of its Subsidiaries has suffered a suspension or revocation of any material license held under the Company Gaming Laws.

     2.12 No Undisclosed Liabilities.

     There are no liabilities of the Company or any Subsidiary of the Company of any nature (whether accrued, contingent, absolute, determined, determinable or otherwise) that would be required by generally accepted accounting principles to be reflected on a consolidated balance sheet of the Company and its consolidated Subsidiaries or in the notes thereto, other than:

     2.12.1 liabilities disclosed or provided for in the Company SEC Reports filed and publicly available prior to the date hereof or in the Balance Sheet or in the notes thereto;

     2.12.2 liabilities incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date, or which in the aggregate could not be reasonably expected to have a Material Adverse Effect on the Company; and

     2.12.3  liabilities under this Agreement.

     2.13 Litigation and Administrative Matters.

     Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement or as set forth in Schedule 2.13 hereto:

     2.13.1 There is no action, suit or proceeding pending or, to the best knowledge of the Company, threatened against, relating to or affecting, nor are there any Governmental or Regulatory Authority investigations or audits pending or threatened to the knowledge of the Company, against, relating to or affecting, the Company or any of its Subsidiaries (or any director, officer, gaming manager, or key employee) or any of their respective assets or properties before any court or governmental agency, authority or body or arbitrator (nor to the best knowledge of the Company is there any reasonable basis for any such proceeding, claim, action or investigation) which, individually or in the aggregate, could be reasonably expected to have a Material Adverse Effect on the Company or its ability to consummate the transactions contemplated by this Agreement; and

     2.13.2 Neither the Company nor any Subsidiary of the Company (nor any director, officer, gaming manager or key employee) is subject to any order, judgment or decree of any Governmental or Regulatory Authority which, individually or in the aggregate, is having or could reasonably be expected to have a Material Adverse Effect on the Company.

     2.14 Taxes.

     Except as set forth in Schedule 2.14 hereto:

     2.14.1 the Company and its Subsidiaries have timely filed, been included in or sent, and will, prior to the Closing, timely file, be included in or send all returns, declarations and reports and information returns and statements required to be filed or sent by or relating to any of them prior to the Closing relating to any Taxes (as defined below) with respect to any income, properties or operations of the Company or any Subsidiary of the Company prior to the Closing (collectively, the "Returns");

     2.14.2  as of the time of filing, the Returns:

          2.14.2.1 correctly reflected (and, as to any Returns not filed as of the date hereof, will correctly reflect) the facts regarding the income, business, assets, operations, activities and status of the Company and its Subsidiaries and any other information required to be shown therein;

          2.14.2.2 constitute (and, as to any Returns not filed as of the date hereof, will constitute) complete and accurate representations of the Tax liabilities for the periods covered; and

          2.14.2.3 accurately set forth all items (to the extent required to be included or reflected in the Returns) relevant to future Tax liabilities, including the Tax bases of properties and assets;

     2.14.3 the Company and its Subsidiaries have timely paid or made provision for all Taxes that have been shown as due and payable on the Returns that have been filed;

     2.14.4 the Company and its Subsidiaries have made or will make provision for all Taxes payable for any periods that end before the Closing for which no Returns have yet been filed and for any periods that begin before the Closing and end after the Closing to the extent such Taxes are attributable to the portion of any such period ending at the Closing;

     2.14.5 the charges, accruals and reserves for Taxes reflected on the Company Financial Statements are adequate to cover the Tax liabilities accruing or payable by the Company and its Subsidiaries in respect of periods prior to the date of the Company Financial Statements;

     2.14.6 neither the Company nor any Subsidiary of the Company is delinquent in the payment of any Taxes or has requested any extension of time within which to file or send any Return, which Return has not since been filed or sent;

     2.14.7 no deficiency for any Taxes has been asserted or assessed against the Company or any Subsidiary of the Company (or any member of any affiliated or combined group of which the Company or any Subsidiary of the Company is or has been a member for which either the Company or any Subsidiary of the Company could be liable for which the Company has not provided adequate reserves in accordance with GAAP;

     2.14.8 neither the Company nor any Subsidiary of the Company has granted any extension of the limitation period applicable to any Tax claims and neither the Company nor any Subsidiary of the Company has waived any such limitation period;

     2.14.9 neither the Company nor any Subsidiary of the Company is or has been a party to any tax sharing agreement with any corporation which, as of the Closing, is not a member of the affiliated group of which the Company is a member;

     2.14.10 neither the Company nor any Subsidiary of the Company has made any election under Section 341(f) of the Internal Revenue Code of 1986, as amended (the "Code");

     2.14.11 the Company has not, for the 5-year period preceding the Closing, been a United States real property holding corporation within the meaning of
Section 897(c)(2) of the Code;

     2.14.12 no Tax is required to be withheld pursuant to Section 1445 of the Code as a result of the transactions contemplated in this Agreement;

     2.14.13 neither the Company nor any Subsidiary has made any disclosure under Section 6662 of the Code (or under any comparable provision of state law); and

     2.14.14 "Tax" (and with the corresponding meaning "Taxes" and "Taxable") shall include (i) any net income, gross income, gross receipts, sales, use, ad valorem, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property or windfall profit tax, custom duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest and any penalty, addition to tax or additional amount imposed by any taxing authority (domestic or foreign) and (ii) any liability for the payment of any amount of the type described in clause (i) as a result of being a member of an affiliated or combined group.

     2.15 ERISA.

     2.15.1 Schedule 2.15 lists all employee welfare benefit plans and all employee pension benefit plans within the meaning of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") maintained, contributed or required to be contributed to by the Company or any Subsidiary of the Company, any similar employment, severance or other arrangement or policy of the Company or any Subsidiary (whether written or oral) providing for insurance coverage (including self-insured arrangements), worker's compensation, disability benefits, supplemental unemployment benefits, vacation benefits or retirement benefits, or for profit sharing, deferred compensation, bonuses, stock options, stock appreciation or other forms of incentive compensation or post-retirement insurance, compensation or benefits (a "Plan"). No trust funds are maintained or required to be maintained in connection with any Plan which is not an employee pension benefit plan within the meaning of ERISA. There are no Plans which Buyer or the Surviving Corporation will not be able to terminate within a reasonable period of time after the Closing Date (except as such termination may be prohibited by Section 401(k)(10) of the Code) in accordance with their terms and ERISA. The Company has delivered or made available to Buyer true and complete copies of: (i) each of the Plans and any related funding agreements thereto (including insurance contracts) including all amendments, all of which are legally valid and binding and in full force and effect and there are no defaults thereunder, (ii) the currently effective Summary Plan Description pertaining to each of the Plans, (iii) the most recent annual report on a form of the 5500 Series for each of the Plans (including all relevant schedules), and (iv) as to each such Plan that is funded, the Company has delivered or made available to Buyer a true, correct and complete copy of the most recent annual financial report with respect to such plan, and any subsequent interim report. Each such financial report and interim report is a materially accurate description of the financial status of the subject Plan, and there have been no Material Adverse Changes in the financial status of any such Plan since the date of the most recent report provided with respect thereto.

     2.15.2 Schedule 2.15 specifically identifies each Plan which is represented to be a qualified plan under Section 401(a) of the Code. With respect to each Plan so identified, the following are true: (i) to the knowledge of the Company, the plan, in form and operation, currently satisfies, and for all years subsequent to the establishment of such plan has satisfied, the qualification requirements of Section 401(a) or 403(a) of the Code, as applicable; and (ii) except as identified on Schedule 2.15, the Internal Revenue Service (the "IRS") has issued a favorable letter of determination with respect to the Plan as amended to date, and all amendments required by the Code as a condition of retention of such qualified status as of the date hereof have been or will be adopted within time limits required to maintain such status. To the knowledge of the Company, each plan is and has been operating in compliance with its terms, ERISA and all amendments required by the Tax Reform Act of 1986 and subsequent legislation and regulations, except for such failures to comply which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on the Company. The Company has delivered or will deliver a true, correct and complete copy of all letters of determination with respect to all such Plans as amended to date. No event has occurred which could subject any Plan to tax under Section 511 of the Code. Each Plan intended to meet the requirements for tax-favored treatment under Sections 79, 104, 105, 106, 125 and 129 of Subchapter B of Chapter 1 of the Code meets such requirements.

     2.15.3 The Company and each of its Subsidiaries do not now maintain, contribute to, or been required to contribute to, and is not required to contribute to, nor, except as set forth on Schedule 2.15 have any of them at any time maintained, contributed to, or been required to contribute to any Plan which is subject to Title IV of ERISA. Except as set forth in Schedule 2.15, all contributions payable to any Plan for any plan year ending prior to the date hereof have been paid in full on a timely basis or reserves adequate for such contributions or other payments have been or will be reflected in the applicable financial statements of the Company, and no accumulated funding deficiency (as defined in Section 302(a)(2) of ERISA) has been incurred.

     2.15.4 No event has occurred, and there exists no condition or set of circumstances in connection with any Plan of the Company, under which the Company or any Subsidiary of the Company, directly or indirectly (through any indemnification agreement or otherwise), could reasonably be expected to be subject to any risk of material liability under Section 409 of ERISA, Section 502(i) of ERISA, Section 502(l) of ERISA, Title IV of ERISA or Section 4975 of the Code.

     2.15.5 To the knowledge of the Company, the Company and each of its Subsidiaries have (i) filed or caused to be filed each and every return, report, statement, notice, declaration and other document required to be filed by any governmental agency, federal, state and local (including, without limitation, the IRS, the United States Department of Labor, the Pension Benefit Guaranty Corporation) with respect to each Plan sponsored or maintained by the Company or any Subsidiary of the Company, and the Company delivered or made available to Buyer all records with respect to such plans as are required for their proper administration and proper continued reporting and disclosure; and (ii) complied with all applicable participant disclosure requirements of ERISA, except for such failures to comply with (i) and (ii) hereof, which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on the Company.

     2.15.6 Except in connection with their Subsidiaries, the Company and each of its Subsidiaries is not and has never been a member of a controlled group of corporations, an unincorporated trade or business under common control, or a member of an affiliated service group (as such terms are defined in Sections 414(b), 414(c) and 414(m) of the Code), involving any other entity.

     2.15.7 Except as described in Schedule 2.15, there are no "leased employees" (as defined in Section 414(n) of the Code) who performed services for the Company or any Subsidiary of the Company, nor are there any persons who are anticipated to become leased employees before the Effective Time.

     2.15.8 Except as described on Schedule 2.15, the Company and its Subsidiaries do not maintain any Plan providing medical, health or insurance benefits to former employees other than health coverage mandated by Section 4980B of the Code. Except as described on Schedule 2.15, there is no contract, agreement or benefit arrangement covering any employee of the Company, which, individually or collectively, could give rise to the payment of any amount which would constitute an "excess parachute payment" (as defined in Section 280G of the Code). Except as described on Schedule 2.15, the execution and performance of this Agreement will not (i) result in any obligation or liability (with respect to accrued benefits or otherwise) of the Company, Buyer or the Surviving Corporation to any Plan or to any present or former employee of the Company,
(ii) be a trigger event under any Plan that will result in any payment (whether of severance pay or otherwise) becoming due to any present or former employee, officer, director, shareholder, contractor, or consultant, or any of their dependents, or (iii) accelerate the time of payment or vesting, or increase the amount, or any compensation due to any employee, officer, director, shareholder, contractor, or consultant of the Company. The Company has not announced, seriously contemplated, or made any commitment to making any amendment of any existing Plan or any creation of any new Plan which would result in a binding obligation of the Company.

     2.15.9 To the knowledge of the Company, the Company and its Subsidiaries have complied in all material respects with the "COBRA" requirements of Section 4980B of the Code, except for such failures to comply which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on the Company.

     2.15.10 Other than routine claims for benefits under the Plans, there are no pending, or to the best knowledge of the Company, threatened, investigations, proceedings, claims, lawsuits, disputes, actions, audits or controversies involving the Plans, or the fiduciaries, administrators, or trustees of any of the Plans or the Company or any Subsidiary as the employer or sponsor under any Plan, with any of the IRS, the Department of Labor, the Pension Benefit Guarantee Corporation, any participant in or beneficiary of any Plan, or any other person whomsoever. The Company knows of no reasonable basis for any such claim, lawsuit, dispute, action or controversy.

     2.16 Material Contracts.

     2.16.1 Except as disclosed in the Company SEC Reports filed prior to the date hereof or in Schedule 2.16, neither the Company nor any of its Subsidiaries is a party on the date of this Agreement to any oral or written (i) agreement, contract, indenture or other instrument relating to Indebtedness in an amount exceeding $500,000, (ii) other contract, agreement or commitment to be performed after the date hereof which would be a material contract (as defined in Item 601(b)(10) of Regulation S-K of the Commission), or (iii) contract, agreement, or commitment which materially restricts the conduct of any line of business by the Company.

     2.16.2 Except as disclosed in Schedule 2.16, neither the Company nor any of its Subsidiaries is a party on the date hereof to any oral or written agreement which, by its terms, directly obligates any parent (i.e., any entity owning more than 50% of the Company's voting securities) of the Company with respect to any of the Company's obligations under such agreement (it being understood that a "successors and assigns" provision in any such agreement shall not be deemed to be such a term).

     2.16.3 Except as disclosed in the Company SEC Reports filed prior to the date hereof or in Schedule 2.16 hereto, all agreements, contracts, plans, leases, arrangements and commitments disclosed or required to be disclosed in the Company's SEC filings referred to in Section 2.7 (the "Material Contracts"), including the Debt Instruments, are valid and binding agreements of the Company or a Subsidiary, are in full force and effect, and neither the Company, any Subsidiary of the Company, nor, to the knowledge of the Company, any other party thereto is in breach or violation of, or in default in the performance of any term or provision and no event has occurred which, with notice or lapse of time or both could be reasonably expected to result in a default under (i) the certificate of incorporation or bylaws (or other comparable charter documents) of the Company or any of its Subsidiaries or (ii) any Material Contract, except, in the case of clause (ii), such breaches, violations and defaults that, individually or in the aggregate, are not having and could not be reasonably expected to have Material Adverse Effect on the Company or any Subsidiary.

2.17 Insurance Coverage.

     2.17.1 The Company and its Subsidiaries have obtained and, as of the date of this Agreement, maintain in full force and effect insurance policies, which are of the type and in amounts customarily carried by persons conducting businesses similar to those of the Company and its Subsidiaries in the locations in which the Company and its Subsidiaries conduct their respective businesses.

     2.17.2 The Company has furnished to Buyer a list of, and true and complete copies of, all insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company and its Subsidiaries. Except as set forth on Schedule 2.17.2, there is no claim by the Company or any Subsidiary of the Company pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds, except such claims that, individually and in the aggregate, are not having and could not reasonably be expected to have a Material Adverse Effect on the Company. All premiums payable under all such policies and bonds have been paid by the Company and its Subsidiaries. The Company does not know of any threatened termination of, or premium increase with respect to, any of such policies or bonds, except such terminations or premium increases that, individually and in the aggregate could not reasonably be expected to have a Material Adverse Effect on the Company. Except as set forth on Schedule 2.17.2, the Company does not know of any pending or threatened uninsured claims which individually or in the aggregate could be reasonably expected to have a Material Adverse Effect on the Company.

2.18 Finders' Fees.

     Except for Wasserstein Perella & Co., Inc. and Furman Selz LLC whose fees (which have been disclosed to Buyer separately in writing) will be paid by the Company, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf, of the Company or any Subsidiary of the Company who might be entitled to any fee or commission from Buyer or the Company or any of their respective affiliates upon consummation of the transactions contemplated by this Agreement.

2.19 Employees.

     As of the date of this Agreement, except as set forth in Schedule 2.19 hereto or as otherwise provided in this Agreement:

     2.19.1 the Company and each of its Subsidiaries have paid in full, or fully accrued for in the Financial Statements, all wages, salaries, commissions, bonuses, severance payments, vacation payments, holiday pay, sick pay, pay in lieu of compensatory time and other compensation due or to become due to all current and former employees of the Company and each of its Subsidiaries for all services performed by any of them; and all withholding required with regard to employees has been properly withheld and transmitted to the appropriate entity.

     2.19.2 (a) except for requirements to give notice of termination of employment at least 30 days prior to such date of termination, upon the Effective Time and the date of termination of the employment of any employees of the Company or any Subsidiary of the Company, none of the Company, any Subsidiary of the Company, Buyer nor the Merger Subsidiary will be liable to such employee for "severance pay" or similar payment in excess of an amount equal to three months salary for such employee, (b) those employees entitled to severance in the event of termination, the circumstances requiring the payment of severance pay and the amount of such severance are listed in Schedule 2.19(a);

     2.19.3 to the knowledge of the Company, the Company and its Subsidiaries are in material compliance with all federal, state, local and foreign laws, rules and regulations relating to the employment of labor, including without limitation, laws, rules and regulations relating to payment of wages, employment and employment practices, terms and conditions of employment, hours, immigration, discrimination, child labor, occupational health and safety, collective bargaining and the payment and withholding of Taxes and other sums required by governmental authorities, except such violations of such laws, rules and regulations as are not having and could not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect on the Company;

     2.19.4 there is no unfair labor practice charge pending or, to the best knowledge of the Company, threatened against the Company or any Subsidiary of the Company before the National Labor Relations Board or any other federal, state or local agency or department, except such charges as are not having and could not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect on the Company;

     2.19.5 in the immediately preceding two years there have not been and there are no labor strike, dispute, slowdown, sympathy strike, lockout or other form of work stoppages pending, to the knowledge of the Company, against or involving the Company or Subsidiary and there have not been in the immediately preceding two years and there is currently no recognitional picketing at any of the Company or any Subsidiary of the Company's locations, or outstanding demand by any labor organization for representation;

     2.19.6 no grievance or any arbitration proceeding arising out of or under collective bargaining agreements is pending or, to the best knowledge of the Company, threatened against the Company or any Subsidiary of the Company except such proceedings as are not having and could not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect on the Company;

     2.19.7 no collective bargaining agreement is currently being negotiated by the Company or any Subsidiary of the Company or due to expire within six (6) months of the Effective Date;

     2.19.8 as of the date hereof, no executive officer or general manager of the Company or any Subsidiary of the Company or group of such employees has given notice to the Company or any Subsidiary of the Company of his or her intent to terminate his or her employment;

     2.19.9 as of the date hereof, there are no employment agreements in effect, or contemplated, with regard to any employees of the Company or any Subsidiary of the Company; and

     2.19.10 all employees of the Company or any Subsidiary of the Company are employed "at will."

     2.20 Other Information.

     The documents and information delivered to Buyer in connection with the transactions contemplated by this Agreement together with this Agreement and the schedules and exhibits hereto and the Company's SEC Documents, taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading with respect to the Company and its Subsidiaries taken as a whole.

     2.21 Environmental Matters.

     Except as disclosed on Schedule 2.21, or with respect to facts, circumstances or conditions that, to the Company's knowledge, could not reasonably be expected to result in costs or expenses exceeding $1,000,000 in the aggregate:

     2.21.1 the Company and its Subsidiaries are conducting and have conducted their respective businesses and operations in compliance with all applicable Environmental Laws (as herein defined) and pursuant to all necessary government permits. There is no Environmental Claim (as herein defined) pending or threatened, against the Company or any Subsidiary of the Company or with respect to any of their respective current or former properties or assets;

     2.21.2 there are no circumstances, events or incidents, including, without limitation, the presence, release, emission, discharge, storage, generation, treatment or disposal of any Hazardous Substance (as herein defined), that could form the basis of any valid Environmental Claim against the Company or any Subsidiary of the Company with respect to any current or former parcel of real property owned by or leased to the Company or any Subsidiary of the Company (collectively, the "Real Property"). No Real Property, or other real property or previously owned or leased by the Company or any Subsidiary of the Company, is listed or proposed for listing, as sites requiring investigation or clean-up;

     2.21.3 her the Company nor any Subsidiary of the Company has transported or arranged for the transportation (directly or indirectly) of any Hazardous Substance to any location which is listed or proposed for listing under CERCLA or any other similar Environmental Law, or which is the subject of docketed federal, state, local or foreign enforcement actions or other investigation which could reasonably be expected to lead to claims against the Company or any Subsidiary of the Company for clean-up costs, remedial work, damages to natural resources or for personal injury claims;

     2.21.4 there have been no environmental audits, reports or reviews conducted by or which are in the possession of the Company or any Subsidiary of the Company in relation to the Real Property, and there have been no administrative or consent orders of any kind to which the Company or any Subsidiary of the Company is or has been a party, in relation to any property or facility now or previously owned or leased by the Company or any Subsidiary of the Company which have not been delivered to Buyer prior to the date hereof;

     2.21.5 no Hazardous Substance has been generated, treated, stored, released, disposed or otherwise placed or located on or deposited in the Real Property or any real property previously owned, leased or used by the Company or any Subsidiary of the Company during or prior to the ownership, or during the lease or use, of such real property by the Company or any Subsidiary of the Company in an amount which could reasonably be expected to require cleanup or other remedial action under Environmental Laws;

     2.21.6 no above-ground or underground tanks are or have ever been located under, in or about the Real Property or any real property previously owned, leased or used by the Company or any Subsidiary of the Company, which tanks were located on such real property during or prior to the ownership, lease or use of such real property by the Company or any Subsidiary of the Company; and

     2.21.7 no Real Property or any real property previously owned, leased or used by the Company or any Subsidiary of the Company is listed or is proposed for listing, on the National Priorities List promulgated pursuant to CERCLA, or any other similar Environmental Laws.

     2.21.8  The following terms shall have the meanings set forth below:

          2.21.8.1 "Affiliate", as applied to any Person, shall mean any other Person directly or indirectly controlling, controlled by or under common control with that Person, except for entities controlled by any directors of such Person, which entities are otherwise unaffiliated with or unrelated to such Person.

          2.21.8.2 "Environmental Claim", as applied to any Person, shall mean any notice alleging liability (including, without limitation, liability for investigatory costs, clean-up costs, monitoring costs, governmental response costs, natural resources damages, property damages, liability for nuisance or damage to property values, personal injuries or penalties) arising out of, based on or resulting from: (a) noncompliance with Environmental Laws by such Person, or by any of its respective employees or agents, or (b) the presence or release into the environment of any Hazardous Substance, or both.

          2.21.8.3 "Environmental Laws" shall mean all applicable Federal, state, local, foreign or other statutes, laws, regulations, ordinances, rules, orders, consent decrees, judicial or administrative decisions, agreements or directives having the force of law, issued or enacted relating to: (a) pollution or protection of the environment, including natural resources; (b) exposure of any individual, including employees of the Company and its Subsidiaries, to any Hazardous Substance or other products, materials or chemicals; (c) protection of human health or welfare from the effects of products, by-products, wastes, emissions, discharges or releases of chemical or other substances from industrial or commercial activities; (d) regulation of the manufacture, use or introduction into commerce of substances, including, without limitation, use of or rights with respect to their manufacture, formulation, packaging, labeling, distribution, transportation, handling, storage and disposal; and (e) regulation generally of the use of the environment, including, without limitation, ambient air, surface water, ground water, and surface or subsurface strata. For purposes of this definition, the term "Environmental Laws" shall include, without limitation, the following statutes: (a) the Clean Air Act, as amended, 42 U.S.C. sec.sec. 7401 et seq.; (b) the Federal Water Pollution Control Act, as amended, 33 U.S.C. sec.sec. 1251 et seq.;
     (c) the Resource Conservation and Recovery Act of 1976, as amended, 42 U.S.C. sec.sec. 6901 et seq. ("RCRA"); (d) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. sec.sec. 9601 et seq., ("CERCLA"); (e) the Toxic Substances Control Act, as amended, 15 U.S.C. sec.sec. 2601 et seq.; (f) the Occupational Safety and Health Act, as amended, 29 U.S.C. sec. 651; (g) the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. sec.sec. 801 et seq. ("Right-to-Know-Act"); (h) the Mine Safety and Health Act of 1977, as amended, 30 U.S.C. sec.sec. 801 et seq.; (i) the Safe Drinking Water Act, 42 U.S.C. sec.sec. 3008 et seq.; and (j) all applicable United States, state, local and foreign laws, statutes, rules, regulations, judgments, orders, decrees, stipulations or charges.

          2.21.8.4 "Hazardous Substance" shall mean: (a) any "hazardous substance" as defined in CERCLA, 42 U.S.C. sec. 9601(14); (b) any "pollutant or contaminant" as defined in CERCLA, 42 U.S.C. sec. 9601(33);
     (c) any "hazardous waste" as defined in RCRA, 42 U.S.C. sec. 6903(5); (d) any asbestos, dioxins, polychlorinated biphenyls, uranium, radioactive isotopes and other nuclear by-products, toxic substances or petroleum products, by-products or derivatives; and (e) any other substance, material or waste, whether liquid, solid or gas, that is, or could reasonably be expected to have, a significant adverse effect upon human health of the property of third parties regulated pursuant to or under any Environmental Law.

          2.21.8.5 "Person" shall mean any individual, corporation, partnership, firm, joint venture, association, joint stock company, trust, unincorporated organization, governmental or regulatory body or other entity.

     2.22 Indebtedness to and from Officers, Directors and Shareholders.

     Except as disclosed in the Company SEC Reports or Schedule 2.22 hereto, to the knowledge of the Company, neither the Company nor any Subsidiary of the Company is indebted, directly or indirectly, to any person who is an officer, director or shareholder of any of the foregoing or any affiliate of any such person in any amount whatsoever, other than for salaries or bonuses for services rendered or reimbursable business expenses incurred in the ordinary course of business, nor is any such officer, director, shareholder or affiliate indebted to the Company or any Subsidiary of the Company except for advances made to employees of the Company or any Subsidiary of the Company in the ordinary course of business consistent with past practice to meet reimbursable business expenses anticipated to be incurred by such obligor.

     2.23 Vote Required.

     The affirmative vote of the holders of the majority of the outstanding Magic Shares entitled to vote thereon is the only vote of the holders of any class or series of the Company's capital stock necessary to approve this Agreement and the transactions contemplated hereby.

     2.24 Intellectual Property Rights. Except as set forth in Schedule 2.24, the Company and its Subsidiaries have all right, title and interest in, or a valid and binding license to use, all Intellectual Property (as defined below) individually or in the aggregate material to the conduct of the businesses of the Company and its Subsidiaries taken as a whole, except for such failures to have right, title, interest in or license as could not be reasonably expected to have a Material Adverse Effect on the Company. Except as set forth in Schedule 2.24, to the knowledge of the Company neither the Company nor any Subsidiary of the Company is in default (or with the giving of notice or lapse of time or both, would be in default) under any license to use such Intellectual Property, such Intellectual Property is not being infringed by any third party, and neither the Company nor any Subsidiary of the Company is infringing any Intellectual Property of any third party, except for such defaults and infringements which, individually or in the aggregate, are not having and could not be reasonably expected to have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole. For purposes of this Agreement, "Intellectual Property" means patents and patent rights, trademarks and trademark rights, trade names and trade name rights, service marks and service mark rights, service names and service name rights, copyrights and copyright rights and other proprietary intellectual property rights and all pending applications for and registrations of any of the foregoing.

     2.25 Takeover Provisions Inapplicable. As of the date hereof and at all times on or prior to the Effective Date, the restrictions of Sections 302A.671 of the Minnesota Law are, and shall be, inapplicable to the Merger and the transactions contemplated by this Agreement. Prior to the execution and approval of this Agreement, (i) the Board of Directors of the Company appointed a committee of one under Section 302A.673 Subd. 1(d) of the Minnesota Law (the "Committee"), (ii) the Committee reviewed the proposed business combination set forth in this Agreement, a proposed agreement between Marlin F. Torguson and Buyer whereby Marlin F. Torguson would agree to vote his shares in favor of the proposed merger (the "Agreement to Vote"), and a proposed proxy to be granted by Marlin F. Torguson to Buyer in connection therewith (the "Proxy") and (iii) the Committee, following such review, approved the Merger, the Agreement to Vote and the Proxy. The Company has not, and will not prior to the Effective Date, take any action which would cause the restrictions of Section 302A.673 of the Minnesota Law to become applicable to the Merger.

     2.26 Fairness Opinion. The Company has received the written opinions of Wasserstein Perella & Co. and Furman Selz LLC financial advisors to the Company, dated the date hereof, to the effect that the consideration to be received by the Company's stockholders is fair to the stockholders of the Company from a financial point of view.

     2.27 No Excess Parachute Payments. To the best knowledge of the Company, no amount that could be received (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement by any employee, officer or director of the Company or any of its affiliates who is a "disqualified individual" (as such term is defined in proposed Treasury Regulation Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or Plan currently in effect constitutes an "excess parachute payment" (as such term is defined in Section 280G(b)(1) of the Code and the proposed regulations thereunder).

     2.28 Real Property.

     2.28.1 Schedule 2.28 of the Company Disclosure Schedule identifies all real property owned by the Company and its Subsidiaries (the "Company Owned Property") and all real property leased by the Company and its Subsidiaries (the "Company Leased Property"). The Company Owned Property and Company Leased Property shall be referred to collectively as the "Company Real Property."

     2.28.2 The Company and its Subsidiaries have good and marketable title to the Company Owned Property, and a leasehold estate in the Company Leased Property, and their interests in the Company Real Property are held free and clear of any and all liens, encumbrances, restrictions, leases, options to purchase, option to lease, conditions, covenants, assessments, defects, claims or exceptions (an "Encumbrance"); except in each case for (i) the Encumbrances described on Schedule 2.28, (ii) liens for current taxes not yet due and payable or being contested in good faith by appropriate proceedings or (iii) such liens, encumbrances, restrictions, leases, options to purchase, options to lease, conditions, covenants, assessments, defects, claims or exceptions as are set forth in the Company Financial Statements or that could not reasonably be expected to, either individually or in the aggregate, materially impair the current use, occupancy, value, financeability or marketability of title of the Company Real Property subject thereto or as would not be reasonably expected to have a Material Adverse Effect on the Company (the exceptions set forth in subsections (i), (ii) and (iii) above are collectively referred to herein as the "Permitted Encumbrances").

     2.28.3 True and correct copies of the documents under which the Company Leased Property is leased (the "Lease Documents"), as set forth in Schedule 2.28, have been delivered to Buyer. The Lease Documents are unmodified and in full force and effect. There are no other agreements, written or oral, between the Company or any of its Subsidiaries and any third parties claiming an interest in the Company Real Property other than the Permitted Encumbrances. Neither the Company, any of its Subsidiaries nor, to the best knowledge of the Company, any other party is in default under the Lease Documents which defaults would, either individually or in the aggregate, have a Material Adverse Effect on the Company, and, to the best knowledge of the Company, no defaults which would, either individually or in the aggregate, have a Material Adverse Effect on the Company (whether or not subsequently cured) by the Company, any of its Subsidiaries nor any other party have been alleged under the Lease Documents.

     2.28.4 Except as disclosed in Schedule 2.28, to the best knowledge of the Company, (i) the Company Real Property complies with, and is operated in accordance with, all applicable laws affecting the Company Real Property or the ownership, improvement, development, possession, use, occupancy or operation thereof, and with any and all liens, encumbrances, agreements, covenants, conditions and restrictions (collectively "Restrictions") affecting the Company Real Property, except where the failure to comply with such laws or Restrictions, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect on the Company; (ii) there are no material defects in the physical condition of the Company Real Property or the improvements located on the Company Real Property, except for defects which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on the Company; and (iii) neither the Company nor any Subsidiary of the Company has received any notice from any Governmental or Regulatory Authority (a) requiring it to make any material repairs or changes to the Company Real

Property or the improvements located on the Company Real Property or (b) giving notice of any material governmental actions against the Company, except for such repairs, changes or actions which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on the Company.

     2.28.5 Except as disclosed in Schedule 2.28 or for such matters as could not be reasonably expected to have a Material Adverse Effect on the Company as of the date of this Agreement, to the best knowledge of the Company, there is no action, proceeding or litigation pending, contemplated or threatened: (i) to take all or any portion of the Company Real Property, or any interest therein, by eminent domain; (ii) to modify the zoning of, or other governmental rules or restrictions applicable to, the Company Real Property or the use of development thereof; (iii) for any street widening or changes in highway or traffic lanes or patterns in the immediate vicinity of the Company Real Property; or (iv) otherwise relating to the Company Real Property or the interests of the Company and its Subsidiaries therein, or which otherwise would interfere with the use, ownership, improvement, development and/or operation of the Company Real Property.

     2.28.6 The Company Real Property is connected to and serviced by adequate water, sewage disposal, gas and electricity facilities and material systems (heating, air conditioning, electrical, plumbing and the like) for the basic operation of the Company Real Property in its current use and such systems are operable and in good condition (ordinary wear and tear excepted) except for such lack of service, connection or failures to be operable or in good condition as could not reasonably be expected to have a Material Adverse Effect on the Company.

     2.28.7 Except for contracts or obligations entered into the ordinary course of business consistent with past practices or such sales transfers or exchanges as could not be reasonably expected to have a Material Adverse Effect on the Company, there are no contracts or other obligations outstanding for the sale, exchange or transfer of any of the Company Real Property, or any portion of it, or the business operated thereon, except as disclosed on Schedule 2.28 of the Company Disclosure Schedule.

     2.29 Title to Assets, Liens. To the best knowledge of the Company, each of the Company and each of its Subsidiaries has sufficiently good and valid title to, or an adequate leasehold interest in, its material tangible personal properties and assets in order to allow it to conduct, and continue to conduct, its business as currently conducted. Such material tangible personal assets and properties are sufficiently free of liens to allow each of the Company and each of its Subsidiaries to conduct, and continue to conduct, its business as currently conducted, except such liens as could not be reasonably expected to have a Material Adverse Effect on the Company, and, to the knowledge of the Company, the consummation of the transactions contemplated by this Agreement will not alter or impair such ability in any respect which individually or in the aggregate would be reasonably likely to have a Material Adverse Effect on the Company.

3.  REPRESENTATIONS AND WARRANTIES OF BUYER AND MERGER SUBSIDIARY

     Buyer and Merger Subsidiary represent and warrant to the Company that:

     3.1 Corporate Existence and Power.

     Each of Buyer and Merger Subsidiary is a corporation duly incorporated, validly existing and in active status under the laws of the State of Delaware, and has all corporate powers and authority required to carry on its business as now conducted. Buyer is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions in which the failure to be so qualified, individually or in the aggregate, are not and could not be reasonably expected to have a Material Adverse Effect on Buyer. Merger Subsidiary was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated hereby. Each of Buyer and Merger Subsidiary has heretofore delivered to the Company true and complete copies of each of its respective articles of incorporation and bylaws as currently in effect.

     3.2 Corporate Authorization.

     The execution, delivery and performance by Buyer and Merger Subsidiary of this Agreement and the consummation by Buyer and Merger Subsidiary of the transactions contemplated hereby are within the corporate powers of Buyer and Merger Subsidiary and have been duly authorized by all necessary corporate action on the part of Buyer and Merger Subsidiary. This Agreement has been duly and validly executed by Buyer and Merger Subsidiary and constitutes a valid and binding agreement of Buyer and Merger Subsidiary enforceable in accordance with its terms.

     3.3 Governmental Authorization.

     The execution, delivery and performance by Buyer and Merger Subsidiary of this Agreement and the consummation of the transactions contemplated hereby by Buyer and Merger Subsidiary require no action by or in respect of, or filing with, any governmental body, agency, official or authority, other than such consents, approvals, actions, filings and notices which the failure to make or obtain could not be reasonably expected to have a Material Adverse Effect on Buyer and Merger Subsidiary or on the ability of Buyer and Merger Subsidiary to consummate the transactions contemplated hereby and:

     3.3.1 the filing of articles of merger in accordance with the applicable laws of the state of Delaware and the filing of appropriate documents with relevant authorities of other states in which Merger Subsidiary is qualified to do business;

     3.3.2  compliance with any applicable requirements of the HSR Act;

     3.3.3  compliance with any applicable requirements of the Exchange Act;

     3.3.4 compliance with any applicable requirements of the Nevada Gaming Control Board and the Nevada Gaming Commission (the "Nevada Authorities") and the Louisiana Authorities, the Mississippi Authorities and the Argentina Authorities and the rules and regulations promulgated under each of the foregoing (the "Buyer Gaming Laws").

     3.4 Non-Contravention.

     The execution, delivery and performance by Buyer and Merger Subsidiary of this Agreement and the consummation by Buyer and Merger Subsidiary of the transactions contemplated hereby do not and will not:

     3.4.1 contravene or conflict with the articles of incorporation or bylaws of Buyer or Merger Subsidiary;

     3.4.2 subject to obtaining the consents and approvals described in Section 3.3, contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree of any Governmental or Regulatory Authority binding upon or applicable to Buyer, Merger Subsidiary or any other Subsidiary of Buyer, except such contraventions, conflicts and violations which could not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect on Buyer or its ability to consummate the transactions contemplated hereby;

     3.4.3 subject to obtaining the consents and approvals described in Section 3.3, constitute a default under or give rise to a right of termination, cancellation or acceleration of any right or material obligation of Buyer and Merger Subsidiary or to a loss of any material benefit to which Buyer and Merger Subsidiary is entitled under any provision of any agreement, contract or other instrument binding upon Buyer and Merger Subsidiary or any license, franchise, permit or other similar authorization held by Buyer and Merger Subsidiary, except such defaults, terminations, cancellations or accelerations which could not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect on Buyer or its ability to consummate the transactions contemplated hereby; or

     3.4.4 subject to obtaining the consents and approvals described in Section 3.3, result in the creation or imposition of any Lien on any asset of Buyer and Merger Subsidiary, except such Liens which could not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect on Buyer or its ability to consummate the transactions contemplated hereby.

     3.5 Licenses.

     The Buyer and each of its Subsidiaries and each of their respective directors, officers, gaming managers and other key employees possess all licenses (including gaming licenses issued pursuant to the Mississippi Authorities, the Louisiana Authorities and the Nevada Authorities), permits, authorizations, approvals, findings of suitability, franchises, and orders ("Buyer Permits") of any Governmental or Regulatory Authority which are necessary for the Buyer to engage in the business of owning and operating the casino facilities and the businesses and operations owned and operated by the Buyer and such Subsidiary, each of which is in full force and effect in all material respects, except such permits, licenses, variances, exemptions, orders and approvals which the failure to hold, individually or in the aggregate, is not having and could not reasonably be expected to have a Material Adverse Effect on the Buyer. The Buyer and each of its Subsidiaries are in compliance with the terms of the Buyer Permits, and all other Federal, state, local or foreign statutes, rules, regulations, findings of suitability, license, registration or other authorization, including any condition or limitation thereon (including any Federal, foreign or state laws relating to currency transactions), except failures to so comply which, individually or in the aggregate, are not having and could not reasonably be expected to have a Material Adverse Effect on the Buyer. Except as disclosed in the annual reports on Form 10-K with respect to the year ended December 31, 1996 and the quarterly reports on Form 10-Q for the fiscal quarters ended March 31, 1997, June 30, 1997 and September 30, 1997 (the "Buyer SEC Reports") filed prior to the date of this Agreement, neither the Buyer nor any of its Subsidiaries are in violation of or default under any law, regulation or order of any Governmental or Regulatory Authority, except for such violations or defaults which, individually or in the aggregate, do not and could not reasonably be expected to have a Material Adverse Effect on the Buyer. To the best knowledge of the Buyer, no event has occurred which permits, or upon the giving of notice or passage of time or both would permit, revocation, non-renewal, modification, suspension or termination of any Buyer Permit that currently is in effect the loss of which either individually or in the aggregate would reasonably be expected to have a Material Adverse Effect on the Buyer. To the best knowledge of the Buyer, the Buyer and its Subsidiaries and each of their respective directors, officers, gaming managers and other key employees are in compliance with the terms of the Buyer Permits, except for such failures to comply, which singly or in the aggregate, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Buyer. No investigation or review by any Governmental or Regulatory Authority with respect to the Buyer or any of its Subsidiaries is pending, or, to the best knowledge of the Buyer, threatened, nor has any governmental entity indicated to the Buyer an intention to conduct the same, other than those the outcome of which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Buyer. Except as disclosed in this Section 3.5, to the best knowledge of the Buyer, neither the Buyer nor any Subsidiary nor any director, officer, gaming manager or key employee of the Buyer or any Subsidiary has received any written claim, demand, notice, complaint, court order or administrative order from any governmental entity in the past three years, asserting that a license of it or them, as applicable, under any Buyer Gaming Laws, should be revoked or suspended except such revocations or suspensions as could not be reasonably expected to have a Material Adverse Effect on the Buyer. Neither the Buyer nor any of its Subsidiaries knows of any facts, which, if known to the regulators under the Buyer Gaming Laws, could reasonably be expected to result in the revocation or suspension of a license of its or them, or of any officer, directors, gaming manager, or key employee under any Buyer Gaming Laws or would be reasonably expected to disqualify it or them from licensing under the Buyer Gaming Laws, except such revocations, suspensions or disqualifications as could not be reasonably expected to have a Material Adverse Effect on the Buyer. Neither the Buyer nor any of its Subsidiaries has suffered a suspension or revocation of any material license held under the Buyer Gaming Laws that has had or could be reasonably expected to have a Material Adverse Effect on the Buyer.

     3.6 Litigation and Administrative Matters.

     Except as disclosed in the Buyer SEC Reports filed prior to the date of this Agreement, there is no action, suit or proceeding pending or, to the best knowledge of Buyer, threatened against, relating to or affecting, nor, to the knowledge of Buyer, are there any Governmental or Regulatory Authority investigations or audits pending before any court or governmental agency, authority or body or arbitrator against, relating to or affecting, Buyer or any of its Subsidiaries or any of their respective assets or properties which, individually or in the aggregate, could be reasonably expected to have a Material Adverse Effect the ability of Buyer of Merger Subsidiary to consummate the transactions contemplated by this Agreement.

     3.7 Financing

     Buyer has sufficient cash on hand or available through credit facilities to acquire at the Buyer's request all issued and outstanding Magic Shares in accordance with this Agreement and to make all other necessary payments of fees and expenses in connection with the transactions contemplated by this Agreement.

4.  COVENANTS OF THE COMPANY

     The Company agrees that:

     4.1 Conduct of the Company.

     From the date hereof until the Effective Time, except with the prior written consent of Buyer, each of the Company and its Subsidiaries shall conduct its business in the ordinary course consistent with past practice and, to the extent consistent therewith, shall use its best efforts to preserve intact its business organization and relationships with third parties and to keep available the services of its present officers and employees. Without limiting the generality of the foregoing and except as contemplated by this Agreement and the Schedules hereto, from the date hereof until the Effective Time neither the Company nor any of its Subsidiaries will take any of the following actions, except in the ordinary course of business consistent with past practice, without the prior written consent of Buyer, which shall not be unreasonably withheld:

     4.1.1 amend its articles of incorporation or bylaws as in force and effect on the date hereof;

     4.1.2 fail to make any scheduled principal or interest payment on indebtedness evidenced by its Debt Instruments;

     4.1.3 issue any capital stock or options, warrants or other rights to purchase any capital stock or any securities convertible or exchangeable for shares of such stock or commit to do any of the foregoing, other than the issuance of Magic Shares upon the exercise of stock options, warrants or convertible securities outstanding on the date of this Agreement;

     4.1.4 in any twelve-month period, borrow more than $5,000,000 or incur, assume or guarantee any debt for borrowed money in excess of $5,000,000 or prepay any indebtedness, except in the ordinary course of business; provided that the Company agrees that it will notify Buyer prior to borrowing more than $1,000,000 or incurring, assuming or guaranteeing any debt for borrowed money in excess of $1,000,000 in any twelve-month period;

     4.1.5 enter into any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any existing or prospective director, officer, employee or consultant of or to the Company or any Subsidiary of the Company;

     4.1.6 except to the extent required by written employment agreements existing or Company policies in effect on the date of this Agreement, increase benefits payable under any existing severance or termination pay policies or employment agreements, nor adopt any new severance or termination policy, not enter into agreements respecting the foregoing;

     4.1.7 increase compensation, bonus or other benefits payable to directors, officers or employees of the Company or any of its Subsidiaries, except to the extent required under the terms of any agreements existing on the date of this Agreement;

     4.1.8 make any loan, advance or capital contribution to or investment in any person or otherwise pledge the credit of the Company or any Subsidiary of the Company, or mortgage, pledge or subject to any of their respective assets to any Liens, claims or encumbrances, except for employee advances, sales to customers on credit or loans, or advances or investments in Subsidiaries of the Company consistent with past practices and only in the ordinary course of business;

     4.1.9 fail to comply in any material respect with any laws, ordinances, regulations or other governmental restrictions applicable to the Company or any Subsidiary of the Company, including, but not limited to, any Environmental Law, which failure would reasonably be expected to have a Material Adverse Effect on the Company;

     4.1.10 declare or pay any dividend or distribution on any share of capital stock or other securities of the Company or any Subsidiary of the Company;

     4.1.11 repurchase, redeem or otherwise acquire any outstanding capital stock or other securities of, or other ownership interests in the Company or any Subsidiary of the Company;

     4.1.12 merge or consolidate with, purchase substantially all or any substantial part of the assets of, or otherwise acquire any business or any proprietorship, firm, association, corporation or other business organization or division thereof except as contemplated hereby, or in connection with the exercise of fiduciary obligations in accordance with applicable law upon the consummation of a transaction that is deemed to be a Superior Proposal (as defined herein);

     4.1.13 grant any powers of attorney (other than special powers of attorney granted in the ordinary course of business);

     4.1.14 make, or make any commitments for, capital expenditures except as set forth in the budget attached hereto as Schedule 4.1 plus an amount in excess of 10% of the aggregate amount set forth therein, and except, in addition to such capital expenditures, amounts not to exceed $1,000,000 for any individual commitment or $5,000,000 for all such commitments taken in the aggregate in any twelve-month period, without the prior written consent of Buyer, which consent shall not be unreasonably withheld; provided, however, said written consent shall not be necessary in the event of a bona-fide emergency wherein the Company will suffer irreparable harm if it does not make the capital expenditure immediately, provided, further, however, that the incurrence of such capital expenditure without consent in excess of the limitations provided herein shall nonetheless constitute a failure of condition; and provided further that the Company agrees that it will notify Buyer prior to making any capital expenditure in excess of $500,000 or aggregate capital expenditures in excess of $1,000,000 in any twelve-month period;

     4.1.15 adopt, amend or terminate or propose to adopt, amend or terminate any welfare plan, retirement plan or benefit arrangements, other than such adoptions, amendments, or terminations disclosed in this Agreement or a Schedule to this Agreement or otherwise required by applicable law;

     4.1.16 enter into any transaction, commitment, contract or agreement relating to the disposition of any material portion of its assets or business or relinquishment of any contract or other right, in either case, material to the Company and its Subsidiaries taken as a whole, other than transactions and commitments in the ordinary course of business consistent with past practice; or

     4.1.17 change any method of accounting or accounting practice by the Company or any of its Subsidiaries, except for any such change required by reason of a concurrent change in generally accepted accounting principles.

     4.2 Other Offers.

     From the date hereof until the termination hereof, the Company and its Subsidiaries and the officers, directors, employees or other agents of the Company and its Subsidiaries including, without limitation, its respective counsel, accountants, investment advisors or other advisors or representatives ("Personnel"), will not, directly or indirectly, (a) take any action to solicit, initiate or encourage, or take any other action to facilitate, any Acquisition Proposal (as hereinafter defined) or (b) discuss or engage in negotiations with, or disclose any non-public information relating to the Company or any Subsidiary of the Company or afford access to the properties, books or records of the Company or any Subsidiary of the Company to, any Person that may be considering making, or has made, an Acquisition Proposal or (c) agree to approve, recommend or enter into any agreement regarding, an Acquisition Proposal unless, in each of (a) through (c), all of the following events have occurred: (1) the Company has received an unsolicited, written, bona fide Acquisition

Proposal from a third party; (2) the Company's Board of Directors shall conclude in good faith, after consultation with its legal and financial advisers, that such Acquisition Proposal, after taking into account whether it is reasonably likely to be financeable, is superior from a financial point of view to the terms of the transaction set forth in this Agreement; and (3) the Company's Board of Directors shall have determined, after consultation with its outside legal counsel, that the failure to take such action in respect of such Acquisition Proposal would result in a substantial risk of liability for a breach of fiduciary duties of the members of the Company's Board of Directors under applicable law (a "Superior Proposal"). The Company will promptly notify Buyer after receipt of any Acquisition Proposal, including a Superior Proposal, or any indication that any person is considering making an Acquisition Proposal, including a Superior Proposal, or any request for non-public information relating to the Company or any Subsidiary of the Company or for access to the properties, books or records of the Company or any Subsidiary of the Company by any Person that may be considering making, or has made, an Acquisition Proposal, including a Superior Proposal, (including the terms thereof and the identity of the third party) and will keep Buyer fully informed of the status and details of any such Acquisition Proposal, including a Superior Proposal, indication or request including furnishing Buyer a copy of any such Acquisition Proposal, including a Superior Proposal, indication or request. The term "Acquisition Proposal" as used herein means any offer or proposal for, or any indication of interest in, a tender offer or a merger or other business combination involving the Company or any Subsidiary of the Company or the acquisition of any equity interest in, or a substantial portion of the assets of, the Company or any Subsidiary of the Company, other than the transactions contemplated by this Agreement.

     4.3 Shareholder Meeting.

     The Company shall call a meeting of its shareholders to be held as promptly as practicable for the purpose of voting upon the approval of this Agreement. Unless the Company receives a Superior Proposal, the Company will, through its board of directors, recommend to its shareholders approval of such matters and shall not withdraw, modify or change its recommendation in a manner adverse to Buyer.

5.  COVENANTS OF BUYER

     Buyer agrees that:

     5.1 Obligations of Merger Subsidiary.

     Buyer will take all action necessary to cause Merger Subsidiary to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

     5.2 Directors' and Officers' Indemnification and Insurance.

     5.2.1 Except to the extent required by law, until the fifth anniversary of the Effective Time, neither Buyer nor the Surviving Corporation will take any action so as to amend, modify or repeal the provisions for indemnification of directors, officers, employees or agents contained in the certificates or articles of incorporation or bylaws (or other comparable charter documents) of the Company or any of its Subsidiaries as of the date of this Agreement in such a manner as would adversely affect the rights of any individual who shall have served as a director, officer, employee or agent of the Company or any of its Subsidiaries prior to the Effective Time (each an "Indemnified Party") to be indemnified by the Company or its Subsidiaries or the Surviving Corporation in respect of their serving in such capacities prior to the Effective Time.

     5.2.2 Buyer shall, until the second anniversary of the Effective Time, cause the Surviving Corporation to maintain in effect, to the extent available, the policies of directors' and officers' liability insurance maintained by the Company and its Subsidiaries as of the date hereof (or policies of at least the same coverage and amounts containing terms that are no less advantageous to the insured parties) with respect to claims arising from facts or events that occurred on or prior to the Effective Time.

     5.2.3 In the event the Surviving Corporation (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Company shall assume the obligations set forth in Sections 5.2.1 and 5.2.2.

     5.2.4 The provisions of this Section 5.2 are intended to be for the benefit of, and shall be enforceable by, each party entitled to insurance coverage under Section 5.2.2 above, respectively, and his or her heirs and legal representatives, and shall be in addition to any other rights such party may have under the certificate or articles of incorporation or bylaws of the Surviving Corporation or any of its Subsidiaries, under Minnesota Law or otherwise.

     5.3 Employee Benefit Plans.

     For a period of no less than twelve months following the Closing Date, Buyer shall provide each employee of the Surviving Corporation or its Subsidiaries with benefits that are at least substantially equivalent in the aggregate to those provided under the Plans in effect on the Closing Date, provided, that Buyer, in providing such substantially equivalent benefits, shall not be required to provide or maintain any particular Plan or benefit which was provided to or maintained for such employee prior to the Closing. Buyer agrees that, for purposes of all employee benefit plans (including, but not limited to, all "employee benefit plans" within the meaning of Section 3(3) of ERISA, all deferred compensation arrangements, all policies and employee fringe benefit programs, vacation policies, etc.) of Buyer (such plans, programs, policies and arrangements, the "Buyer Plans") in which such employees may participate following the Closing under which an employee's eligibility or benefits depends, in whole or in part, on length of service, credit will be given to the employees of the Surviving Corporation for service previously credited with the Company prior to the Closing, provided that such crediting of service shall not be given for benefit accrual purposes under any Buyer Plan. Such employees shall also be given credit for any deductible or copayment amounts paid in respect of a plan year in which the Closing Date occurs. Buyer shall also cause each Buyer Plan to waive (a) any preexisting condition restrictions or (b) any waiting period limitations for all employees of the Surviving Corporation or its Subsidiaries hired or employed as of the Closing Date.

     5.4 Employee Matters.

     Buyer agrees to cause the Surviving Corporation to employ for a period of six months following the Effective Date each employee of the Company or any of its Subsidiaries who is employed by the Company or its Subsidiaries in one or more of the positions listed on Schedule 5.4 attached hereto at the Effective Time and to provide such employee at least the same compensation during such six-month period as the Company provided such employee at the Effective Time. In the event that Buyer or the Surviving Corporation terminates the employment of any such employee prior to the expiration of such six-month period for any reason other than "for cause," Buyer will, or will cause the Surviving Corporation to, pay severance to such employee in an amount equal to the compensation that such employee would have received if he had been employed for the remainder of such six-month period at the level of compensation paid to such employee at the Effective Time. As used herein, "for cause" shall mean (a) the material failure of an employee to perform the duties commensurate with such employee's position and assigned to such employee by his supervisor, (b) habitual intoxication or inexcusable, repeated or prolonged absence from work,
(c) perpetration by the employee of a fraud against the Surviving Corporation or Buyer, (d) commission of a felony by the employee or (e) the loss or suspension of a license or finding of suitability from any Governmental or Regulatory Authority.

6.  COVENANTS OF BUYER, MERGER SUBSIDIARY AND THE COMPANY

     The parties hereto agree that:

     6.1 Best Efforts.

     Subject to the terms and conditions of this Agreement, each party will use its best efforts promptly to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement.

     6.2 Certain Filings.

     The Company and Buyer and Merger Subsidiary shall (a) cooperate with one another as soon as practicable in determining whether any action by or in respect of, or filing with, any governmental body, agency or official, or authority is required (including, without limitation, any filing requirements under the HSR Act), or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement, and (b) in seeking any such actions, consents, approvals or waivers or making any such filings, promptly take all actions necessary to make filings required by the Company, Merger Subsidiary and Buyer or their affiliates with all applicable Governmental and Regulatory Authorities and third parties furnishing at the earliest practicable date information required in connection therewith and seek to obtain all such actions, consents, approvals or waivers.

     6.3 Public Announcements.

     Each of the parties hereto agree that all press releases and other announcements, whether written or oral, to be made by any of them with respect to the Merger shall be subject to mutual agreement and consent prior to the dissemination thereof; provided, however, either party may make any announcements required by applicable law, New York Stock Exchange or NASDAQ Stock Market rules so long as the party so required notifies the other party promptly upon learning such requirement and in good faith attempts to comply with this Section.

     6.4 Further Assurances.

     At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company or Merger Subsidiary, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Subsidiary, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

     6.5 Preparation of Proxy Statement.

     The Company shall promptly prepare and file with the SEC the Proxy Statement and shall use its best efforts to have such statement reviewed by the SEC and distributed to shareholders of the Company as soon as practicable after such filing. Buyer and Merger Subsidiary shall, cooperate with the Company in the preparation of the Proxy Statement and provide the Company with such information as the Company reasonably requests for preparation of and inclusion in the Proxy Statement.

     6.6 Access to Information.

     From the date hereof until the Effective Time, each of the Company and Buyer will give the other party (for purposes of this Section 6.6, the "requesting party") and the requesting party's counsel, financial advisors, auditors and other authorized representatives full access during business hours and upon reasonable notice to its offices, properties, books and records and the offices, properties, books and records of its Subsidiaries, will furnish to the requesting party and the requesting party's counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such persons may reasonably request and will instruct the its employees, counsel and financial advisors to cooperate with the requesting party in the requesting party's investigation of the business of the other party and the business of the other party's Subsidiaries; provided that no investigation pursuant to this Section shall affect any representation or warranty given hereunder by the any party hereto to any other party hereto. Any such information or material obtained pursuant to this Section 6.6 that constitutes Evaluation Materials (as such term is defined in the letter agreement dated as of March 20, 1997, between Company and Buyer (the "Confidentiality Agreement")) shall be governed by the terms of the Confidentiality Agreement.

     6.7 Notices of Certain Events.

     Each party hereto shall promptly notify the other of:

     6.7.1 any material notice or other communication from any person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

     6.7.2 any material notice or other communication to or from any Governmental or Regulatory Authority in connection with the transactions contemplated by this Agreement; and

     6.7.3 any actions, suits, claims, investigations or proceedings commenced or, to the best of its knowledge threatened against, relating to or involving or otherwise affecting such party or any Subsidiary of such party which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 2.13 or Section 3.6, as appropriate, or which relate to the consummation of the transactions contemplated by this Agreement.

7.  CONDITIONS TO THE MERGER

     7.1 Conditions to the Obligations of Each Party.

     The obligations of the Company, Buyer and Merger Subsidiary to consummate the Merger are subject to the satisfaction of the following conditions:

     7.1.1 any applicable waiting period (and any extension thereof) under the HSR Act relating to the Merger shall have expired;

     7.1.2 no provision of any applicable law or regulation and no judgment, injunction, order or decree shall prevent or prohibit the consummation of the Merger, except for any such law, regulation, injunction, order or decree of the Argentina Authorities that prevents or prohibits the consummation of the Merger because of the condition of or actions by Buyer or Merger Subsidiary;

     7.1.3 other than the filing of the Certificate of Merger, (i) all approvals, consents, waivers, and filings with and notices to any Governmental or Regulatory Authority to consummate the transactions contemplated hereby, the failure of which to be obtained or taken could be reasonably expected to have a Material Adverse Effect on Buyer and its Subsidiaries, taken as a whole, or on the ability of Buyer and the Company to consummate transactions, (except such consents or approvals as may be required to be obtained from the Argentina Authorities in connection with the transactions contemplated hereby as a result of the condition of or actions by Buyer or Merger Subsidiary), and (ii) all approvals, consents, waivers, filings and notices listed on Schedule 7.1.3 hereto shall have been obtained (and each party hereto shall have received copies thereof) without the imposition of any conditions which are not reasonably satisfactory to Buyer or the Company; such approvals, consents and waivers shall be in effect and no proceeding shall have been initiated or threatened with respect thereto; all applicable waiting periods with respect to such approvals, consents and waivers shall have expired; all conditions and requirements prescribed by law or by such approvals, consents and waivers shall have been satisfied; and any approvals, consents and waivers shall not impose regulatory conditions under decisions or interpretations in effect as of the date of this Agreement which would jeopardize the gaming licenses presently issued to the Company or its Subsidiaries by the Mississippi Gaming Commission, the Louisiana Control Board or the Argentina Authorities or any of the gaming licenses issued to Buyer or its Subsidiaries by the Nevada Control Board or jeopardize any of the contracts by and between the Company or the Buyer with any of the foregoing in a manner that would be reasonably expected to have a Material Adverse Effect on the Company or Buyer, respectively, except such regulatory conditions as may be imposed by the Argentina Authorities as a result of the condition of or actions by Buyer or Merger Subsidiary;

     7.1.4 this Agreement shall have been approved and adopted by the affirmative vote of the holders of a majority of the issued and outstanding Magic Shares;

     7.1.5 no court, arbitrator or governmental body, agency or official shall have issued any order, and there shall not be any statute, rule or regulation, restraining or prohibiting the consummation of the Merger or the effective operation of the business of the Company and its Subsidiaries or the Buyer and its Subsidiaries after the Effective Time, and no proceeding challenging this Agreement or the transactions contemplated hereby or seeking to prohibit, alter, prevent or materially delay the Merger shall have been instituted by any person before any court, arbitrator or governmental body, agency or official and be pending;

     7.2 Conditions to the Obligations of Buyer and Merger Subsidiary.

     The obligations of Buyer and Merger Subsidiary to consummate the Merger are subject to the satisfaction of the following further conditions:

     7.2.1 except, in the case of representations and warranties, for any matters that individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect on the Company, the Company shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time, the representations and warranties of the Company contained in this Agreement and in any certificate or other writing delivered by the Company pursuant hereto shall be true in all material respects at and as of the Effective Time as if made at and as of such time, or in the case of representations and warranties made as of a specified date earlier than the Closing Date, on or as of such earlier date, and Buyer shall have received a certificate signed by the Chief Executive Officer and Chief Financial Officer of the Company attesting to the matters set forth in this Section 7.2.1;

     7.2.2 Buyer shall have received all documents it may reasonably request relating to the existence of the Company and its Subsidiaries and the authority of the Company for this Agreement, all in form and substance reasonably satisfactory to Buyer;

     7.2.3 Buyer shall have been furnished at the Closing with the opinions of Milbank, Tweed, Hadley & McCloy, special counsel to the Company, and Frommelt & Eide, Ltd., counsel to the Company, each dated the Closing Date, addressed to Buyer in a form reasonably acceptable to Buyer;

     7.2.4 there shall not have occurred between the date hereof and the Effective Time any Material Adverse Change in the consolidated results of operations, financial condition, assets, liabilities (whether absolute, accrued, contingent or otherwise), or business of the Company and its Subsidiaries, taken as a whole, which Material Adverse Change has not been adequately reserved for in the Company Financial Statements;

     7.2.5 holders of no more than 10% of the issued and outstanding Magic Shares shall have made the demands and given the notices required under Minnesota Law to assert dissenters' appraisal rights;

     7.2.6 Buyer shall have received all regulatory approval for the Merger and the transactions contemplated thereby from the Mississippi Gaming Commission, the Louisiana Gaming Control Board, the Argentina Authorities and Nevada Authorities, except for such consents and approvals as may be required to be obtained from the Argentina Authorities in connection with the transactions contemplated hereby as a result of the condition of or actions by Buyer or Merger Subsidiary; and

     7.2.7 if requested by Buyer, the Effective Time shall occur on or after October 15, 1998.

     7.3 Conditions to Obligations of the Company.

     The obligations of the Company to consummate the Merger are subject to the satisfaction of the following further conditions:

     7.3.1 Each of Buyer and Merger Subsidiary shall have performed in all material respects all of its respective obligations hereunder required to be performed by it at or prior to the Effective Time, the representations and warranties of Buyer and Merger Subsidiary contained in this Agreement and in any certificate or other writing delivered by the Company pursuant hereto shall be true in all material respects at and as of the Effective Time as if made at and as of such time, or, in the case of representations and warranties made as of a specified date earlier than the Closing Date, on or as of such earlier date and the Company shall have received a certificate signed by the Chief Executive Officer and Chief Financial Officer of Buyer attesting to the matters set forth in this Section 7.3.1;

     7.3.2 The Company shall have received all documents it may reasonably request relating to the existence of Buyer and its subsidiaries and the authority of Buyer for this Agreement, all in form and substance satisfactory to the Company; and

     7.3.3 The Company shall have been furnished at the Closing with an opinion of Irell & Manella LLP, counsel to Buyer, dated the Closing Date, addressed to the Company in a form reasonably acceptable to the Company.

8.  TERMINATION

     8.1 Termination.

     This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the shareholders of the Company):

     8.1.1 by mutual written consent of the parties hereto duly authorized by action taken by or on behalf of their respective boards of directors; or

     8.1.2 by either the Company or Buyer, if the Merger has not been consummated by October 31, 1998 (subject to Section 8.1.11) and the failure to consummate the Merger is not caused by a breach of this Agreement by the terminating party; or

     8.1.3 at the election of the Company if any one or more of the conditions to the obligation of the Company to close as set forth in Section 7.1 or 7.3 has not been fulfilled as of October 31, 1998 (subject to Section 8.1.11); or

     8.1.4 at the election of Buyer if any one or more of the conditions to the obligation of Buyer to close as set forth in Section 7.1 or 7.2 has not been fulfilled as of October 31, 1998 (subject to Section 8.1.11); or

     8.1.5 at the election of the Company if Buyer or Merger Subsidiary has breached in any material respect any representation, warranty, covenant or agreement contained in this Agreement, which breach cannot be or is not cured within thirty (30) days following receipt by Buyer or Merger Subsidiary of written notice of such breach; or

     8.1.6 at the election of Buyer if the Company has breached in any material respect any representation, warranty, covenant or agreement contained in this Agreement (so long as, in the case of representations and warranties, such breach relates to matters that could reasonably be expected to have a Material Adverse Effect), which breach cannot be or is not cured within thirty (30) days following receipt of the Company of written notice of such breach; or

     8.1.7 by either the Company or Buyer, if there shall be any law or regulation that makes consummation of the Merger illegal or otherwise prohibited or if any judgment, injunction, order or decree enjoining Buyer or the Company from consummating the Merger is entered and such judgment, injunction, order or decree shall become final and nonappealable, except for such laws, regulations, judgments, injunctions, orders or decrees of the Argentina Authorities that render the consummation of the Merger illegal or otherwise prohibited or enjoined because of the condition of or actions by Buyer or Merger Subsidiary; or

     8.1.8 by the Company or Buyer if the shareholders of the Company have not approved the Merger on or before October 31, 1998; or

     8.1.9  by the Company if (i) the Company shall receive a Superior Proposal,
(ii) the Company has given Buyer at least five business days notice of the Superior Proposal and the determination of the Board of Directors pursuant to this section, and (iii) the Company shall not have received a proposal from Buyer believed by the Board of Directors of the Company, upon consultation with financial advisors and counsel, to be the equivalent of or superior to the Superior Proposal; or

     8.1.10 by Buyer, if the Company's Board of Directors shall have withdrawn or modified in a manner adverse to Buyer its approval or recommendation of this Agreement or the Merger or shall have approved or recommended an Acquisition Proposal.

     8.1.11 Notwithstanding anything to the contrary contained in clauses 8.1.2, 8.1.3 or 8.1.4, the termination date provided in such clauses shall automatically be extended to March 31, 1999 (and neither party shall have rights of termination under such clauses until such date) so long as the parties are proceeding in good faith to effectuate the consummation of the Merger and the sole unsatisfied condition as of October 31, 1998 is receipt of regulatory consents and approvals required to consummate the Merger.

     8.2 Effect of Termination.

     If this Agreement is terminated and the transactions contemplated hereby are not consummated pursuant to Section 8.1, this Agreement shall become void and of no further force and effect, except for the provisions of Section 6.6 hereof relating to confidentiality and the provisions of Section 6.3, 8.2 and
9.4. Except as provided in Section 9.4 hereof, if this Agreement is properly terminated as provided herein, no party to this Agreement shall have any liability; provided however, that nothing in this Section 8.2 shall relieve any party from liability hereunder in respect of a termination due to willful breach of this Agreement by it or willful failure by it to perform its obligations hereunder.

9.  MISCELLANEOUS

     9.1 Notices.

     Any notice or other communication required or which may be given hereunder shall be in writing and shall be delivered personally, telegraphed or sent by facsimile transmission with telephone confirmation, or sent by certified, registered or express mail, postage prepaid, and shall be deemed given when so delivered personally, upon receipt if telegraphed or sent by facsimile transmission, or if mailed, three days after the date of mailing, as follows:

If to Buyer or
Merger Subsidiary:
Hollywood Park, Inc.
1050 South Prairie Avenue
Inglewood, California 90301
Attention: G. Michael Finnigan
Facsimile: (310) 673-2582

With a copy to:
Irell & Manella, LLP
1800 Avenue of the Stars, Suite 900
Los Angeles, California 90067-4276
Attention: Alvin G. Segel, Esq.
Facsimile: (310) 203-7199

If to Company:
Casino Magic Corp.
711 Casino Magic Drive
Bay St. Louis, Mississippi 39520
Attention: Marlin Torguson
Facsimile: (228) 467-7998

With a copy to:
Frommelt & Eide, Ltd.
580 International Centre
900 Second Avenue South
Minneapolis, Minnesota 55402
Attention: Roger H. Frommelt, Esq.
Facsimile: (612) 342-2761

and

Milbank, Tweed, Hadley & McCloy
601 South Figueroa Street, 30th Floor
Los Angeles, California 90017
Attention: Eric H. Schunk, Esq.
Facsimile: (213) 629-5063

     Any party can change notice address, facsimile number or other information for proposal notice by specifying such change to the parties hereto.

     9.2 No Survival of Representations and Warranties.

     The representations, warranties, covenants and agreements contained herein (other than the covenants and agreements set forth in Section 1.7, 1.8, 5.2, 5.3, 5.4 and this Article 9) and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time of this Agreement.

     9.3 Amendments; No Waivers.

     9.3.1 Any provision of this Agreement may be amended or waived prior to the Effective Time if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Buyer and Merger Subsidiary or in the case of a waiver, by the party against whom the waiver is to be effective; provided that after the adoption of this Agreement by the shareholders of the Company, no such amendment or waiver shall, without the further approval of such shareholders, alter or change:

     9.3.1.1 The amount or kind of consideration to be received in exchange for any shares of capital stock of the Company; or

     9.3.1.2 Any material term of the certificate of incorporation of the Surviving Corporation.

     9.3.2 No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

     9.4 Expenses.

     9.4.1 Each of the parties hereto will bear and pay their respective fees and expenses incurred in connection with the proposed transaction, whether incurred prior to or after the date hereof, including, without limitation, accounting, legal, broker, investment banking and appraisal fees.

     9.4.2 The Company shall pay Buyer in immediately available funds the sum of $3,500,000 in the event that this Agreement is terminated, pursuant to Sections 8.1.6, 8.1.8, 8.1.9 or 8.1.10; provided that in any such event the payment of such amount shall constitute the sole recourse and remedy of Buyer and Merger Subsidiary with respect to any breach of a representation, warranty, covenant, or agreement by the Company. Payment of such funds shall occur within five business days after such termination of this Agreement.

     9.5 Successors and Assigns.

     The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto.

     9.6 Governing Law.

     Except to the extent that the laws of the province of Neuquen, Argentina and the States of Mississippi, Louisiana, Nevada and Delaware or other sovereign states or nations are mandatorily applicable to the Merger, this Agreement shall be construed in accordance with and governed by the law of the State of Minnesota.

     9.7 Counterparts; Effectiveness.

     This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

     9.8 Superseding Agreement, Parties in Interest.

     This Agreement, the exhibits hereto and the Schedules hereto delivered pursuant to this Agreement contain the entire agreement between the parties hereto with respect to the transactions contemplated herein and, except as provided herein, supersede all previous oral and written and all contemporaneous oral negotiations, commitments, writings and understandings other than Confidentiality Agreement, which shall remain in full force and effect. This Agreement is not intended to confer upon any other persons any rights or remedies hereunder, except Section 1.7, 1.8, 5.2, 5.3 and 5.4 hereof which shall inure to the benefit of and be enforceable by Indemnified Parties and the officers, directors, agents and employees of the Company.

     9.9 Schedules and Exhibits.

     All Schedules and Exhibits attached hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. An exception to a representation or warranty disclosed in any Schedule or elsewhere this Agreement shall constitute an exception to all other representations and warranties made in this Agreement even if such exception is not included in each such other representation, warranty or applicable Schedule.

     9.10 Invalid Provisions.

     If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (i) such provision will be fully severable, (ii) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (iii) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (iv) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                          HOLLYWOOD PARK, INC.

                                          By /s/ G. MICHAEL FINNIGAN
                                            Name: G. Michael Finnigan
                                            Title: CFO

                                          CASINO MAGIC CORP.

                                          By /s/ MARLIN F. TORGUSON
                                            Name: Marlin F. Torguson
                                            Title: Chairman of the Board

                                          HP ACQUISITION II, INC.

                                          By /s/ G. MICHAEL FINNIGAN
                                            Name: G. Michael Finnigan
                                            Title: CEO & CFO

                                                                         ANNEX C

[Wasserstein Perella & Co., Inc. Letterhead]
                                            Wasserstein Perella & Co. Inc.
                                            31 West 52nd Street
                                            New York, New York 10019-6118
                                            Telephone 212-969-2700
                                            Fax 212-969-7836

                                            February 19, 1998

Board of Directors
Casino Magic! Corp.
711 Casino Magic Drive
Bay St. Louis, MS 39520

Members of the Board:

     You have asked us to advise you with respect to the fairness, from a financial point of view, to the holders of the common stock, par value $0.01 per share (the "Shares"), of Casino Magic! Corp. (the "Company") of the $2.27 per share cash consideration (the "Consideration") to be received by such holders pursuant to the terms of the Agreement and Plan of Merger, dated as of February 19, 1998 (the "Merger Agreement"), among the Company, Hollywood Park, Inc. ("Parent"), and a subsidiary of the Parent ("Sub"). The Merger Agreement provides for, among other things, a merger of Sub with and into the Company (the "Merger") pursuant to which each outstanding Share will be converted into the right to receive the Consideration. The terms and conditions of the Merger are set forth in more detail in the Merger Agreement.

     In connection with rendering our opinion, we have reviewed the Offer to Purchase and the Merger Agreement and have participated in discussions and negotiations relating to the Merger on behalf of the Company. We have also reviewed and analyzed certain publicly available business and financial information relating to the Company for recent years and interim periods to date, as well as certain internal financial and operating information, including financial forecasts, analyses and projections prepared by or on behalf of the Company and provided to us for purposes of our analysis, and we have met with management of the Company to review and discuss such information and, among other matters, the Company's business, operations, assets, financial condition, expansion plans and future prospects. In addition, we have visited each of the Company's owned and operated facilities in the United States as well as the facilities of certain competitors in each respective market.

     We have reviewed and considered certain financial and stock market data relating to the Company, and we have compared that data with similar data for certain other companies, the securities of which are publicly traded, that we believe may be relevant or comparable in certain respects to the Company or one or more of its businesses or assets, and we have reviewed and considered the financial terms of certain recent acquisitions and business combination transactions in the gaming industry specifically, and in other industries generally, that we believe to be reasonably comparable to the Merger or otherwise relevant to our inquiry. We have also performed such other studies, analyses, and investigations and reviewed such other information as we considered appropriate for purposes of this opinion.

     In our review and analysis and in formulating our opinion, we have assumed and relied upon the accuracy and completeness of all the financial and other information provided to or discussed with us or publicly available, and we have not assumed any responsibility for independent verification of any of such information. We have also relied upon the reasonableness and accuracy of the financial projections, forecasts and analyses provided to us and we have assumed, with your consent, that such projections, forecasts and analyses were reasonably prepared in good faith and on bases reflecting the best currently available judgments and estimates of the Company's management, and we express no opinion with respect to such projections, forecasts and analyses or the assumptions upon which they are based. In addition, we have not reviewed any of the books and records of the Company, or for making or obtaining an independent valuation or appraisal of the assets or liabilities of the Company, and no such independent valuation or appraisal was provided to us. We have assumed that transactions described in the Merger Agreement will be consummated on the terms no less favorable to the Company than as set forth therein. Our opinion is necessarily based on economic and market conditions and other circumstances as they exist and can be evaluated by us as of the date hereof. In rendering this opinion, we are not expressing any opinion as to the price at which the Shares will actually trade at any time.

     As you know, WP&Co. served as lead manager with respect to $115 million of 13% First Mortgage Notes due 2003 with Contingent Interest issued in August 1996 by Casino Magic of Louisiana Corp., an indirect, wholly owned subsidiary of the Company. In addition, upon consummation of the Merger, we will receive a fee, a portion of which we received upon our engagement. In the ordinary course of our business, we may actively trade the debt and equity securities of the Company and Parent for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

     Our opinion addresses only the fairness from a financial point of view to the shareholders of the Company of the Consideration to be received by such shareholders pursuant to the Merger, and we do not express any views on any other terms of the Merger. Specifically, our opinion does not address the Company's underlying business decision to effect the transactions contemplated by the Merger Agreement. Furthermore, we are not expressing any opinion as to the fairness of the terms of the Irrevocable Proxy to which certain shareholders of the Company are to be bound.

     It is understood that this letter is for the benefit and use of the Board of Directors of the Company in its consideration of the Merger and except for inclusion in its entirety in a proxy statement relating to the Merger, may not be quoted, used or reproduced for any other purpose without our prior written consent. This opinion does not constitute a recommendation to any shareholder with respect to how such holder should vote with respect to the Merger, and should not be relied upon by any shareholder as such.

     Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, it is our opinion that as of the date hereof, the Consideration to be received by the shareholders of the Company pursuant to the Merger is fair to such shareholders from a financial point of view.

                                          Very truly yours,

                                          WASSERSTEIN PERELLA & CO., INC.

                                                                         ANNEX D

[WASSERSTEIN PERELLA & CO., INC. LETTERHEAD]

                                          Wasserstein Perella & Co., Inc.
                                          1999 Avenue of the Stars, Suite 2950
                                          Los Angeles, CA 90067
                                          Telephone 310-286-3300
                                          Fax 310-286-7270

                                                      August 4, 1998
Board of Directors of
Casino Magic! Corp.
711 Casino Magic Drive
Bay St. Louis, MS 39520

Members of the Board:

     You have asked us to confirm whether our opinion to the Board dated February 19, 1998 (our "Opinion") remains in effect. Capitalized terms used but not otherwise defined in this letter have the meanings ascribed thereto in the Opinion.

     In providing this confirmation, we have, in addition to the procedures and analyses described in our Opinion updated to the date hereof, reviewed the Company's Preliminary Proxy Statement dated August 4, 1998 and considered the information set forth therein with respect to developments that occurred following the delivery of our Opinion. For purposes hereof, we assume that the final form of the Proxy Statement will not differ in any material respect from the aforementioned draft.

     This confirmation is subject to all of the assumptions and limitations as are set forth in our Opinion. In particular, but without limiting the foregoing, our Opinion addressed and this confirmation addresses only the fairness from a financial point of view of the Consideration to be received by the shareholders of the Company pursuant to the Merger, and we did not and do not render any opinion as to the fairness to any other persons or of any other transactions.

     Based upon and subject to the foregoing, we hereby confirm that it remains our opinion that the Consideration to be received by the shareholders of the Company pursuant to the Merger is fair to such shareholders from a financial point of view.

                                          Very truly yours,

                                          /s/ WASSERSTEIN PERELLA & CO.,
                                          INC.

                                          WASSERSTEIN PERELLA & CO., INC.

                                                                         ANNEX E
[FURMAN SELZ LLC Letterhead]                Furman Selz LLC
                                            101 California Street, Suite 4300
                                            San Francisco, CA 94111
                                            Telephone 415-834-3600
                                            Fax 415-834-3688

                                            February 19, 1998
Special Independent Committee of
The Board of Directors
Casino Magic Corp.
711 Casino Magic Drive
Bay Saint Louis, MS 39520

Dear Sirs:

     We understand that Casino Magic Corp. (the "Company") and Hollywood Park, Inc. and/or its affiliates (together, the "Acquiror") propose to enter into an agreement and Plan of Merger ("the Agreement") in accordance with the term sheet (the "Bid Letter") which was furnished to us on February 13, 1998 and amended on February 19, 1998, whereby, among other things, the Acquiror will purchase all of the outstanding Common Stock of the Company. The consideration ("Consideration") to be paid for the Company is $2.27 cash for each outstanding share of the Company's Common Stock. The proposed transaction (the "Proposed Transaction") is subject to the approval of the holders of a majority of the shares of the Common Stock of the Company voting at a special meeting of stockholders to be called for such purpose.

     You have requested our opinion, as investment bankers, as to the fairness, from a financial point of view, to the shareholders of the Company, of the Consideration to be paid to the shareholders of the Company in the Proposed Transaction.

     In conducting our analysis and arriving at our opinion as described herein, we have reviewed and analyzed, among other things, the following:

     (i) the Bid Letter dated February 13, 1998 and amended on February 19, 1998, and the terms of the Proposed Transaction as set forth therein;

     (ii) the Company's Quarterly Report on Form 10-Q for the quarters ended September 30, 1997 and June 30, 1997;

     (iii) the Company's Annual Report on Form 10-K for the fiscal years ended December 31, 1996, December 31, 1995 and December 31, 1994;

     (iv) certain financial and operating information regarding the business, operations and prospects of the Company including projections, provided to us by the management of the Company;

     (v) a comparison of the consideration to be paid in the Proposed Transaction with the historic trading prices for the Common Stock of the Company and with the premium paid in certain other selected transactions that we deemed relevant;

     (vi) a chronology of certain Company events transpiring since January 1997, the time at which the Company engaged Wasserstein Perella to pursue strategic alternatives;

     (vii) a comparison of the historical and projected financial results and financial condition of the Company with those of other companies and businesses that we deemed relevant; and

     (viii) the financial terms of other selected transactions that we deemed relevant.

     We considered certain stock market data of the Company and compared that data with similar data for other publicly held companies in businesses similar to the Company. In addition, in arriving at our opinion, we have held discussions with selected members of senior management of the Company concerning its business, operations, assets, financial conditions and prospects. We also undertook such other studies, analyses and investigations as we deemed appropriate.

     In arriving at our opinion, we have not made, obtained or assumed any responsibility for any independent evaluation or appraisal of the properties and facilities or of the assets and liabilities (contingent or otherwise) of the Company. We have assumed and relied upon the accuracy and completeness of the financial and other information supplied to or otherwise used by us in arriving at our opinion and have not attempted independently to verify, or undertaken any obligation to verify, such information. We have assumed, in accordance with the Bid Letter, that the Acquiror has adequate resources to pay the Consideration in cash without qualification or contingencies.

     We have further relied upon the assurances of the management of the Company that they were not aware of any facts that would make such information inaccurate or misleading. In addition, we have assumed that the projections provided to us by the Company represent the best currently available estimates and judgment of the Company's management as to the future financial condition and results of operations of the Company, and have assumed that such projections have been reasonably prepared based on such currently available estimates and judgment. We assume no responsibility for and express no view as to such forecasts and projections of the assumptions on which they are based.

     We have assumed that the Agreement will conform to the Bid Letter and will contain customary representations, warranties and indemnities.

     Our opinion addresses the Consideration to be paid to the Company in the Proposed Transaction. We were not asked to, and did not, participate in any negotiations with the Acquiror with respect to the Proposed Transaction or advise management of the Company concerning the structuring or terms of the Proposed Transaction.

     We have also taken into account our assessment of general economic, market and financial conditions and our experience in similar transactions, as well as our experience in securities valuation in general. Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof.

     We do not express any view as to what the value of the Company's Common Stock will be upon completion of the Proposed Transaction, or the price at which the Company's Common Stock will trade prior to or subsequent to the closing of the Proposed Transaction.

     As you are aware, we will receive a fee for rendering our opinion. In the ordinary course of our business, we may trade in the equity securities of the Company for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities. The Company has agreed to indemnify us for certain liabilities that may arise out of the rendering of this opinion.

     The opinion is for the use and benefit of the Special Independent Committee of the Board of Directors of the Company in its consideration of the Proposed Transaction. The information set forth herein is confidential and may not be copied, summarized, or provided to any other party other than the Independent Committee with a prior written consent. The opinion is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote with respect to the Proposed Transaction. The opinion may be included in its entirety in any proxy statement with respect to the Proposed Transaction, but it may not be summarized, excerpted from or otherwise publicly referenced without our written consent.

     Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the Proposed Transaction is fair to the shareholders of the Company from a financial point of view.

                                          Very truly yours,
                                          /s/Gregory R. Brundage
                                          FURMAN SELZ LLC

                                                                         ANNEX F

[ING Baring Furman Selz LLC Letterhead]     ING Baring Furman Selz LLC
                                            101 California Street, Suite 4300
                                            San Francisco, CA 94111
                                            Telephone 415-834-3600
                                            Fax 415-834-3688

                                            August 4, 1998
Special Independent Committee of
The Board of Directors
Casino Magic Corp.
711 Casino Magic Drive
Bay Saint Louis, MS 39520

Dear Sirs:

     We understand that Casino Magic Corp. (the "Company") and Hollywood Park, Inc. and/or its affiliates (together, the "Acquiror") entered into an Agreement and Plan of Merger dated February 19, 1998 (the "Agreement"), whereby, among other things, the Acquiror will purchase all of the outstanding Common Stock of the Company. The consideration ("Consideration") to be paid for the Company is $2.27 cash for each outstanding share of the Company's Common Stock. The proposed transaction (the "Proposed Transaction") is subject to the approval of the holders of a majority of the shares of the Common Stock of the Company voting at a special meeting of stockholders to be called for such purpose.

     On February 19, 1998, we rendered an opinion, as investment bankers, as to the fairness, from a financial point of view, to the shareholders of the Company, of the Consideration to be paid to the shareholders of the Company in the Proposed Transaction. You have requested that we confirm such opinion.

     In conducting our analysis and confirming our opinion as described herein, we have reviewed and analyzed, among other things, the following, updated to the date hereof:

     (i) the Agreement, and the terms of the Proposed Transaction as set forth therein;

     (ii) the draft of the Company's Preliminary Proxy Statement dated August 4, 1998;

     (iii) the Company's Quarterly Report on Form 10-Q for the quarters ended June 30, 1998, March 31, 1998, September 30, 1997 and June 30, 1997;

     (iv) the Company's Annual Report on Form 10-K for the fiscal years ended December 31, 1997, December 31, 1996 and December 31, 1995;

     (v) certain financial and operating information regarding the business, operations and prospects of the Company including projections, provided to us by the management of the Company;

     (vi) a comparison of the consideration to be paid in the Proposed Transaction with the historic trading prices for the Common Stock of the Company and with the premium paid in certain other selected transactions that we deemed relevant;

     (vii) a chronology of certain Company events transpiring since January 1997, the time at which the Company engaged Wasserstein Perella & Co., Inc. to pursue strategic alternatives;

     (viii) a comparison of the historical and projected financial results and financial condition of the Company with those of other companies and businesses that we deemed relevant; and

     (ix) the financial terms of other selected transactions that we deemed relevant.

     We considered certain stock market data of the Company through the date hereof and compared that data with similar data for other publicly held companies in businesses similar to the Company. In addition, we have held discussions with selected members of senior management of the Company concerning its business, operations, assets, financial conditions and prospects. We also undertook such other studies, analyses and investigations as we deemed appropriate.

Special Independent Committee of
The Board of Directors
Casino Magic Corp.

August 4, 1998

Page  2

     We have not made, obtained or assumed any responsibility for any independent evaluation or appraisal of the properties and facilities or of the assets and liabilities (contingent or otherwise) of the Company. We have assumed and relied upon the accuracy and completeness of the financial and other information supplied to or otherwise used by us in arriving at our opinion and have not attempted independently to verify, or undertaken any obligation to verify, such information. We have assumed that the Acquiror has adequate resources to pay the Consideration in cash without qualification or contingencies.

     We have further relied upon the assurances of the management of the Company that they were not aware of any facts that would make such information inaccurate or misleading. In addition, we have assumed that the projections provided to us by the Company represent the best currently available estimates and judgment of the Company's management as to the future financial condition and results of operations of the Company, and have assumed that such projections have been reasonably prepared based on such currently available estimates and judgment. We assume no responsibility for and express no view as to such forecasts and projections of the assumptions on which they are based.

     This confirmation addresses the Consideration to be paid to the Company in the Proposed Transaction. We were not asked to, and did not, participate in any negotiations with the Acquiror with respect to the Proposed Transaction or advise management of the Company concerning the structuring or terms of the Proposed Transaction.

     We have also taken into account our assessment of general economic, market and financial conditions and our experience in similar transactions, as well as our experience in securities valuation in general. This confirmation is necessarily based upon conditions as they exist and can be evaluated on the date hereof.

     We do not express any view as to what the value of the Company's Common Stock will be upon completion of the Proposed Transaction, or the price at which the Company's Common Stock will trade prior to or subsequent to the closing of the Proposed Transaction.

     As you are aware, we will receive a fee for confirming our opinion. In the ordinary course of our business, we may trade in the equity securities of the Company for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities. The Company has agreed to indemnify us for certain liabilities that may arise out of the rendering of this opinion.

     This confirmation is for the use and benefit of the Special Independent Committee of the Board of Directors of the Company in its consideration of the Proposed Transaction. The information set forth herein is confidential and may not be copied, summarized, or provided to any other party other than the Independent Committee with a prior written consent. This confirmation is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote with respect to the Proposed Transaction. This confirmation may be included in its entirety in any proxy statement with respect to the Proposed Transaction, but it may not be summarized, excerpted from or otherwise publicly referenced without our written consent.

     Based upon and subject to the foregoing, we confirm that, as of the date hereof, it remains our opinion that the Proposed Transaction is fair to the shareholders of the Company from a financial point of view.

                                          Very truly yours,

                                          /s/ Gregory R. Brundage

                                          ING Baring Furman Selz LLC

                                                                         ANNEX G

                       MINNESOTA BUSINESS CORPORATION ACT

                               DISSENTERS' RIGHTS

302A.471.  RIGHTS OF DISSENTING SHAREHOLDERS

     SUBDIVISION 1. ACTIONS CREATING RIGHTS. A shareholder of a corporation may dissent from, and obtain payment for the fair value of the shareholder's shares in the event of, any of the following corporate actions:

     (a) An amendment of the articles that materially and adversely affects the rights or preferences of the shares of the dissenting shareholder in that it:

          (1) alters or abolishes a preferential right of the shares;

          (2) creates, alters, or abolishes a right in respect of the redemption of the shares, including a provision respecting a sinking fund for the redemption or repurchase of the shares;

          (3) alters or abolishes a preemptive right of the holder of the shares to acquire shares, securities other than shares, or rights to purchase shares or securities other than shares;

          (4) excludes or limits the right of a shareholder to vote on a matter, or to cumulate votes, except as the right may be excluded or limited through the authorization or issuance of securities of an existing or new class or series with similar or different voting rights; except that an amendment to the articles of an issuing public corporation that provides that section 302A.671 does not apply to a control share acquisition does not give rise to the right to obtain payment under this section;

     (b) A sale, lease, transfer, or other disposition of all or substantially all of the property and assets of the corporation, but not including a transaction permitted without shareholder approval in section 302A.661, subdivision 1, or a disposition in dissolution described in section 302A.725, subdivision 2, or a disposition pursuant to an order of a court, or a disposition for cash on terms requiring that all or substantially all of the net proceeds of disposition be distributed to the shareholders in accordance with their respective interests within one year after the date of disposition;

     (c) A plan of merger, whether under this chapter or under chapter 322B, to which the corporation is a party, except as provided in subdivision 3;

     (d) A plan of exchange, whether under this chapter or under chapter 322B, to which the corporation is a party as the corporation whose shares will be acquired by the acquiring corporation, if the shares of the shareholder are entitled to be voted on the plan; or

     (e) Any other corporate action taken pursuant to a shareholder vote with respect to which the articles, the bylaws, or a resolution approved by the board directs that dissenting shareholders may obtain payment for their shares.

     SUBD. 2. BENEFICIAL OWNERS. (a) A shareholder shall not assert dissenters' rights as to less than all of the shares registered in the name of the shareholder, unless the shareholder dissents with respect to all the shares that are beneficially owned by another person but registered in the name of the shareholder and discloses the name and address of each beneficial owner on whose behalf the shareholder dissents. In that event, the rights of the dissenter shall be determined as if the shares as to which the shareholder has dissented and the other shares were registered in the names of different shareholders.

     (b) The beneficial owner of shares who is not the shareholder may assert dissenters' rights with respect to shares held on behalf of the beneficial owner, and shall be treated as a dissenting shareholder under the terms of this section and section 302A.473, if the beneficial owner submits to the corporation at the time of or before the assertion of the rights a written consent of the shareholder.

SUBD. 3. RIGHTS NOT TO APPLY. (a) Unless the articles, the bylaws, or a resolution approved by the board otherwise provide, the right to obtain payment under this section does not apply to a shareholder of the surviving corporation in a merger, if the shares of the shareholder are not entitled to be voted on the merger.

     (b) If a date is fixed according to section 302A.445, subdivision 1, for the determination of shareholders entitled to receive notice of and to vote on an action described in subdivision 1, only shareholders as of the date fixed, and beneficial owners as of the date fixed who hold through shareholders, as provided in subdivision 2, may exercise dissenters' rights.

     SUBD. 4. OTHER RIGHTS. The shareholders of a corporation who have a right under this section to obtain payment for their shares do not have a right at law or in equity to have a corporate action described in subdivision 1 set aside or rescinded, except when the corporate action is fraudulent with regard to the complaining shareholder or the corporation.

302A.473.  PROCEDURES FOR ASSERTING DISSENTERS' RIGHTS

     SUBDIVISION 1. DEFINITIONS. (a) For purposes of this section, the terms defined in this subdivision have the meanings given them.

     (b) "Corporation" means the issuer of the shares held by a dissenter before the corporate action referred to in section 302A.471, subdivision 1 or the successor by merger of that issuer.

     (c) "Fair value of the shares" means the value of the shares of a corporation immediately before the effective date of the corporate action referred to in section 302A.471, subdivision 1.

     (d) "Interest" means interest commencing five days after the effective date of the corporate action referred to in section 302A.471, subdivision 1, up to and including the date of payment, calculated at the rate provided in section
549.09 for interest on verdicts and judgments.

     SUBD. 2. NOTICE OF ACTION. If a corporation calls a shareholder meeting at which any action described in section 302A.471, subdivision 1 is to be voted upon, the notice of the meeting shall inform each shareholder of the right to dissent and shall include a copy of section 302A.471 and this section and a brief description of the procedure to be followed under these sections.

     SUBD. 3. NOTICE OF DISSENT. If the proposed action must be approved by the shareholders, a shareholder who is entitled to dissent under section 302A.471 and who wishes to exercise dissenters' rights must file with the corporation before the vote on the proposed action a written notice of intent to demand the fair value of the shares owned by the shareholder and must not vote the shares in favor of the proposed action.

     SUBD. 4. NOTICE OF PROCEDURE; DEPOSIT OF SHARES. (a) After the proposed action has been approved by the board and, if necessary, the shareholders, the corporation shall send to all shareholders who have complied with subdivision 3 and to all shareholders entitled to dissent if no shareholder vote was required, a notice that contains:

          (1) The address to which a demand for payment and certificates of certificated shares must be sent in order to obtain payment and the date by which they must be received;

          (2) Any restrictions on transfer of uncertificated shares that will apply after the demand for payment is received;

          (3) A form to be used to certify the date on which the shareholder, or the beneficial owner on whose behalf the shareholder dissents, acquired the shares or an interest in them and to demand payment; and

          (4) A copy of section 302A.471 and this section and a brief description of the procedures to be followed under these sections.

     (b) In order to receive the fair value of the shares, a dissenting shareholder must demand payment and deposit certificated shares or comply with any restrictions on transfer of uncertificated shares within 30 days after the notice required by paragraph (a) was given, but the dissenter retains all other rights of a shareholder until the proposed action takes effect.

     SUBD. 5. PAYMENT; RETURN OF SHARES. (a) After the corporate action takes effect, or after the corporation receives a valid demand for payment, whichever is later, the corporation shall remit to each dissenting shareholder who has complied with subdivisions 3 and 4 the amount the corporation estimates to be the fair value of the shares, plus interest, accompanied by:

          (1) The corporation's closing balance sheet and statement of income for a fiscal year ending not more than 16 months before the effective date of the corporate action, together with the latest available interim financial statements;

          (2) An estimate by the corporation of the fair value of the shares and a brief description of the method used to reach the estimate; and

          (3) A copy of section 302A.471 and this section, and a brief description of the procedure to be followed in demanding supplemental payment.

     (b) The corporation may withhold the remittance described in paragraph (a) from a person who was not a shareholder on the date the action dissented from was first announced to the public or who is dissenting on behalf of a person who was not a beneficial owner on that date. If the dissenter has complied with subdivisions 3 and 4, the corporation shall forward to the dissenter the materials described in paragraph (a), a statement of the reason for withholding the remittance, and an offer to pay to the dissenter the amount listed in the materials if the dissenter agrees to accept that amount in full satisfaction. The dissenter may decline the offer and demand payment under subdivision 6. Failure to do so entitles the dissenter only to the amount offered. If the dissenter makes demand, subdivisions 7 and 8 apply.

     (c) If the corporation fails to remit payment within 60 days of the deposit of certificates or the imposition of transfer restrictions on uncertificated shares, it shall return all deposited certificates and cancel all transfer restrictions. However, the corporation may again give notice under subdivision 4 and require deposit or restrict transfer at a later time.

     SUBD. 6. SUPPLEMENTAL PAYMENT; DEMAND. If a dissenter believes that the amount remitted under subdivision 5 is less than the fair value of the shares plus interest, the dissenter may give written notice to the corporation of the dissenter's own estimate of the fair value of the shares, plus interest, within 30 days after the corporation mails the remittance under subdivision 5, and demand payment of the difference. Otherwise, a dissenter is entitled only to the amount remitted by the corporation.

     SUBD. 7. PETITION; DETERMINATION. If the corporation receives a demand under subdivision 6, it shall, within 60 days after receiving the demand, either pay to the dissenter the amount demanded or agreed to by the dissenter after discussion with the corporation or file in court a petition requesting that the court determine the fair value of the shares, plus interest. The petition shall be filed in the county in which the registered office of the corporation is located, except that a surviving foreign corporation that receives a demand relating to the shares of a constituent domestic corporation shall file the petition in the county in this state in which the last registered office of the constituent corporation was located. The petition shall name as parties all dissenters who have demanded payment under subdivision 6 and who have not reached agreement with the corporation. The corporation shall, after filing the petition, serve all parties with a summons and copy of the petition under the rules of civil procedure. Nonresidents of this state may be served by registered or certified mail or by publication as provided by law. Except as otherwise provided, the rules of civil procedure apply to this proceeding. The jurisdiction of the court is plenary and exclusive. The court may appoint appraisers, with powers and authorities the court deems proper, to receive evidence on and recommend the amount of the fair value of the shares. The court shall determine whether the shareholder or shareholders in question have fully complied with the requirements of this section, and shall determine the fair value of the shares, taking into account any of all factors the court finds relevant, computed by any method or combination of methods that the court, in its discretion, sees fit to use whether or not used by the corporation or by a dissenter. The fair value of the shares as determined by the court is binding on all shareholders, wherever located. A dissenter is entitled to judgment in cash for the amount by which the fair value of the shares as determined by the court, plus interest, exceeds the amount, if any, remitted under subdivision 5, but shall not be liable to the corporation for the amount, if any, by which the amount, if any, remitted to the dissenter under subdivision 5 exceeds the fair value of the shares as determined by the court, plus interest.

     SUBD. 8. COSTS; FEES; EXPENSES. (a) The court shall determine the costs and expenses of a proceeding under subdivision 7, including the reasonable expenses and compensation of any appraisers appointed by the court, and shall assess those costs and expenses against the corporation, except that the court may assess part or all of those costs and expenses against a dissenter whose action in demanding payment under subdivision 6 is found to be arbitrary, vexatious, or not in good faith.

     (b) If the court finds that the corporation has failed to comply substantially with this section, the court may assess all fees and expenses of any experts or attorneys as the court deems equitable. These fees and expenses may also be assessed against a person who has acted arbitrarily, vexatiously, or not in good faith in bringing the proceeding, and may be awarded to a party injured by those actions.

     (c) The court may award, in its discretion, fees and expenses to an attorney for the dissenters out of the amount awarded to the dissenters, if any.

                                  1998 - PROXY
                               CASINO MAGIC CORP.
        THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND
                        MANAGEMENT OF CASINO MAGIC CORP.

         The undersigned, revoking all prior proxies, hereby appoints Marlin F. Torguson and James E. Ernst or either of them, as proxies, with full power of substitution, to vote all shares of common stock of Casino Magic Corp. (the "Company") which the undersigned is entitled to vote at the Annual Meeting of Shareholders of Casino Magic Corp., to be held on the 9th Floor, Casino Magic Hotel at 195 East Beach Blvd., Biloxi, Mississippi 39520 on September 9, 1998 at 2:30 p.m., or at any adjournment thereof, and hereby instructs said proxies to vote said shares as specified below:

          1.   To approve the Merger Agreement dated February 19, 1998 among the Company, Hollywood Park,
               Inc. and HP Acquisition II, Inc. and the related Plan of Merger between the Company and HP
               Acquisition II, Inc.
                        [ ] FOR              [ ] AGAINST              [ ] ABSTAIN
          2.   Election of  FOR [ ] all nominees listed below           WITHHOLD AUTHORITY [ ]
               Directors    (except as marked to the contrary below).   to vote for all nominees listed
                                                                        below.
          (INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THE
          NOMINEE'S NAME IN THE LIST BELOW.)
          Marlin F. Torguson   James E. Ernst   Roger H. Frommelt   E. Thomas Welch
          3.   In their discretion, the proxies are authorized to vote upon other business of which the Board of Directors is presently unaware and which may properly come before the meeting, and for the election of any person as a member of the Board of Directors if a nominee named in the accompanying Proxy Statement is unable to serve or for good cause will not serve.

            [ ] FOR              [ ] AGAINST              [ ] ABSTAIN

                                      OVER

         THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS AND MANAGEMENT OF CASINO MAGIC CORP.

         IF NO INSTRUCTIONS ARE GIVEN ON PROPOSAL 1, THIS PROXY WILL BE VOTED IN FAVOR OF PROPOSAL 1 UNLESS THE UNDERSIGNED SHAREHOLDER HAS NOTIFIED THE COMPANY OF THE SHAREHOLDER'S DESIRE TO EXERCISE DISSENTER'S RIGHTS PRIOR TO A VOTE ON PROPOSAL 1. IF NO INSTRUCTIONS ON PROPOSAL 1 ARE GIVEN, AND IF NOTICE OF THE EXERCISE OF DISSENTERS' RIGHTS IS PROVIDED, THE PROXY WILL BE VOTED AS AN ABSTENTION ON PROPOSAL 1.

         THIS PROXY WILL BE VOTED IN FAVOR OF THE ELECTION OF THE FOUR NOMINEES AND FOR PROPOSAL 3 UNLESS OTHER INSTRUCTIONS ARE GIVEN.

                                             -----------------------------
                                             (Signature)

                                             -----------------------------
                                             (Signature)

                                             Dated:                 , 1998
                                                    ----------------

                                             Please sign exactly as your
                                             name appears hereon; if stock
                                             is held jointly, each owner
                                             must sign. When signing as
                                             executor, trustee, guardian,
                                             attorney, agent or proxy,
                                             please indicate title.

                                             PLEASE SIGN, DATE AND RETURN
                                             THIS PROXY PROMPTLY.